Exhibit 99.1

DELL TECHNOLOGIES INC.
REVISED ITEMS OF FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 2, 2018

Unless the context indicates otherwise, references in this report to "we," "us," "our," the "Company," and "Dell Technologies" mean Dell Technologies Inc. and its consolidated subsidiaries, references to "Dell" mean Dell Inc. and Dell Inc.'s consolidated subsidiaries, and references to "EMC" mean EMC Corporation and EMC Corporation's consolidated subsidiaries.

Our fiscal year is the 52- or 53-week period ending on the Friday nearest January 31. We refer to our fiscal years ended February 2, 2018 and February 3, 2017 as "Fiscal 2018" and "Fiscal 2017," respectively. Fiscal 2018 included 52 weeks. Fiscal 2017 included 53 weeks, with the extra week included in the fourth quarter of Fiscal 2017.

PART I

ITEM 1 — BUSINESS

Business

Dell Technologies is a leading global end-to-end technology provider, with a comprehensive portfolio of IT hardware, software and service solutions spanning both traditional infrastructure and emerging, multi-cloud technologies that enable our customers to meet the business needs of tomorrow. We operate eight complementary businesses: our Infrastructure Solutions Group and our Client Solutions Group, as well as VMware, Inc., Pivotal Software, Inc. ("Pivotal"), SecureWorks Corp. ("SecureWorks"), RSA Security LLC ("RSA Security"), Virtustream, Inc. ("Virtustream"), and Boomi, Inc. ("Boomi"). Together, our strategically aligned family of businesses operates in close coordination across key functional areas such as product development, go-to-market and global services, and are supported by Dell Financial Services. We believe this operational philosophy enables our platform to seamlessly deliver differentiated and holistic IT solutions to our customers, which has driven significant revenue growth and share gains.

As a result of our significant transformation since the going-private transaction in 2013, Dell Technologies today operates on an extraordinary scale with an unmatched breadth of complementary offerings. Digital transformation has become essential to all businesses, and we have expanded our portfolio to include holistic solutions that enable our customers to drive their ongoing digital transformation initiatives. Dell Technologies’ integrated solutions help customers modernize their IT infrastructure, address workforce transformation, and provide critical security solutions to protect against the ever increasing and evolving security threats. With our extensive portfolio and our commitment to innovation, we have the ability to offer secure, integrated solutions that extend from the intelligent edge to the multi-cloud data center ecosystem, and we are at the forefront of the software-defined and cloud-native infrastructure era. Our end-to-end portfolio is supported by a differentiated go-to-market engine, which includes a 40,000-person sales force and 150,000 channel partners across 180 countries, and a world-class supply chain that together drive revenue growth and operating efficiencies.

Products and Services

We design, develop, manufacture, market, sell, and support a wide range of hardware, software, and services. We are organized into the following business units, which are our reportable segments: Infrastructure Solutions Group; Client Solutions Group; and VMware.

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Infrastructure Solutions Group ("ISG") — ISG enables the digital transformation of our customers through our trusted multi-cloud and big data solutions, which are built upon a modern data center infrastructure. Our comprehensive portfolio of advanced storage solutions includes traditional storage solutions as well as next-generation storage solutions (such as all-flash arrays, scale-out file, object platforms, and software-defined solutions), while our server portfolio includes high-performance rack, blade, tower, and hyperscale servers. Our networking portfolio helps our business customers transform and modernize their infrastructure, mobilize and enrich end-user experiences, and accelerate business applications and processes. Our strengths in server, storage and virtualization software solutions enable us to offer leading converged and hyper-converged solutions, allowing our customers to accelerate their IT transformation by acquiring scalable integrated IT solutions instead of building and assembling their own IT platforms. ISG also offers attached software, peripherals, and services, including support and deployment, configuration, and extended warranty services.

ISG previously included Virtustream product and service offerings. Virtustream's cloud software and infrastructure-as-a-service solutions enable customers to migrate, run, and manage mission-critical applications in cloud-based IT environments, and represent a key element of our strategy to help customers support their applications in a variety of cloud-native environments. Beginning in the first quarter of Fiscal 2019, the Company made certain segment reporting changes, which included the movement of Virtustream's results from ISG to other businesses. None of these changes impacted the Company's previously reported consolidated financial results, but the Company's segment results have been recast to reflect this change.

We are currently working to simplify our storage portfolio, with the goal of ensuring that we deliver the technology needed for our customers' digital transformation. We anticipate that these changes will take two to three years to execute. As our storage portfolio evolves, we will continue to support our current portfolio of storage solutions.

Approximately half of ISG revenue is generated by sales to customers in the Americas, with the remaining portion derived from sales to customers in the Europe, Middle East, and Africa region ("EMEA") and the Asia-Pacific and Japan region ("APJ").

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Client Solutions Group ("CSG") — CSG includes branded hardware (such as personal computers ("PCs"), workstations, and notebooks) and branded peripherals (such as monitors and projectors), as well as third-party software and peripherals. Our computing devices are designed with our commercial and consumer customers' needs in mind, and we seek to optimize performance, reliability, manageability, design, and security. In addition to our traditional PC business, we also have a portfolio of thin client offerings that we believe will allow us to benefit from the growth trends in cloud computing. CSG hardware and services also provide the architecture to enable the Internet of Things and connected ecosystems to securely and efficiently capture massive amounts of data for analytics and actionable insights for customers. CSG also offers attached services, including support and deployment, configuration, and extended warranty services.

Approximately half of CSG revenue is generated by sales to customers in the Americas, with the remaining portion derived from sales to customers in EMEA and APJ.

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VMware — The VMware reportable segment ("VMware") reflects the operations of VMware, Inc. (NYSE: VMW) within Dell Technologies. See Exhibit 99.2 filed with this report for further details on the differences between VMware reportable segment results and VMware, Inc. results.

VMware provides compute, management, cloud, networking and security, storage, mobility, and other end-user computing infrastructure software to businesses that provides a flexible digital foundation for the applications that empower businesses to serve their customers globally. VMware has continued to broaden its product and solution offerings beyond software-defined compute software to enable customers to modernize data centers, integrate public clouds, transform networking and security, and empower digital workspaces.

Approximately half of VMware revenue is generated by sales to customers in the United States.

Our other businesses, described below, consist of product and service offerings of Pivotal, SecureWorks, RSA Security, Virtustream, and Boomi. These businesses are not classified as reportable segments, either individually or collectively, as the results of the businesses are not material to our overall results and the businesses do not meet the criteria for reportable segments.

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Pivotal (NYSE: PVTL) provides a leading cloud-native platform that makes software development and IT operations a strategic advantage for customers. Pivotal's cloud-native platform, Pivotal Cloud Foundry, accelerates and streamlines software development by reducing the complexity of building, deploying and operating new cloud-native applications and modernizing legacy applications. On April 24, 2018, Pivotal completed a registered underwritten initial public offering of its Class A common stock.

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SecureWorks (NASDAQ: SCWX) is a leading global provider of intelligence-driven information security solutions singularly focused on protecting its clients from cyber attacks. SecureWorks’s solutions enable organizations of varying size and complexity to fortify their cyber defenses to prevent security breaches, detect malicious activity in near real time, prioritize and respond rapidly to security incidents and predict emerging threats.

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RSA Security provides essential cybersecurity solutions engineered to enable organizations to detect, investigate, and respond to advanced attacks, confirm and manage identities, and, ultimately, help reduce IP theft, fraud, and cybercrime.

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Virtustream offers cloud software and infrastructure-as-a-service solutions that enable customers to migrate, run, and manage mission-critical applications in cloud-based IT environments, which is a key element of our strategy to help customers support their applications in a variety of cloud-native environments. Beginning in the first quarter of Fiscal 2019, Virtustream results are reported within other businesses, rather than within ISG. This change in reporting structure did not impact our previously reported consolidated financial results, but our prior period segment results have been recast to reflect the change.

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Boomi specializes in cloud-based integration, connecting information between existing on-premise and cloud-based applications to ensure that business processes are optimized, data is accurate, and workflow is reliable.

See Note 22 of the Notes to the Consolidated Financial Statements included in this report for more information about our other businesses.

For further discussion regarding our current reportable segments, see "Part II — Item 7 —Management's Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Business Unit Results."

Dell Financial Services

Dell Financial Services and its affiliates ("DFS") supports our businesses by offering and arranging various financing options and services for our customers in North America, Europe, Australia, and New Zealand. DFS originates, collects, and services customer receivables primarily related to the purchase of our product, software, and service solutions. DFS further strengthens our customer relationships through its flexible consumption models, which enable us to offer our customers the option to pay over time and, in certain cases, based on utilization, providing them with financial flexibility to meet their changing technological requirements. The results of these operations are allocated to our segments based on the underlying product or service financed. For additional information about our financing arrangements, see Note 7 of the Notes to the Consolidated Financial Statements included in this report.

Research and Development

We focus on developing scalable technology solutions that incorporate highly desirable features and capabilities at competitive prices. We employ a collaborative approach to product design and development in which our engineers, with direct customer input, design innovative solutions and work with a global network of technology companies to architect new system designs, influence the direction of future development, and integrate new technologies into our products. We manage our research and development ("R&D") spending by targeting those innovations and products that we believe are most valuable to our customers and by relying on the capabilities of our strategic relationships. Through this collaborative, customer-focused approach, we strive to deliver new and relevant products to the market quickly and efficiently. Additionally, from time to time, we make strategic investments in publicly-traded and privately-held companies that develop software, hardware, and other technologies or provide services supporting our technologies.

VMware represents a significant portion of our R&D activities and has assembled an experienced group of developers with systems management, public and private cloud, desktop, digital mobility, security, applications, software-as-a-service, networking, storage, and open source software expertise. VMware also has strong ties to leading academic institutions around the world, and invests in joint research with academia. Product development efforts are prioritized through a combination of engineering-driven innovation and customer- and market-driven feedback.

Dell Technologies has a global R&D presence, with total R&D expenses of $4.4 billion and $2.6 billion for Fiscal 2018 and Fiscal 2017, respectively. These investments reflect our commitment to R&D activities that ultimately support our mission: to help our customers build their digital future and to transform IT.

Manufacturing and Materials

We own manufacturing facilities located in the United States, Malaysia, China, Brazil, India, Poland, and Ireland. See "Item 2 — Properties" in our Annual Report on Form 10-K for the fiscal year ended February 2, 2018 for information about our manufacturing and distribution facilities.
We also utilize contract manufacturers throughout the world to manufacture or assemble our products under the Dell Technologies brand as part of our strategy to enhance our variable cost structure and to achieve our goals of generating cost efficiencies, delivering products faster, better serving our customers, and enhancing our world-class supply chain.
Our manufacturing process consists of assembly, software installation, functional testing, and quality control. We conduct operations utilizing a formal, documented quality management system to ensure that our products and services satisfy customer needs and expectations. Testing and quality control are also applied to components, parts, sub-assemblies, and systems obtained from third-party suppliers.
Our quality management system is maintained through the testing of components, sub-assemblies, software, and systems at various stages in the manufacturing process. Quality control procedures also include a burn-in period for completed units after assembly, ongoing production reliability audits, failure tracking for early identification of production and component problems, and information from customers obtained through services and support programs. This system is certified to the ISO 9001 International Standard that includes most of our global sites that design, manufacture, and service our products.
Our order fulfillment, manufacturing, and test facilities in Massachusetts, North Carolina, and Ireland are certified to the ISO 14001 International Standard for environmental management systems and also have achieved OHSAS 18001 certification, an international standard for facilities with world-class safety and health management systems. These internationally-recognized endorsements of ongoing quality and environmental management are among the highest levels of certifications available. We also have implemented Lean Six Sigma methodologies to ensure that the quality of our designs, manufacturing, test processes, and supplier relationships are continually improved.
We maintain a robust Supplier Code of Conduct, actively manage recycling processes for our returned products, and are certified by the Environmental Protection Agency as a Smartway Transport Partner.

We purchase materials, supplies, product components, and products from a large number of qualified suppliers. In some cases, where multiple sources of supply are not available, we rely on single-source or a limited number of sources of supply if we believe it is advantageous to do so because of performance, quality, support, delivery, capacity, or price considerations. We believe that any disruption that may occur because of our dependence on single- or limited-source vendors would not disproportionately disadvantage us relative to our competitors. See "Item 1A — Risk Factors — Risk Factors Relating to Our Business — Reliance on vendors for products and components, many of which are single-source or limited-source suppliers, could harm Dell Technologies' business by adversely affecting product availability, delivery, reliability, and cost" in our Annual Report on Form 10-K for the fiscal year ended February 2, 2018 for information about the risks associated with Dell Technologies' use of single- or limited-source suppliers.

Geographic Operations

Our global corporate headquarters is located in Round Rock, Texas. We have operations and conduct business in many countries located in the Americas, Europe, the Middle East, Asia, and other geographic regions. To increase our global presence, we continue to focus on emerging markets outside of the United States, Western Europe, Canada, and Japan. We continue to view these geographical markets, which include the vast majority of the world's population, as a long-term growth opportunity. Accordingly, we pursue the development of technology solutions that meet the needs of these markets. Our expansion in emerging markets creates additional complexity in coordinating the design, development, procurement, manufacturing, distribution, and support of our product and services offerings. For information about the amount of net revenue we generated from our operations outside of the United States during the last three fiscal years, see Note 22 of the Notes to the Consolidated Financial Statements included in this report.

Competition

We operate in an industry in which there are rapid technological advances in hardware, software, and services offerings. We face ongoing product and price competition in all areas of our business, including from both branded and generic competitors. We compete based on our ability to offer customers competitive, scalable, and integrated solutions that provide the most current and desired product and services features at a competitive price. We closely monitor market pricing and solutions trends, including the effect of foreign exchange rate movements, in an effort to provide the best value for our customers. We believe that our strong relationships with our customers and channel partners allow us to respond quickly to changing customer needs and other macroeconomic factors.

The markets in which we compete are highly competitive and are comprised of large and small companies across all areas of our business. We believe that new businesses will continue to enter these markets and develop technologies that, if commercialized, may compete with our products and services. Moreover, current competitors may enter into new strategic relationships with new or existing competitors, which may further increase the competitive pressures. See "Item 1A — Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended February 2, 2018 for information about our competitive risks.

Sales and Marketing

We operate a diversified business model with the majority of our revenue and operating income derived from commercial clients that consist of large enterprises, small and medium-sized businesses, and public sector customers. We sell products and services directly to customers and through other sales channels, such as value-added resellers, system integrators, distributors, and retailers. During Fiscal 2018, our other sales channels contributed approximately 50% of our net revenue.

Our customers include large global and national corporate businesses, public institutions that include government, educational institutions, healthcare organizations, and law enforcement agencies, small and medium-sized businesses, and consumers. Our sales efforts are organized around the evolving needs of our customers, and our marketing initiatives reflect this focus. We believe that our unified global sales and marketing team creates a sales organization that is more customer-focused, collaborative, and innovative. Our go-to-market strategy includes a direct business model, as well as channel distribution. Our direct business model emphasizes direct communication with customers, thereby allowing us to refine our products and marketing programs for specific customers groups, and we continue to pursue this strategy. In addition to our direct business model, we rely on a network of channel partners to sell our products and services, enabling us to efficiently serve a greater number of customers.

We market our products and services to small and medium-sized businesses and consumers through various advertising media. To react quickly to our customers' needs, we track our Net Promoter Score, a customer loyalty metric that is widely used across various industries. Increasingly, we also engage with customers through our social media communities on www.delltechnologies.com and in external social media channels.

For large business and institutional customers, we maintain a field sales force throughout the world. Dedicated account teams, which include technical sales specialists, form long-term relationships to provide our largest customers with a single source of assistance, develop tailored solutions for these customers, position the capabilities of Dell Technologies, and provide us with customer feedback. For these customers, we offer several programs designed to provide single points of contact and accountability with dedicated account managers, special pricing, and consistent service and support programs. We also maintain specific sales and marketing programs targeting federal, state, and local governmental agencies, as well as healthcare and educational customers.

Patents, Trademarks, and Licenses

As of February 2, 2018, we held a worldwide portfolio of 14,381 patents and had an additional 9,060 patent applications pending. Of those amounts, VMware, Inc. owned 2,183 patents and had an additional 2,763 patent applications pending. We also hold licenses to use numerous third-party patents. To replace expiring patents, we obtain new patents through our ongoing research and development activities. The inventions claimed in our patents and patent applications cover aspects of our current and possible future computer system products, manufacturing processes, and related technologies. Our product, business method, and manufacturing process patents may establish barriers to entry in many product lines. Although we use our patented inventions and also license them to others, we are not substantially dependent on any single patent or group of related patents. We have entered into a variety of intellectual property licensing and cross-licensing agreements and software licensing agreements with other companies. We anticipate that our worldwide patent portfolio will continue to be of value in negotiating intellectual property rights with others in the industry.

We have obtained U.S. federal trademark registration for the Dell word mark and logo mark and the VMware word and logo mark.  We have pending applications to register Dell EMC word marks. As of February 2, 2018, we owned registrations for 336 of our other trademarks in the United States and had pending applications for registration of 64 other trademarks. We believe that the DELL, Dell EMC, and VMware word marks and logo marks in the United States are material to our operations. As of February 2, 2018, we also had applied for, or obtained registration of, the DELL word mark and several other marks in approximately 184 other countries.

From time to time, other companies and individuals assert exclusive patent, copyright, trademark, or other intellectual property rights to technologies or marks that are alleged to be relevant to the technology industry or our business. We evaluate each claim relating to our products and, if appropriate, seek a license to use the protected technology. The licensing agreements generally do not require the licensor to assist us in duplicating the licensor's patented technology, nor do the agreements protect us from trade secret, copyright, or other violations by us or our suppliers in developing or selling the licensed products.
Unless otherwise noted, trademarks appearing in this report are owned by us. We disclaim proprietary interest in the marks and names of others. Net Promoter Score is a trademark of Satmetrix Systems, Inc., Bain & Company, Inc., and Fred Reichheld.

Government Regulation and Sustainability

Government Regulation — Our business is subject to regulation by various U.S. federal and state governmental agencies and other governmental agencies. Such regulation includes the activities of the U.S. Federal Communications Commission; the anti-trust regulatory activities of the U.S. Federal Trade Commission, the U.S. Department of Justice, and the European Union; the consumer protection laws and financial services regulation of the U.S. Federal Trade Commission and various state governmental agencies; the export regulatory activities of the U.S. Department of Commerce and the U.S. Department of the Treasury; the import regulatory activities of the U.S. Customs and Border Protection; the product safety regulatory activities of the U.S. Consumer Product Safety Commission and the U.S. Department of Transportation; the health information privacy and security requirements of the U.S. Department of Health and Human Services; and the environmental, employment and labor, and other regulatory activities of a variety of governmental authorities in each of the countries in which we conduct business. We were not assessed any material environmental fines, nor did we have any material environmental remediation or other environmental costs, during Fiscal 2018.

Our Philosophy on Sustainability: Building a Legacy of Good — One of the core tenets of Dell Technologies is the belief that technology should drive human progress. We remain committed to putting our technology and expertise to work where it can do the most good for people and our planet. This commitment is intimately tied to our business goals of driving growth, helping mitigate risk, and ensuring business opportunities by building our brand. Based on the idea that we all win when we create shared value, we created the Legacy of Good plan to build on the strengths throughout our value chain to create social, environmental, and economic value by uniting our purpose with our business objectives. The plan features 22 bold goals for the year 2020 across the material areas of our business, ultimately setting the agenda for building a better future where everyone can reach their full potential while sharing in and supporting the common good.

The following are key areas of focus in our Legacy of Good plan:

Creating Net Positive Outcomes — Creating net positive outcomes means putting back more into society, the environment, and the global economy than we take out. In particular, we focus on helping customers harness the power of technology to deliver better social and environmental outcomes.

Energy Efficiency — We have set a goal to reduce the energy intensity of our entire product portfolio by 80% by 2020.

Technology Take-back, Reuse, and Recycling — We begin thinking about recycling at the design phase, asking our product engineers to work with recyclers to understand how to make products easy to repair or disassemble for recycling. When our products reach the end of their life cycles, we make it easy for customers to recycle their obsolete electronic equipment.

Circular Economy and Design for the Environment — Recycling, reuse, and closed-loop manufacturing form the bedrock of the circular economy, ensuring that materials already in circulation stay in the economy instead of exiting as waste. Within our own operations, we look at how materials can be used, or reused, in ways that extend their value.

Reducing Our Footprint, Caring for Our Planet — We are focused on reducing the impact of our operations on the environment. Our teams examine practices and processes throughout our facilities to identify other opportunities for greater efficiency. Many of our locations purchase some or all of their electricity from renewable sources and many of our manufacturing facilities are approaching zero waste to landfill.

Further, Dell Technologies is committed to maintaining the vitality of our oceans with our work concerning ocean-bound plastics used in our supply chain. We have made a pledge to the United Nations to increase our annual use of ocean plastics by 10 times by 2025 and to help build further demand by convening a working group with other manufacturers to create an open-source ocean plastics supply chain. To that end, during Fiscal 2018, we partnered to bring together a cross-industry consortium of global companies that also are committed to scaling the use of ocean-bound plastics.

Social and Environmental Responsibility ("SER") in the Supply Chain — We are committed to responsible business practices and hold ourselves and our suppliers to a high standard of excellence. We work in partnership with our suppliers to reduce risks that could lead to harm of workers, production suspensions, factory shut-downs, or environmental damage. All of our suppliers must agree to our global supplier principles and accept the Electronic Industry Citizenship Coalition Code of Conduct. Additionally, we are committed to a conflict-free mineral supply chain.

Youth Learning — Technology skills are critical to continued innovation and can have a profound effect on our businesses, communities, and sustainability. We have a strong commitment to Science, Technology, Engineering, and Math ("STEM") and other youth learning activities, providing funding, volunteer time, and technology to underserved populations.

Partnering with TGen on Technology for Good — Together with the Translational Genomics Research Institute ("TGen"), we are changing the paradigm in the treatment of childhood cancers. We developed the Genomic Data Analysis Platform — a complete high-performance computing infrastructure solution uniquely designed to meet the needs of genomic data collection and analysis. Over the past six years, we have increased computational capacity over three times, and increased storage speeds and capacity to over four times that of the original systems, thereby reducing the time it takes to sequence a genome from multiple weeks to just six hours.

The Fiscal 2018 Corporate Social Responsibility Report is available at www.dell.com/crreport. The VMware Fiscal 2017 Global Impact Report is available at www.vmware.com/company/sustainability, and the Fiscal 2018 report is expected to be available in September 2018.

Product Backlog

We believe that product backlog is not a meaningful indicator of net revenue that can be expected for any period. Our business model generally gives us flexibility to manage product backlog at any point in time by expediting shipping or prioritizing customer orders toward products that have shorter lead times, thereby reducing product backlog and increasing current period revenue. Moreover, product backlog at any point in time may not result in the generation of any predictable amount of net revenue in any subsequent period, as unfilled orders can generally be canceled at any time by the customer. Product backlog at any point in time may not result in the generation of any predictable amount of net revenue in any subsequent period.

Employees

At the end of Fiscal 2018, we had approximately 145,000 total full-time employees, approximately 22,000 of whom were employees of VMware, Inc. In comparison, at the end of Fiscal 2017, we had approximately 138,000 total full-time employees, approximately 20,000 of whom were employees of VMware, Inc. At the end of Fiscal 2018, approximately 39% of our full-time employees were located in the United States and approximately 61% were located in other countries.

Corporate Information

We are a holding company that conducts our operations through subsidiaries.

We were incorporated in the state of Delaware on January 31, 2013 under the name Denali Holding Inc. in connection with Dell's going-private transaction, which was completed in October 2013. We changed our name to Dell Technologies Inc. on August 25, 2016. The mailing address of our principal executive offices is One Dell Way, Round Rock, Texas 78682. Our telephone number is 1-800-289-3355.

Our website address is www.delltechnologies.com.  We make available free of charge through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and all amendments to those reports, as soon as reasonably practicable after we electronically file or furnish reports with the Securities and Exchange Commission ("SEC"). The contents of our website are not a part of this annual report on Form 10-K.

DHI Group and Class V Group

Dell Technologies has two groups of common stock, denoted as the DHI Group Common Stock and the Class V Common Stock. The DHI Group Common Stock consists of four classes of common stock, referred to as Class A Common Stock, Class B Common Stock, Class C Common Stock, and Class D Common Stock. The DHI Group generally refers to the direct and indirect interest of Dell Technologies in all of Dell Technologies' business, assets, properties, liabilities, and preferred stock other than those attributable to the Class V Group, as well as the DHI Group's retained interest in the Class V Group equal to approximately 39% of Dell Technologies' economic interest in the Class V Group as of February 2, 2018. The Class V Common Stock is intended to track the economic performance of approximately 61% of Dell Technologies' economic interest in the Class V Group as of such date. The Class V Group consists solely of VMware, Inc. common stock held by Dell Technologies. As of February 2, 2018, the Class V Group consisted of approximately 331 million shares of VMware, Inc. common stock. See Note 17 and Note 18 of the Notes to the Consolidated Financial Statements included in this report and Exhibit 99.2 filed with this report for more information regarding the allocation of earnings from Dell Technologies' interest in VMware between the DHI Group and the Class V Common Stock.

Executive Officers of Dell Technologies

The following table sets forth, as of July 20, 2018, information about our executive officers, who are appointed by our board of directors.

Name	Age	Position
Michael S. Dell	53	Chief Executive Officer
Jeffery W. Clarke	55	Vice Chairman, Products and Operations
Allison Dew	49	Chief Marketing Officer
Howard D. Elias	61	President, Dell Services, Digital and IT
Marius Haas	51	President and Chief Commercial Officer
Steven H. Price	57	Chief Human Resources Officer
Karen H. Quintos	55	Chief Customer Officer
Rory Read	56	Chief Operating Executive, Dell and President, Virtustream
Richard J. Rothberg	55	General Counsel
William F. Scannell	56	President, Global Enterprise Sales and Customer Operations, Dell EMC
Thomas W. Sweet	58	Chief Financial Officer
Michael S. Dell — Mr. Dell serves as Chairman of the Board and Chief Executive Officer of Dell Technologies. Mr. Dell served as Chief Executive Officer of Dell Inc., a wholly owned subsidiary of Dell Technologies, from 1984 until July 2004 and resumed that role in January 2007. In 1998, Mr. Dell formed MSD Capital, L.P. for the purpose of managing his and his family's investments, and, in 1999, he and his wife established the Michael & Susan Dell Foundation to provide philanthropic support to a variety of global causes. He is an honorary member of the Foundation Board of the World Economic Forum and is an executive committee member of the International Business Council. He serves as a member of the Technology CEO Council and is a member of the U.S. Business Council and the Business Roundtable. He also serves on the governing board of the Indian School of Business in Hyderabad, India, and is a board member of Catalyst, Inc., a non-profit organization that promotes inclusive workplaces for women. In June 2014, Mr. Dell was named the United Nations foundation's first Global Advocate for Entrepreneurship.

Jeffrey W. Clarke — Mr. Clarke serves as Vice Chairman, Products and Operations of Dell Technologies, responsible for Dell Technologies' global supply chain, and leads its product organizations: Infrastructure Solutions Group and Client Solutions Group. Mr. Clarke has served as Vice Chairman, Products and Operations since September 2017, before which he served as Vice Chairman and President, Operations and Client Solutions with Dell Technologies and, previously, Dell, since January 2009. In these roles, Mr. Clarke has been responsible for global manufacturing, procurement, and supply chain activities worldwide, as well as the engineering, design, and development of desktop PCs, notebooks, and workstations for customers ranging from consumers and small and medium-sized businesses to large corporate enterprises. In addition, Mr. Clarke currently leads customer support, sales operations, commerce services functions, and IT planning and governance globally for Dell Technologies. From January 2003 until January 2009, Mr. Clarke served as Senior Vice President, Business Product Group. From November 2001 to January 2003, Mr. Clarke served as Vice President and General Manager, Relationship Product Group. In 1995, Mr. Clarke became the director of desktop development. Mr. Clarke joined Dell in 1987 as a quality engineer and has served in a variety of other engineering and management roles.
Allison Dew — Ms. Dew serves as the Chief Marketing Officer of Dell Technologies. In this role, in which she has served since March 2018, Ms. Dew is directly responsible for Dell Technologies’ global marketing organization and strategy and all aspects of our marketing efforts including brand and creative, product marketing, communications, digital, and field and channel marketing. Since joining Dell Technologies in 2008, Ms. Dew has been instrumental in Dell Technologies’ marketing transformation, leading an emphasis on data-driven marketing, customer understanding and integrated planning. Most recently, Ms. Dew led marketing for our Client Solutions Group from December 2013 to March 2018.  Before joining Dell Technologies, Ms. Dew served in various marketing leadership roles at Microsoft Corporation, a global technology company. Ms. Dew also worked in a regional advertising agency in Tokyo, Japan and with an independent multi-cultural advertising agency in New York City.
Howard D. Elias — Mr. Elias serves as President, Dell Services, Digital and IT of Dell Technologies, supporting customers across the Client Solutions and Infrastructure Solutions Groups. Mr. Elias oversees technology and deployment services, consulting services, global support services, education services, global Centers of Excellence, and the IT organization. Mr. Elias previously served as President and Chief Operating Officer, EMC Global Enterprise Services from January 2013 until EMC's acquisition by Dell Technologies, and was President and Chief Operating Officer, EMC Information Infrastructure and Cloud Services from September 2009 to January 2013. In these roles, Mr. Elias was responsible for setting the strategy, driving the execution, and creating the best practices for services that enabled the digital transformation and data center modernization of EMC's customers. Mr. Elias also had responsibility at EMC for leading the integration of the Dell and EMC businesses, including overseeing the cross-functional teams that drove all facets of integration planning. Previously, Mr. Elias was EMC's Executive Vice President, Global Marketing and Corporate Development, responsible for all marketing, sales enablement, technology alliances, corporate development, and new ventures. Mr. Elias was also a co-founder and served on the board of managers for the Virtual Computing Environment Company, now part of Dell Technologies' converged platform division. Prior to joining EMC, Mr. Elias served in various capacities at Hewlett-Packard Company, a provider of information technology products, services, and solutions for enterprise customers, most recently as Senior Vice President of Business Management and Operations for the Enterprise Systems Group. Mr. Elias is a director of TEGNA Inc., a media and digital business company.
Marius Haas — Mr. Haas serves as President and Chief Commercial Officer of Dell Technologies, responsible for the global go-to-market organization, delivering innovative and practical solutions to commercial customers. In this role, Mr. Haas also has responsibility for Dell Technologies channel partners, as well as for public and federal customers worldwide. Mr. Haas previously served as Dell's Chief Commercial Officer and President, Enterprise Solutions from 2012 to September 2016, where he was responsible for strategy, development, and deployment of all data center and cloud solutions globally. Mr. Haas came to Dell in 2012 from Kohlberg Kravis Roberts & Co. L.P., a global investment firm, where he was responsible for identifying and pursuing new investments, while supporting existing portfolio companies with operational expertise. Before his service in that role, Mr. Haas served at Hewlett-Packard Company's Networking Division as Senior Vice President and Worldwide General Manager from 2008 to 2011 and as Chief of Staff to the CEO and Senior Vice President of Strategy and Corporate Development from 2003 to 2008. He has previously served as a member of McKinsey & Company CSO Council, the Ernst & Young Corporate Development Leadership Network, the board of directors for Airtight Networks, and the board of directors of the Association of Strategic Alliance Professionals. Mr. Haas currently serves on the board of directors of the US-China Business Council.
Steven H. Price — Mr. Price serves as Dell Technologies' Chief Human Resources Officer, leading both human resources and global facilities functions. In this role, Mr. Price is responsible for overall human resources strategy in support of the purpose, values, and business initiatives of Dell Technologies. He is also responsible for addressing the culture, leadership, talent, and performance challenges of the Company. Mr. Price previously served as Dell's Senior Vice President, Human Resources from June 2010 to September 2016. Mr. Price joined Dell in February 1997 and has served in many key leadership roles throughout the HR organization, including Vice President of HR Operations, Global Talent Management, Vice President of HR for the global Consumer business, Vice President of HR Americas, and Vice President of HR EMEA. Prior to joining Dell in 1997, Mr. Price spent 13 years with SC Johnson Wax, a producer of consumer products based in Racine, Wisconsin. Having started his career there in sales, he later moved into human resources, where he held a variety of senior positions. Mr. Price also is the executive sponsor for the Slack Employee Resource Group at Dell Technologies.
Karen H. Quintos — Ms. Quintos serves as Chief Customer Officer of Dell Technologies, where she leads a global organization solely devoted to customer advocacy, and is responsible for setting and executing a total customer experience strategy. Ms. Quintos also leads the Diversity and Inclusion and Corporate Responsibility business imperatives, which encompass social responsibility, entrepreneurship, and diversity. Ms. Quintos previously served as Senior Vice President and Chief Marketing Officer ("CMO") for Dell from September 2010 to September 2016, where she led marketing for the Company's global commercial business, brand strategy, global communications, social media, corporate responsibility, customer insights, marketing talent development, and agency management. Before becoming CMO, Ms. Quintos served as Vice President of Dell's global public business, from January 2008 to September 2010, and she also held various executive roles in marketing and in Dell's Services and Supply Chain Management teams since joining Dell in 2000. Ms. Quintos came to Dell from Citigroup, Inc., an investment banking and financial services company, where she served as Vice President of Global Operations and Technology. She also spent 12 years with Merck & Co., a manufacturer and distributor of pharmaceuticals, where she held a variety of marketing, operations, and supply chain leadership positions. She has served on multiple boards of directors and currently serves on the boards of Lennox International, the Susan G. Komen for the Cure, and Penn State's Smeal Business School. Ms. Quintos also is founder and executive sponsor of Dell's Wise employee resource group.
Rory Read — Mr. Read serves as Chief Operating Executive, Dell and as President of Virtustream. As Chief Operating Officer of Dell, in which position he has served since October 2015, Mr. Read applies his executive leadership strength and operational expertise to critical areas of our business, driving key transformational objectives. As President of Virtustream, in which role he has served since May 2018, Mr. Read is responsible for overseeing the strategic direction of the Company driving business execution excellence and extending Virtustream’s market leadership position as the cloud service and software partner of choice. Mr. Read was Chief Integration Officer from October 2015 until April 2018 and led the historic transaction to combine Dell Inc. and EMC. From March 2015 to October 2015, Mr. Read served as Chief Operating Officer and President of Worldwide Commercial Sales for Dell, where he was responsible for cross-business unit and country-level operational planning, building and leading the Company's best-in-class sales engine, and overseeing the strategy for the Company's global channel team, system integrator partners, and direct sales force. Prior to joining Dell in March 2015, Mr. Read served as President and Chief Executive Officer at Advanced Micro Devices, Inc., a technology company, from August 2011 to October 2014, where he also served as a member of the board of directors. Before that service, he spent over five years as President and Chief Operating Officer at Lenovo Group Ltd., a computer technology company, where he was responsible for driving growth, execution, profitability, and performance across an enterprise encompassing more than 160 countries. Mr. Read also spent 23 years at International Business Machines Corporation, a technology and consulting company, serving in various leadership roles in the Asia-Pacific region and globally.
Richard J. Rothberg — Mr. Rothberg serves as General Counsel and Secretary for Dell Technologies. In this role, in which he has served since November 2013, Mr. Rothberg oversees the global legal department and manages government affairs, compliance, and ethics. He is also responsible for global security. Mr. Rothberg joined Dell in 1999 and has served in critical leadership roles throughout the legal department. He served as Vice President of Legal, supporting Dell's businesses in the Europe, Middle East, and Africa region before moving to Singapore in 2008 as Vice President of Legal for the Asia-Pacific and Japan region. Mr. Rothberg returned to the United States in 2010 to serve as Vice President of Legal for the North America and Latin America regions. In this role, he was lead counsel for sales and operations in the Americas and for the enterprise solutions, software, and end-user computing business units. He also led the government affairs organization worldwide. Prior to joining Dell, Mr. Rothberg spent nearly eight years in senior legal roles at Caterpillar Inc., an equipment manufacturing company, in senior legal roles in Nashville, Tennessee and Geneva, Switzerland. Mr. Rothberg was also an attorney for IBM Credit Corporation and at Rogers & Wells, a law firm.
William F. Scannell — Mr. Scannell serves as President, Global Enterprise Sales and Customer Operations, Dell EMC, leading the global go-to-market organization serving enterprise customers. In this role, in which he has served since September 2017, Mr. Scannell leads the Dell EMC sales teams to deliver technology solutions to large enterprises and public institutions worldwide. He is responsible for driving global growth and continued market leadership by delivering and supporting enterprise products, services, and solutions to organizations in established and new markets around the world. Previously, Mr. Scannell served as President, Global Sales and Customer Operations at EMC Corporation. In this role, to which he was appointed in July 2012, Mr. Scannell focused on driving coordination and teamwork among EMC's business unit sales forces, as well as building and maintaining relationships with EMC's largest global accounts, global alliance partners, and global channel partners. Mr. Scannell began his career as an EMC sales representative in 1986, becoming country manager of Canada in 1988. Shortly thereafter, his responsibilities expanded to include the United States and Latin America. In 1999, Mr. Scannell moved to London to oversee EMC's business across all of Europe, Middle East and Africa. He then managed worldwide sales in 2001 and 2002 before being appointed Executive Vice President in 2007.
Thomas W. Sweet — Mr. Sweet serves as Chief Financial Officer of Dell Technologies. In this role, in which he has served since January 2014, he is responsible for all aspects of the Company's finance function, including accounting, financial planning and analysis, tax, treasury, investor relations, and corporate strategy. From May 2007 to January 2014, Mr. Sweet served in a variety of finance leadership roles for Dell, including as Vice President of Corporate Finance, Controller, and Chief Accounting Officer with responsibility for global accounting, tax, treasury, and investor relations, as well as for global finance services. Mr. Sweet was responsible for external financial reporting for more than five years when Dell Inc. was a publicly-traded company. Prior to his service in those roles, Mr. Sweet served in a variety of finance leadership positions, including as Vice President responsible for overall finance activities within the corporate business, education, government, and healthcare business units of Dell. Mr. Sweet also has served as Vice President of internal audit and in a number of sales leadership roles in education and corporate business units since joining Dell in 1997.

PART II

ITEM 6 — SELECTED FINANCIAL DATA

The following selected consolidated financial data for our company should be read in conjunction with "Part II — Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Part II — Item 8 — Financial Statements and Supplementary Data" included in this report. Consolidated results of operations and cash flow data for the fiscal years ended February 2, 2018 and February 3, 2017 and balance sheet data as of February 2, 2018 and February 3, 2017 have been derived from our audited consolidated financial statements included in "Part II — Item 8 — Financial Statements and Supplementary Data" included in this report.

For all periods preceding the fiscal year ended February 3, 2017, the financial results do not reflect the adoption of the new accounting standards for recognition of revenue and cash flows. For all periods preceding the fiscal year ended January 30, 2015, the financial results do not reflect discontinued operations. For more detail regarding comparability of the data presented, see "Basis of Presentation" below.

DHI Group and Class V Group

Dell Technologies has two groups of common stock, denoted as the DHI Group Common Stock and the Class V Common Stock. The DHI Group Common Stock consists of four classes of common stock, referred to as Class A Common Stock, Class B Common Stock, Class C Common Stock, and Class D Common Stock. The DHI Group generally refers to the direct and indirect interest of Dell Technologies in all of Dell Technologies' business, assets, properties, liabilities, and preferred stock other than those attributable to the Class V Group, as well as the DHI Group's retained interest in the Class V Group equal to approximately 39% of Dell Technologies' economic interest in the Class V Group as of February 2, 2018. The Class V Common Stock is intended to track the economic performance of approximately 61% of Dell Technologies' economic interest in the Class V Group as of such date. The Class V Group consists solely of VMware, Inc. common stock held by Dell Technologies. As of February 2, 2018, the Class V Group consisted of approximately 331 million shares of VMware, Inc. common stock. See Note 17 and Note 18 of the Notes to the Consolidated Financial Statements included in this report and Exhibit 99.2 filed with this report for more information regarding the allocation of earnings from Dell Technologies' interest in VMware, Inc. between the DHI Group and the Class V Common Stock.

Basis of Presentation

Revenue from Contracts with Customers — In May 2014, the Financial Accounting Standards Board ("FASB") issued amended guidance on the recognition of revenue from contracts with customers. The Company adopted the new accounting standard for revenue recognition set forth in ASC 606, "Revenue From Contracts With Customers," during the three months ended May 4, 2018 using the full retrospective method. The Company has recast the consolidated results of operations and cash flow data consistent with the new revenue standard for the fiscal years ended February 2, 2018 and February 3, 2017 and balance sheet data as of February 2, 2018 and February 3, 2017.

Classification of Certain Cash Receipts and Cash Payments — In August 2016, the FASB issued amended guidance on the presentation and classification of eight specific cash flow issues with the objective of reducing existing diversity in practice. Companies should reflect any adjustments on a retrospective basis, if practicable; otherwise, adoption is required to be applied as of the earliest date practicable.  The Company adopted this standard during the three months ended May 4, 2018. Amounts on the Consolidated Statements of Cash Flows for the fiscal years ended February 2, 2018 and February 3, 2017 have been recast to conform with presentation under the new guidance.

Statement of Cash Flows, Restricted Cash — In November 2016, the FASB issued amended guidance requiring entities to include restricted cash and restricted cash equivalents in cash balances on the cash flow statement, and also to provide a supplemental reconciliation of cash, cash equivalents and restricted cash. The Company early adopted this standard during the three months ended May 4, 2018. See Note 23 of the Notes to the Consolidated Financial Statements for supplemental cash flow information. Amounts on the Consolidated Statements of Cash Flows for the fiscal years ended February 2, 2018 and February 3, 2017 have been recast to conform with presentation under the new guidance.

See Note 2 of the Notes to the Consolidated Financial Statements included in this report for additional information on the new standards.

EMC Merger Transaction — On September 7, 2016, Dell Technologies completed its acquisition by merger of EMC Corporation, referred to as the EMC merger transaction. As a result of the EMC merger transaction, Dell Technologies results of operations, comprehensive income (loss), and cash flows for the fiscal periods reflected in the selected consolidated financial data are not directly comparable. Further, periods preceding the fiscal year ended February 3, 2017 do not fully reflect the Company's transformative $64 billion acquisition of EMC, and, as a result, the Company did not recast financial information for the new revenue and cash flow accounting standards for those periods. The decision of Dell Technologies to not recast such periods is based on the belief that a revision of these periods would not be material to understanding the results of operations and trends of Dell Technologies.

Divestitures — Dell Inc. ("Dell") closed substantially all of the divestiture of Dell Services on November 2, 2016 and the divestiture of Dell Software Group on October 31, 2016. On January 23, 2017, EMC, a subsidiary of Dell Technologies, closed the divestiture of the Dell EMC Enterprise Content Division. In accordance with applicable accounting guidance, the results of Dell Services, Dell Software Group, and the Enterprise Content Division, as well as the related gains or losses on sale, are presented as discontinued operations in the Consolidated Statements of Income (Loss) for the fiscal years ended February 3, 2017, January 29, 2016, and January 30, 2015 and, as such, have been excluded from continuing operations in the selected financial data presented below for those periods. Dell Technologies believes presenting Dell Services and Dell Software Group as discontinued operations for periods preceding the fiscal year ended January 30, 2015 is not material to understanding the results of operations and trends of Dell Technologies.  See Note 4 of the Notes to the Consolidated Financial Statements included in this report for additional information on divestitures.

Going-Private Transaction — On October 29, 2013, Dell Technologies acquired Dell in a transaction referred to as the going-private transaction. For the purposes of the consolidated financial data included in this report, periods prior to October 29, 2013 reflect the financial position, results of operations, and changes in financial position of Dell and its consolidated subsidiaries prior to the going-private transaction, referred to as the Predecessor, and periods beginning on or after October 29, 2013 reflect the financial position, results of operations, and changes in financial position of Dell Technologies Inc. and its consolidated subsidiaries as a result of the going-private transaction, referred to as the Successor. As a result of the going-private transaction, the results of operations and financial position of the Predecessor and Successor are not directly comparable.

	Successor
	Fiscal Year Ended
	February 2, 2018	February 3, 2017 (a)	January 29, 2016 (b)	January 30, 2015 (b)
	(in millions, except per share data)
Results of Operations and Cash Flow Data:
Net revenue	$79,040	$62,164	$50,911	$54,142
Gross margin	$20,537	$13,649	$8,387	$8,896
Operating loss	$(2,416)	$(2,390)	$(514)	$(316)
Loss from continuing operations before income taxes	$(4,769)	$(4,494)	$(1,286)	$(1,215)
Loss from continuing operations	$(2,926)	$(3,074)	$(1,168)	$(1,108)
Earnings (loss) per share attributable to Dell Technologies Inc.:
Continuing operations - Class V Common Stock - basic	$1.63	$1.36	$—	$—
Continuing operations - DHI Group - basic	$(5.61)	$(7.19)	$(2.88)	$(2.74)
Continuing operations - Class V Common Stock - diluted	$1.61	$1.35	$—	$—
Continuing operations - DHI Group - diluted	$(5.62)	$(7.19)	$(2.88)	$(2.74)
Number of weighted-average shares outstanding:
Class V Common Stock - basic	203	217	—	—
DHI Group - basic	567	470	405	404
Class V Common Stock - diluted	203	217	—	—
DHI Group - diluted	567	470	405	404
Net cash provided by operating activities	$6,843	$2,367	$2,162	$2,551
____________________

(a)	The fiscal year ended February 3, 2017 included 53 weeks.

(b)
Results of operations and cash flow data for fiscal years ended January 29, 2016 and January 30, 2015 presented in the table above have not been recast for, and do not reflect the adoption of, the amended guidance on the recognition of revenue from contracts with customers or the amended guidance on cash flows.

	Successor	Predecessor
	October 29, 2013 to January 31, 2014 (a)	February 2, 2013 to October 28, 2013 (a)
	(in millions, except per share data)
Results of Operations and Cash Flow Data:
Net revenue	$14,075	$42,302
Gross margin	$1,393	$7,991
Operating income (loss)	$(1,798)	$518
Income (loss) before income taxes	$(2,002)	$320
Net income (loss)	$(1,612)	$(93)
Earnings (loss) per common share:
Basic	$(4.06)	$(0.05)
Diluted	$(4.06)	$(0.05)
Number of weighted-average shares outstanding:
Basic	397	1,755
Diluted	397	1,755
Net cash provided by operating activities	$1,082	$1,604
____________________

(a)
Results of operations and cash flow data for the periods presented in the table above have not been recast for, and do not reflect the adoption of, the amended guidance on the recognition of revenue from contracts with customers or the amended guidance on cash flows. Additionally, results of operations for the periods presented in the table above do not present Dell Services and Dell Software Group reclassified as discontinued operations.

	Successor
	February 2, 2018	February 3, 2017	January 29, 2016 (a)	January 30, 2015 (a)	January 31, 2014 (a)
	(in millions)
Balance Sheet Data:
Cash and cash equivalents (b)	$13,942	$9,474	$6,322	$5,398	$6,449
Total assets	$124,193	$119,672	$45,122	$48,029	$51,153
Short-term debt	$7,873	$6,329	$2,981	$2,920	$3,063
Long-term debt	$43,998	$43,061	$10,650	$11,071	$14,352
Total Dell Technologies Inc. stockholders’ equity	$17,485	$20,578	$1,466	$2,904	$4,014
____________________

(a)
Balance sheet data as of January 29, 2016, January 30, 2015, and January 31, 2014 presented in the table above have not been recast for, and do not reflect the adoption of, the amended guidance on the recognition of revenue from contracts with customers.

(b)	Cash and cash equivalents as of January 31, 2014 has not been adjusted to present the cash and cash equivalents of the divested businesses as held for sale.

ITEM 7 — MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This management's discussion and analysis should be read in conjunction with the audited Consolidated Financial Statements and accompanying Notes included in this report. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs, and that are subject to numerous risks and uncertainties. Our actual results may differ materially from those expressed or implied in any forward-looking statements.

Unless otherwise indicated, all results presented are prepared in a manner that complies, in all material respects, with accounting principles generally accepted in the United States of America ("GAAP"). Additionally, unless otherwise indicated, all changes identified for the current-period results represent comparisons to results for the prior corresponding fiscal period.

Unless the context indicates otherwise, references in this report to "we," "us," "our," the "Company," and "Dell Technologies" mean Dell Technologies Inc. and its consolidated subsidiaries, references to "Dell" mean Dell Inc. and Dell Inc.'s consolidated subsidiaries, and references to "EMC" mean EMC Corporation and EMC Corporation's consolidated subsidiaries.

Our fiscal year is the 52- or 53-week period ending on the Friday nearest January 31. We refer to our fiscal years ended February 2, 2018 and February 3, 2017 as "Fiscal 2018" and "Fiscal 2017," respectively. Fiscal 2018 included 52 weeks. Fiscal 2017 included 53 weeks, with the extra week included in the fourth quarter of Fiscal 2017.

On September 7, 2016, we completed our acquisition by merger of EMC. The consolidated results of EMC are included in Dell Technologies' consolidated results for Fiscal 2018 and the portion of Fiscal 2017 subsequent to the EMC merger transaction. During Fiscal 2017, we closed the Dell Services, Dell Software Group ("DSG"), and Enterprise Content Division ("ECD") divestiture transactions. Accordingly, the results of operations of Dell Services, DSG, and ECD, as well as the related gains or losses on sale, have been excluded from the results of continuing operations in the relevant periods, except as otherwise indicated.

INTRODUCTION

Dell Technologies is a leading global end-to-end technology provider, with a comprehensive portfolio of IT hardware, software and service solutions spanning both traditional infrastructure and emerging, multi-cloud technologies that enable our customers to meet the business needs of tomorrow. We operate eight complementary businesses: our Infrastructure Solutions Group and our Client Solutions Group, as well as VMware, Inc., Pivotal Software, Inc. ("Pivotal"), SecureWorks Corp. ("SecureWorks"), RSA Security LLC ("RSA Security"), Virtustream, Inc. ("Virtustream"), and Boomi, Inc. ("Boomi"). Together our strategically aligned family of businesses operates in close coordination across key functional areas such as product development, go-to-market and global services, and are supported by Dell Financial Services. We believe this operational philosophy enables our platform to seamlessly deliver differentiated and holistic IT solutions to our customers, which has driven significant revenue growth and share gains.

As a result of our significant transformation since the going-private transaction in 2013, Dell Technologies today operates on an extraordinary scale with an unmatched breadth of complementary offerings. Digital transformation has become essential to all businesses, and we have expanded our portfolio to include holistic solutions that enable our customers to drive their ongoing digital transformation initiatives. Dell Technologies’ integrated solutions help customers modernize their IT infrastructure, address workforce transformation and provide critical security solutions to protect against the ever increasing and evolving security threats. With our extensive portfolio and our commitment to innovation, we have the ability to offer secure, integrated solutions that extend from the intelligent edge to the multi-cloud data center ecosystem, and we are at the forefront of the software-defined and cloud native infrastructure era. Our end-to-end portfolio is supported by a differentiated go-to-market engine, which includes a 40,000-person sales force and 150,000 channel partners across 180 countries, and a world-class supply chain that together drive revenue growth and operating efficiencies.

Products and Services

We design, develop, manufacture, market, sell, and support a wide range of hardware, software, and services. We are organized into the following business units, which are our reportable segments: Infrastructure Solutions Group; Client Solutions Group; and VMware. Due to our divestitures of Dell Services, Dell Software Group, and Dell EMC Enterprise Content Division, the results of these businesses, as well as the related gains or losses on sale, have been excluded from the results of continuing operations in the relevant periods.

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Infrastructure Solutions Group ("ISG") — EMC's Information Storage segment and our former Enterprise Solutions Group were merged to create the Infrastructure Solutions Group, which contains storage, server, and networking offerings. Our comprehensive portfolio of advanced storage solutions includes traditional storage solutions as well as next-generation storage solutions (such as all-flash arrays, scale-out file, object platforms, and software-defined solutions), while our server portfolio includes high-performance rack, blade, tower, and hyperscale servers. Our networking portfolio helps our business customers transform and modernize their infrastructure, mobilize and enrich end-user experiences, and accelerate business applications and processes. ISG also offers attached software, peripherals, and services, including support and deployment, configuration, and extended warranty services.

Approximately half of ISG revenue is generated by sales to customers in the Americas, with the remaining portion derived from sales to customers in the Europe, Middle East, and Africa region ("EMEA") and the Asia-Pacific and Japan region ("APJ").

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Client Solutions Group ("CSG") — CSG includes branded hardware (such as PCs, workstations, and notebooks) and branded peripherals (such as monitors and projectors), as well as third-party software and peripherals. CSG also offers attached services, including support and deployment, configuration, and extended warranty services.

Approximately half of CSG revenue is generated by sales to customers in the Americas, with the remaining portion derived from sales to customers in EMEA and APJ.

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VMware — The VMware reportable segment ("VMware") reflects the operations of VMware, Inc. (NYSE: VMW) within Dell Technologies. See Exhibit 99.2 filed with this report for further details on the differences between VMware reportable segment results and VMware, Inc. results.

VMware provides compute, management, cloud, networking and security, storage, mobility and other end-user computing infrastructure software to businesses that provides a flexible digital foundation for the applications that empower businesses to serve their customers globally. VMware has continued to broaden its portfolio and solution offerings beyond software-defined compute software to enable customers to modernize data centers, integrate public clouds, transform networking and security, and empower digital workspaces.

Approximately half of VMware revenue is generated by sales to customers in the United States.

Our other businesses, described below, consist of product and service offerings of Pivotal, SecureWorks, RSA Security, Virtustream, and Boomi. These businesses are not classified as reportable segments, either individually or collectively, as the results of the businesses are not material to our overall results and the businesses do not meet the criteria for reportable segments.

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Pivotal (NYSE: PVTL) provides a leading cloud-native platform that makes software development and IT operations a strategic advantage for customers. Pivotal's cloud-native platform, Pivotal Cloud Foundry, accelerates and streamlines software development by reducing the complexity of building, deploying and operating new cloud-native applications and modernizing legacy applications. On April 24, 2018, Pivotal completed a registered underwritten initial public offering of its Class A common stock.

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SecureWorks (NASDAQ: SCWX) is a leading global provider of intelligence-driven information security solutions singularly focused on protecting its clients from cyber attacks. SecureWorks’s solutions enable organizations of varying size and complexity to fortify their cyber defenses to prevent security breaches, detect malicious activity in near real time, prioritize and respond rapidly to security incidents and predict emerging threats.

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RSA Security provides essential cybersecurity solutions engineered to enable organizations to detect, investigate, and respond to advanced attacks, confirm and manage identities, and, ultimately, help reduce IP theft, fraud, and cybercrime.

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Virtustream offers cloud software and infrastructure-as-a-service solutions that enable customers to migrate, run, and manage mission-critical applications in cloud-based IT environments, which is a key element of our strategy to help customers support their applications in a variety of cloud-native environments. Beginning in the first quarter of Fiscal 2019, Virtustream results are reported within other businesses, rather than within ISG. This change in reporting structure did not impact our previously reported consolidated financial results, but our prior period segment results have been recast to reflect the change.

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Boomi specializes in cloud-based integration, connecting information between existing on-premise and cloud-based applications to ensure business processes are optimized, data is accurate and workflow is reliable.

See Note 22 of the Notes to the Consolidated Financial Statements included in this report for more information about our other businesses.

For further discussion regarding our current reportable segments, see "Results of Operations — Business Unit Results."

Dell Financial Services

Dell Financial Services and its affiliates ("DFS") supports our businesses by offering and arranging various financing options and services for our customers in North America, Europe, Australia, and New Zealand. DFS originates, collects, and services customer receivables primarily related to the purchase of our product, software, and service solutions. DFS further strengthens our customer relationships through its flexible consumption models, which enable us to offer our customers the option to pay over time and, in certain cases, based on utilization, providing them with financial flexibility to meet their changing technological requirements. The results of these operations are allocated to our segments based on the underlying product or service financed. For additional information about our financing arrangements, see Note 7 of the Notes to the Consolidated Financial Statements included in this report.

Strategic Investments and Acquisitions

As part of our strategy, we will continue to evaluate opportunities for strategic investments through our venture capital investment arm, Dell Technologies Capital, with a focus on emerging technology areas that are relevant to the Dell Technologies' unique family of businesses and that will complement our existing portfolio of solutions. Our investment areas include storage, software-defined networking, management and orchestration, security, machine learning and artificial intelligence, Big Data and analytics, cloud, Internet of Things, and software development operations. In addition to these investments, we also may make disciplined acquisitions targeting businesses that advance our strategic objectives.

Business Trends and Challenges

We are seeing an unprecedented rate of change in the IT industry. Organizations of all kinds are embracing digital technology to achieve their business objectives. Our vision is to be an essential infrastructure company and leader in end-user computing, data center infrastructure solutions, virtualization, Internet of Things ("IoT"), and cloud software that our customers continue to trust and rely on for their IT solutions and transformations as they embrace the multi-cloud environment of today. To further advance this vision, we recently unveiled a new IoT strategy, division, and an array of solutions to support IoT adoption for our customers. We accelerate results for our customers by enabling them to be more efficient, mobile, informed, and secure.  We continue to invest in research and development, sales, and other key areas of our business to deliver superior products and solutions capabilities and to drive execution of long-term sustainable growth. We believe that our results will benefit from an integrated go-to-market strategy, including enhanced coordination among the family of Dell Technologies companies, and from our differentiated products and solutions capabilities. We intend to continue to execute on our business model and seek to balance liquidity, profitability, and growth to position our company for long-term success.

We expect that ISG will continue to be impacted by the changing nature of the IT infrastructure market and competitive environment. Cloud-native applications are expected to continue as a primary growth driver in the infrastructure market as IT organizations increasingly become multi-cloud environments. We believe the complementary cloud solutions across our business, created through our combination with EMC, strongly position us to meet these demands for our customers who are increasingly looking to leverage cloud-based computing. We also continue to be impacted by the emerging trends of enterprises deploying software-defined storage, hyper-converged infrastructure, and modular solutions based on server-centric architectures. These trends have put pressure on our traditional storage offerings, and we are focused on strategically repositioning our storage portfolio. We have leading solutions through our ISG and VMware data center offerings. In addition, through our research and development efforts, we expect to develop new solutions in this rapidly changing industry that we believe will enable us to continue to provide superior solutions to our customers.

In ISG, we are also seeing increased interest in flexible consumption models by our customers as they seek to build greater flexibility into their cost structures. These solutions are generally multi-year contracts that typically result in recognition of revenue over the term of the arrangement. We expect these flexible consumption models will further strengthen our customer relationships, and will provide more predictable revenue streams over time.

We are able to leverage our traditional strength in the PC market to offer solutions and services that provide higher-value, recurring revenue streams. Given current market trends, we expect that the demand environment will continue to be cyclical and that competitive dynamics will continue to pressure our CSG business. However, we are committed to a long-term growth strategy that we believe will benefit from the consolidation trends that are occurring in our markets. Our CSG offerings remain an important element of our strategy, generating strong cash flow and opportunities for cross-selling of complementary solutions.

During Fiscal 2018, we experienced higher component costs that primarily impacted ISG and CSG. We expect this trend to moderate in Fiscal 2019.

We manage our business on a U.S. dollar basis. However, we have a large global presence, generating approximately half of our revenue by sales to customers outside of the United States during Fiscal 2018 and Fiscal 2017. Our revenues, therefore, can be impacted by fluctuations in foreign currency exchange rates. We utilize a comprehensive hedging strategy intended to mitigate the impact of foreign currency volatility over time, and we adjust pricing when possible to further minimize foreign currency impacts. The percentage of our revenues generated in regions outside of the United States did not change substantially as a result of the EMC merger transaction.

EMC Merger Transaction

As described in Note 3 of the Notes to the Consolidated Financial Statements included in this report, on September 7, 2016, a wholly-owned subsidiary of Dell Technologies Inc. ("Merger Sub") merged with and into EMC Corporation, a Massachusetts corporation ("EMC"), with EMC surviving the merger as a wholly-owned subsidiary of Dell Technologies Inc. (the "EMC merger transaction").

Pursuant to the terms of the merger agreement, upon the completion of the EMC merger transaction, each issued and outstanding share of common stock, par value $0.01 per share, of EMC (approximately 2.0 billion as of September 7, 2016) was converted into the right to receive (1) $24.05 in cash, without interest, and (2) 0.11146 validly issued, fully paid and non-assessable shares of common stock of Dell Technologies Inc. designated as Class V Common Stock, par value $0.01 per share, plus cash in lieu of any fractional shares. Shares of the Class V Common Stock were approved for listing on the New York Stock Exchange (the "NYSE") under the ticker symbol "DVMT" and began trading on September 7, 2016.

In connection with the EMC merger transaction, all principal, accrued but unpaid interest, fees, and other amounts (other than certain contingent obligations) outstanding at the effective time of the EMC merger transaction under EMC's unsecured revolving credit facility, Dell's asset-based revolving credit facility, and Dell's term facilities were substantially repaid concurrently with the closing. Further, all commitments to lend and guarantees and security interests, as applicable, in connection therewith were terminated or released. The aggregate amounts of principal, interest, and premium necessary to redeem in full the outstanding $1.4 billion in aggregate principal amount of 5.625% Senior First Lien Notes due 2020 co-issued by Dell International and Denali Finance Corp. were deposited with the trustee for such notes, and such notes were thereby satisfied and discharged, concurrently with the effective time of the EMC merger transaction. All of Dell's other outstanding senior notes and all of EMC's outstanding senior notes remained outstanding after the effective time of the EMC merger transaction in accordance with their respective terms.

Dell Technologies financed the EMC merger transaction, the repayment of the foregoing indebtedness of EMC and Dell outstanding as of the closing of the EMC merger transaction, and the payment of related fees and expenses, with debt financing arrangements in an aggregate principal amount of approximately $45.9 billion, equity financing arrangements of approximately $4.4 billion, and cash on hand of approximately $7.8 billion.

See Note 3 and Note 8 to the Consolidated Financial Statements included in this report for additional information regarding the EMC merger transaction and the related financing transactions.

Key Performance Metrics

Our key performance metrics are net revenue, operating income, adjusted EBITDA, and cash flows from operations, which are discussed elsewhere in this report.

NON-GAAP FINANCIAL MEASURES

In this management's discussion and analysis, we use supplemental measures of our performance which are derived from our consolidated financial information but which are not presented in our consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). These non-GAAP financial measures include non-GAAP product net revenue; non-GAAP services net revenue; non-GAAP net revenue; non-GAAP product gross margin; non-GAAP services gross margin; non-GAAP gross margin; non-GAAP operating expenses; non-GAAP operating income; non-GAAP net income from continuing operations; earnings before interest and other, net, taxes, depreciation and amortization ("EBITDA"); and adjusted EBITDA.

We use non-GAAP financial measures to supplement financial information presented on a GAAP basis. We believe that excluding certain items from our GAAP results allows management to better understand our consolidated financial performance from period to period and better project our future consolidated financial performance as forecasts are developed at a level of detail different from that used to prepare GAAP-based financial measures. Moreover, we believe these non-GAAP financial measures provide our stakeholders with useful information to help them evaluate our operating results by facilitating an enhanced understanding of our operating performance and enabling them to make more meaningful period to period comparisons.

There are limitations to the use of the non-GAAP financial measures presented in this report. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.

Non-GAAP product net revenue, non-GAAP services net revenue, non-GAAP net revenue, non-GAAP product gross margin, non-GAAP services gross margin, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, and non-GAAP net income from continuing operations, as defined by us, exclude the impact of purchase accounting, amortization of intangible assets, transaction-related expenses, other corporate expenses and, for non-GAAP net income from continuing operations, an aggregate adjustment for income taxes. As the excluded items have a material impact on our financial results, our management compensates for this limitation by relying primarily on our GAAP results and using non-GAAP financial measures supplementally or for projections when comparable GAAP financial measures are not available. The non-GAAP financial measures are not meant to be considered as indicators of performance in isolation from or as a substitute for net revenue, gross margin, operating expenses, operating income, or net income prepared in accordance with GAAP, and should be read only in conjunction with financial information presented on a GAAP basis.

Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below. We encourage you to review the reconciliations in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented. See the discussion below for more information on each of the excluded items as well as our reasons for excluding them from our non-GAAP results. In future fiscal periods, we may exclude such items and may incur income and expenses similar to these excluded items. Accordingly, the exclusion of these items and other similar items in our non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent, or unusual.

The following is a summary of the items excluded from the most comparable GAAP financial measures to calculate our non-GAAP financial measures:

•
Amortization of Intangible Assets — Amortization of intangible assets primarily consists of amortization of customer relationships, developed technology, and trade names. In connection with the EMC merger transaction and the acquisition of Dell Inc. by Dell Technologies Inc. on October 29, 2013, referred to as the going-private transaction, all of the tangible and intangible assets and liabilities of EMC and Dell, respectively, were accounted for and recognized at fair value on the transaction dates. Accordingly, for the periods presented, amortization of intangible assets represents amortization associated with intangible assets recognized in connection with the EMC merger transaction and the going-private transaction. Amortization charges for purchased intangible assets are significantly impacted by the timing and magnitude of our acquisitions, and these charges may vary in amount from period to period. We exclude these charges for purposes of calculating the non-GAAP financial measures presented below to facilitate a more meaningful evaluation of our current operating performance and comparisons to our past operating performance.

•
Impact of Purchase Accounting — The impact of purchase accounting includes purchase accounting adjustments, related to the EMC merger transaction and the going-private transaction, recorded under the acquisition method of accounting in accordance with the accounting guidance for business combinations. This guidance prescribes that the purchase price be allocated to assets acquired and liabilities assumed based on the estimated fair value of such assets and liabilities on the date of the transaction. Accordingly, all of the assets and liabilities acquired in the EMC merger transaction and the going-private transaction were accounted for and recognized at fair value as of the respective transaction dates, and the fair value adjustments are being amortized over the estimated useful lives in the periods following the transactions. The fair value adjustments primarily relate to deferred revenue, inventory, and property, plant, and equipment. The purchase accounting adjustments and related amortization of those adjustments are reflected in our GAAP results; however, we evaluate the operating results of the underlying businesses on a non-GAAP basis, after removing such adjustments. We believe that excluding the impact of purchase accounting provides results that are useful in understanding our current operating performance and provides more meaningful comparisons to our past operating performance.

•
Transaction-related Expenses — Transaction-related expenses consist of acquisition, integration, and divestiture related costs, and are expensed as incurred. These expenses primarily represent costs for legal, banking, consulting, and advisory services, as well as certain compensatory retention awards directly related to the EMC merger transaction and related integration. During Fiscal 2017, transaction-related expenses includes $0.8 billion in day one stock-based compensation charges primarily related to the acceleration of vesting of EMC stock options and related taxes incurred in connection with the EMC merger transaction.

•
Other Corporate Expenses — Other corporate expenses consists of severance, facility action costs, and stock-based compensation expense associated with equity awards. Severance costs are primarily related to severance and benefits for employees terminated pursuant to cost savings initiatives. Facility action costs were $0.2 billion during Fiscal 2018. We expect to incur additional costs in Fiscal 2019 as we continue to integrate owned and leased facilities and as we seek opportunities for operational efficiencies and cost savings. Other corporate expenses vary from period to period and are significantly impacted by the timing and nature of these events. Therefore, although we may incur these types of expenses in the future, we believe that eliminating these charges for purposes of calculating the non-GAAP financial measures presented below facilitates a more meaningful evaluation of our current operating performance and comparisons to our past operating performance.

•
Aggregate Adjustment for Income Taxes — The aggregate adjustment for income taxes is the estimated combined income tax effect for the adjustments described above. For Fiscal 2018, this amount includes a provisional tax benefit of $0.5 billion related to the Tax Cuts and Jobs Act of 2017 (“U.S. Tax Reform” or the “Act”) which was signed into law on December 22, 2017. For further information regarding U.S. Tax Reform, see Note 14 of the Notes to the Consolidated Financial Statements included in this report. During Fiscal 2017, this amount also includes tax charges of $0.2 billion on previously untaxed earnings of a foreign subsidiary that was no longer permanently reinvested as a result of the Dell Services and DSG divestitures. The tax effects are determined based on the tax jurisdictions where the above items were incurred.

The table below presents a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP measure for each of the periods presented:

	Fiscal Year Ended
	February 2, 2018	% Change	February 3, 2017
	(in millions, except percentages)
Product net revenue	$61,251	20%	$51,057
Non-GAAP adjustments:
Impact of purchase accounting	170		300
Non-GAAP product net revenue	$61,421	20%	$51,357

Services net revenue	$17,789	60%	$11,107
Non-GAAP adjustments:
Impact of purchase accounting	1,099		852
Non-GAAP services net revenue	$18,888	58%	$11,959

Net revenue	$79,040	27%	$62,164
Non-GAAP adjustments:
Impact of purchase accounting	1,269		1,152
Non-GAAP net revenue	$80,309	27%	$63,316

Product gross margin	$9,818	28%	$7,669
Non-GAAP adjustments:
Amortization of intangibles	3,694		1,652
Impact of purchase accounting	213		1,104
Transaction-related expenses	11		24
Other corporate expenses	25		29
Non-GAAP product gross margin	$13,761	31%	$10,478

Services gross margin	$10,719	79%	$5,980
Non-GAAP adjustments:
Amortization of intangibles	—		1
Impact of purchase accounting	1,099		875
Transaction-related expenses	13		19
Other corporate expenses	76		128
Non-GAAP services gross margin	$11,907	70%	$7,003

Gross margin	$20,537	50%	$13,649
Non-GAAP adjustments:
Amortization of intangibles	3,694		1,653
Impact of purchase accounting	1,312		1,979
Transaction-related expenses	24		43
Other corporate expenses	101		157
Non-GAAP gross margin	$25,668	47%	$17,481

	Fiscal Year Ended
	February 2, 2018	% Change	February 3, 2017
	(in millions, except percentages)
Operating expenses	$22,953	43%	$16,039
Non-GAAP adjustments:
Amortization of intangibles	(3,286)		(2,028)
Impact of purchase accounting	(234)		(287)
Transaction-related expenses	(478)		(1,445)
Other corporate expenses	(1,059)		(745)
Non-GAAP operating expenses	$17,896	55%	$11,534

Operating loss	$(2,416)	(1)%	$(2,390)
Non-GAAP adjustments:
Amortization of intangibles	6,980		3,681
Impact of purchase accounting	1,546		2,266
Transaction-related expenses	502		1,488
Other corporate expenses	1,160		902
Non-GAAP operating income	$7,772	31%	$5,947

Net loss from continuing operations	$(2,926)	5%	$(3,074)
Non-GAAP adjustments:
Amortization of intangibles	6,980		3,681
Impact of purchase accounting	1,546		2,266
Transaction-related expenses	502		1,485
Other corporate expenses	1,160		902
Aggregate adjustment for income taxes	(2,892)		(1,938)
Non-GAAP net income from continuing operations	$4,370	32%	$3,322

In addition to the above measures, we also use EBITDA and adjusted EBITDA to provide additional information for evaluation of our operating performance. Adjusted EBITDA excludes purchase accounting adjustments related to the EMC merger transaction and the going-private transaction, acquisition, integration, and divestiture related costs, severance and facility action costs, and stock-based compensation expense. We believe that, due to the non-operational nature of the purchase accounting entries, it is appropriate to exclude these adjustments.

As is the case with the non-GAAP measures presented above, users should consider the limitations of using EBITDA and adjusted EBITDA, including the fact that those measures do not provide a complete measure of our operating performance. EBITDA and adjusted EBITDA do not purport to be alternatives to net income (loss) as measures of operating performance or to cash flows from operating activities as a measure of liquidity. In particular, EBITDA and adjusted EBITDA are not intended to be a measure of free cash flow available for management's discretionary use, as these measures do not consider certain cash requirements, such as working capital needs, capital expenditures, contractual commitments, interest payments, tax payments, and other debt service requirements.

The table below presents a reconciliation of EBITDA and adjusted EBITDA to net loss from continuing operations for the periods presented:

	Fiscal Year Ended
	February 2, 2018	% Change	February 3, 2017
	(in millions, except percentages)
Net loss from continuing operations	$(2,926)	5%	$(3,074)
Adjustments:
Interest and other, net (a)	2,353		2,104
Income tax benefit	(1,843)		(1,420)
Depreciation and amortization	8,634		4,840
EBITDA	$6,218	154%	$2,450

EBITDA	$6,218	154%	$2,450
Adjustments:
Stock-based compensation expense	835		392
Impact of purchase accounting (b)	1,274		1,898
Transaction-related expenses (c)	502		1,525
Other corporate expenses (d)	305		510
Adjusted EBITDA	$9,134	35%	$6,775
________________

(a)	See "Results of Operations — Interest and Other, Net" for more information on the components of interest and other, net.

(b)	This amount includes the non-cash purchase accounting adjustments related to the EMC merger transaction and the going-private transaction.

(c)	Transaction-related expenses consist of acquisition, integration, and divestiture related costs.

(d)	Consists of severance and facility action costs.

RESULTS OF OPERATIONS

Consolidated Results

The following table summarizes our consolidated results from continuing operations for each of the periods presented. Unless otherwise indicated, all changes identified for the current-period results represent comparisons to results for the prior corresponding fiscal period.

	Fiscal Year Ended
	February 2, 2018			February 3, 2017
	Dollars	% of Net Revenue	% Change	Dollars	% of Net Revenue
	(in millions, except percentages)
Net revenue:
Product	$61,251	77.5%	20%	$51,057	82.1%
Services	17,789	22.5%	60%	11,107	17.9%
Total net revenue	$79,040	100.0%	27%	$62,164	100.0%
Gross margin:
Product (a)	$9,818	16.0%	28%	$7,669	15.0%
Services (b)	10,719	60.3%	79%	5,980	53.8%
Total gross margin	$20,537	26.0%	50%	$13,649	22.0%
Operating expenses	$22,953	29.1%	43%	$16,039	25.8%
Operating loss	$(2,416)	(3.1)%	(1)%	$(2,390)	(3.8)%
Net loss from continuing operations	$(2,926)	(3.7)%	5%	$(3,074)	(4.9)%
Net loss attributable to Dell Technologies Inc.	$(2,849)	(3.6)%	(144)%	$(1,167)	(1.9)%

Non-GAAP Financial Information
Non-GAAP net revenue:
Product	$61,421	76.5%	20%	$51,357	81.1%
Services	18,888	23.5%	58%	11,959	18.9%
Total non-GAAP net revenue	$80,309	100.0%	27%	$63,316	100.0%
Non-GAAP gross margin:
Product (a)	$13,761	22.4%	31%	$10,478	20.4%
Services (b)	11,907	63.0%	70%	7,003	58.6%
Total non-GAAP gross margin	$25,668	32.0%	47%	$17,481	27.6%
Non-GAAP operating expenses	$17,896	22.3%	55%	$11,534	18.2%
Non-GAAP operating income	$7,772	9.7%	31%	$5,947	9.4%
Non-GAAP net income from continuing operations	$4,370	5.4%	32%	$3,322	5.2%
EBITDA	$6,218	7.7%	154%	$2,450	3.9%
Adjusted EBITDA	$9,134	11.4%	35%	$6,775	10.7%
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(a)
Product gross margin percentages represent product gross margin as a percentage of product net revenue, and non-GAAP product gross margin percentages represent product gross margin as a percentage of non-GAAP product net revenue.

(b)
Services gross margin percentages represent services gross margin as a percentage of services net revenue, and non-GAAP services gross margin percentages represent services gross margin as a percentage of non-GAAP services net revenue.

Non-GAAP product net revenue, non-GAAP services net revenue, non-GAAP net revenue, non-GAAP product gross margin, non-GAAP services gross margin, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income from continuing operations, EBITDA, and adjusted EBITDA are not measurements of financial performance prepared in accordance with GAAP. Non-GAAP financial measures as a percentage of revenue are calculated based on non-GAAP net revenue. See "Non-GAAP Financial Measures" for information about these non-GAAP financial measures, including our reasons for including these measures, material limitations with respect to the usefulness of the measures, and a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

As a result of the EMC merger transaction completed on September 7, 2016 and its impact on Fiscal 2017 results, our results for the fiscal periods discussed below are not directly comparable.

Overview

During Fiscal 2018, our net revenue and non-GAAP net revenue both increased 27%. The increase in net revenue and non-GAAP net revenue was attributable to the incremental net revenue from the EMC acquired businesses and, to a lesser extent, an increase in CSG net revenue. The EMC merger transaction had an impact on the mix of revenue contributed by our business units. CSG net revenue represented approximately 50% of our net revenue during Fiscal 2018. In comparison, CSG net revenue constituted a higher proportion of our net revenue during Fiscal 2017, representing approximately 60% of our net revenue.

Our operating loss increased 1% during Fiscal 2018, primarily due to higher operating expenses from the EMC acquired businesses, mostly offset by an increase in gross margin. While the EMC acquired businesses contributed higher gross margin overall, we experienced gross margin pressure in ISG related to the changing product mix within ISG as well as component cost inflation, particularly for memory components used in ISG products.

Our operating loss was impacted by purchase accounting adjustments associated with the EMC merger transaction and, to a lesser extent, the going-private transaction, amortization of intangible assets, transaction-related expenses, and other corporate expenses. In aggregate, these items totaled $10.2 billion and $8.3 billion for Fiscal 2018 and Fiscal 2017, respectively. Excluding these adjustments, non-GAAP operating income during Fiscal 2018 increased 31% to $7.8 billion, primarily as a result of an increase in operating income for VMware and, to a lesser extent, CSG.

Cash provided by operating activities was $6.8 billion during Fiscal 2018. The increase in operating cash flows during Fiscal 2018 was driven by improved profitability, including the incremental profitability from the EMC acquired businesses, and ongoing working capital initiatives. See "Market Conditions, Liquidity, Capital Commitments, and Contractual Cash Obligations" for further information on our cash flow metrics.

Net Revenue

During Fiscal 2018, our net revenue and non-GAAP net revenue both increased 27%, primarily due to the incremental net revenue from the EMC acquired businesses and, to a lesser extent, an increase in CSG net revenue. See "Business Unit Results" for further information.

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Product Net Revenue — Product net revenue includes revenue from the sale of hardware products and software licenses. During Fiscal 2018, product net revenue and non-GAAP product net revenue both increased 20%, primarily due to the incremental product net revenue from the EMC acquired businesses and, to a lesser extent, an increase in CSG product net revenue. The increases in product net revenue and non-GAAP product net revenue during Fiscal 2018 were driven by strength in sales of notebooks, workstations, servers, and VMware license revenue.

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Services Net Revenue — Services net revenue includes revenue from our services offerings, third-party software license sales, and support services related to hardware products and software licenses. During Fiscal 2018, services net revenue and non-GAAP services net revenue increased 60% and 58%, respectively. These increases were primarily due to the incremental services net revenue from the EMC acquired businesses.

From a geographical perspective, net revenue generated by sales to customers in all regions increased in Fiscal 2018 primarily as a result of the incremental net revenue from the EMC acquired businesses. Our mix of revenues generated in the Americas, EMEA, and APJ did not change substantially as a result of the EMC merger transaction.

Gross Margin

During Fiscal 2018, our gross margin increased 50% to $20.5 billion, and our gross margin percentage increased 400 basis points to 26.0%. The increases in our gross margin and gross margin percentage were primarily attributable to incremental gross margin from the EMC acquired businesses, which have higher gross margin percentages. The effect of the higher gross margin and gross margin percentage was partially offset by the combined impact of amortization of intangibles and purchase accounting adjustments as a result of the EMC merger transaction.

Our gross margin for the Fiscal 2018 and Fiscal 2017 included the effect of amortization of intangibles and purchase accounting adjustments related to the EMC merger transaction and, to a lesser extent, the going-private transaction, of $5.0 billion and $3.6 billion, respectively. Excluding these costs, transaction-related expenses, and other corporate expenses, total non-GAAP gross margin for Fiscal 2018 increased 47% to $25.7 billion and non-GAAP gross margin percentage increased 440 basis points to 32.0%. The increase in non-GAAP gross margin and non-GAAP gross margin percentage was primarily attributable to incremental gross margin from the EMC acquired businesses.

•
Products — During Fiscal 2018, product gross margin increased 28% to $9.8 billion, and product gross margin percentage increased 100 basis points to 16.0%. These increases in product gross margin and product gross margin percentage were driven primarily by additional product gross margin from the EMC acquired businesses, which was partially offset by an increase in amortization of intangibles related to the EMC merger transaction, and to a lesser extent, component cost pressures in CSG and ISG.

During Fiscal 2018, non-GAAP product gross margin increased 31% to $13.8 billion, and non-GAAP product gross margin percentage increased 200 basis points to 22.4%. The increase in non-GAAP product gross margin from the EMC acquired businesses was partially offset by component cost pressures in CSG and ISG. Gross margin strengthened throughout Fiscal 2018 as we managed our pricing in response to the cost environment during the period.

Our gross margins include benefits relating primarily to settlements from certain vendors regarding their past pricing practices. Vendor settlements are allocated to our segments based on the relative amount of affected vendor products sold by each segment. These benefits, which were entirely allocated to CSG, were $68 million and $80 million for Fiscal 2018 and Fiscal 2017, respectively.

•
Services — During Fiscal 2018, services gross margin increased 79% to 10.7 billion, and services gross margin percentage increased 650 basis points to 60.3%. During Fiscal 2018, non-GAAP services gross margin increased 70% to $11.9 billion, and non-GAAP services gross margin percentage increased 440 basis points to 63.0%. These increases were primarily attributable to the incremental services gross margin from the EMC acquired businesses.

Vendor Programs and Settlements

Our gross margin is affected by our ability to achieve competitive pricing with our vendors and contract manufacturers, including through our negotiation of a variety of vendor rebate programs to achieve lower net costs for the various components we include in our products. Under these programs, vendors provide us with rebates or other discounts from the list prices for the components, which are generally elements of their pricing strategy. We account for vendor rebates and other discounts as a reduction in cost of net revenue. We manage our costs on a total net cost basis, which includes supplier list prices reduced by vendor rebates and other discounts.

The terms and conditions of our vendor rebate programs are largely based on product volumes and are generally negotiated either at the beginning of the annual or quarterly period, depending on the program. The timing and amount of vendor rebates and other discounts we receive under the programs may vary from period to period, reflecting changes in the competitive environment. We monitor our component costs and seek to address the effects of any changes to terms that might arise under our vendor rebate programs. Our gross margins for Fiscal 2018 and Fiscal 2017 were not materially affected by any changes to the terms of our vendor rebate programs, as the amounts we received under these programs were generally stable relative to our total net cost. We are not aware of any significant changes to vendor pricing or rebate programs that may impact our results in the near term.

In addition, we have pursued legal action against certain vendors and are currently involved in negotiations with other vendors regarding their past pricing practices. We have negotiated settlements with some of these vendors and may have additional settlements in future periods. These settlements are allocated to our segments based on the relative amount of affected vendor products sold by each segment. Pricing settlements benefited product gross margins in Fiscal 2018 and Fiscal 2017 by $68 million and $80 million, respectively.

Operating Expenses

The following table presents information regarding our operating expenses during each of the periods presented:

	Fiscal Year Ended
	February 2, 2018			February 3, 2017
	Dollars	% of Net Revenue	% Change	Dollars	% of Net Revenue
	(in millions, except percentages)
Operating expenses:
Selling, general, and administrative	$18,569	23.6%	39%	$13,403	21.6%
Research and development	4,384	5.5%	66%	2,636	4.2%
Total operating expenses	$22,953	29.1%	43%	$16,039	25.8%

Other Financial Information
Non-GAAP operating expenses	$17,896	22.3%	55%	$11,534	18.2%

During Fiscal 2018, total operating expenses increased 43%. Our operating expenses include the impact of purchase accounting associated with the EMC merger transaction and, to a lesser extent, the going-private transaction, amortization of intangible assets, transaction-related expenses, and other corporate expenses. In aggregate, these items totaled $5.1 billion and $4.5 billion for Fiscal 2018 and Fiscal 2017, respectively. Excluding these costs, total non-GAAP operating expenses increased 55%. The increases in operating expenses and non-GAAP operating expenses were primarily due to the incremental operating costs from the EMC acquired businesses.

•
Selling, General, and Administrative — Selling, general, and administrative ("SG&A") expenses increased 39% during Fiscal 2018. The increases in SG&A expenses were primarily driven by incremental operating costs of the EMC acquired businesses.

•
Research and Development — Research and development ("R&D") expenses are primarily composed of personnel-related expenses related to product development. R&D expenses as a percentage of net revenue for Fiscal 2018 and Fiscal 2017 were approximately 5.5% and 4.2%, respectively. The increase in R&D expenses was attributable to the expansion of our R&D capability through the EMC merger transaction. As our industry continues to change and as the needs of our customers evolve, we intend to support R&D initiatives to innovate and introduce new and enhanced solutions into the market.

We will continue to balance our efforts to drive cost efficiencies in the business with strategic investments in areas that will enable growth, such as our sales force, marketing, and R&D.

Operating Income/Loss

Our operating loss increased 1% during Fiscal 2018, primarily due to higher operating expenses from the EMC acquired businesses as well as an increase in amortization of intangibles related to the EMC merger transaction, mostly offset by an increase in gross margin. While the EMC acquired businesses contributed higher gross margin overall, we experienced gross margin pressure in ISG related to the changing product mix within ISG as well as component cost inflation, particularly for memory components used in ISG products.

Our operating loss includes the impact of purchase accounting associated with the EMC merger transaction and, to a lesser extent, the going-private transaction, amortization of intangible assets, transaction-related expenses, and other corporate expenses. In aggregate, these items totaled $10.2 billion and $8.3 billion for Fiscal 2018 and Fiscal 2017, respectively. Excluding these costs, non-GAAP operating income for Fiscal 2018 increased 31% to $7.8 billion. The increase in non-GAAP operating income for Fiscal 2018 was attributable to an increase in operating income for VMware and CSG.

Interest and Other, Net

The following table provides information regarding interest and other, net for each of the periods presented:

	Fiscal Year Ended
	February 2, 2018	February 3, 2017
	(in millions)
Interest and other, net:
Investment income, primarily interest	$207	$102
Gain (loss) on investments, net	72	4
Interest expense	(2,406)	(1,751)
Foreign exchange	(113)	(77)
Debt extinguishment	—	(337)
Other	(113)	(45)
Total interest and other, net	$(2,353)	$(2,104)

During Fiscal 2018, changes in interest and other, net were unfavorable by $249 million primarily due to an increase in interest expense from new borrowings associated with the EMC merger transaction. This change was partially offset by other expenses incurred in Fiscal 2017, which included approximately $337 million related to debt extinguishment and new borrowings that did not recur in Fiscal 2018. See Note 8 of the Notes to the Consolidated Financial Statements included in this report for further information regarding our debt.

Income and Other Taxes

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (“U.S. Tax Reform” or the “Act”) was signed into law.  U.S. Tax Reform lowers the U.S. corporate income tax rate to 21% from 35% and establishes a modified territorial system requiring a mandatory deemed repatriation tax on undistributed earnings of foreign subsidiaries (the “Transition Tax”). For Fiscal 2019, U.S. Tax Reform also requires a minimum tax on certain future earnings generated by foreign subsidiaries while providing for future tax-free repatriation of earnings through a 100% dividends-received deduction, and places limitations on the deductibility of net interest expense.

GAAP requires the effect of a change in tax laws to be recognized in the period that includes the enactment date.  Accordingly, for Fiscal 2018 we recognized a provisional tax benefit of $0.5 billion related to U.S. Tax Reform, primarily driven by a $1.5 billion tax benefit related to the remeasurement of deferred tax assets and liabilities, offset by $1.0 billion of current and future income tax expenses related to the Transition Tax.

Our effective income tax rates for continuing operations were 38.6% and 31.6% on pre-tax losses from continuing operations of $4.8 billion and $4.5 billion for Fiscal 2018 and Fiscal 2017, respectively. The change in our effective income tax rate for Fiscal 2018 as compared to Fiscal 2017 was primarily attributable to tax benefits from charges incurred associated with the EMC merger transaction, including purchase accounting adjustments, interest charges, and stock-based compensation expense. The change in our effective income tax rate was also impacted by tax benefits recognized in the current period related to U.S. Tax Reform, as well as by tax charges recognized in the prior year related to the divestiture of Dell Services and DSG. See Note 3 of the Notes to the Consolidated Financial Statements included in this report for more information on the EMC merger transaction.

Our effective income tax rate can fluctuate depending on the geographic distribution of our world-wide earnings, as our foreign earnings are generally taxed at lower rates than in the United States. In certain jurisdictions, our tax rate is significantly less than the applicable statutory rate as a result of tax holidays. The majority of our foreign income that is subject to these tax holidays and lower tax rates is attributable to Singapore, China, and Malaysia. A significant portion of these income tax benefits relates to a tax holiday that expired at the end of Fiscal 2017. We have negotiated new terms for the affected subsidiary. These new terms provide for a reduced income tax rate and will be effective for a two-year bridge period expiring at the end of Fiscal 2019. We are currently seeking new terms for the affected subsidiary beyond Fiscal 2019, and it is uncertain whether any terms will be agreed upon. Our other tax holidays will expire in whole or in part during Fiscal 2019 through Fiscal 2023. Many of these tax holidays and reduced tax rates may be extended when certain conditions are met or may be terminated early if certain conditions are not met. The differences between our effective income tax rate and the U.S. federal statutory rate of 33.7% principally resulted from the geographical distribution of taxable income discussed above and permanent differences between the book and tax treatment of certain items.  As discussed above, starting in Fiscal 2019, our U.S. corporate income tax rate will be lowered from 35% to 21%. In addition, we will be subject to additional provisions of U.S. Tax Reform including a minimum tax on foreign earnings, and limitations on the deductibility of net interest expense. These provisions could have a material impact on our future effective income tax rate.

For further discussion regarding tax matters, including the status of income tax audits, see Note 14 of the Notes to the Consolidated Financial Statements included in this report.

Net Income/Loss from Continuing Operations

During Fiscal 2018, net loss from continuing operations decreased 5% to a net loss from continuing operations of $2.9 billion. The decrease in net loss from continuing operations during Fiscal 2018 was primarily attributable to an increase in tax benefit partially offset by an increase in operating loss and to an increase in interest and other, net expense. Net loss from continuing operations for Fiscal 2018 included amortization of intangible assets, the impact of purchase accounting, transaction-related expenses, and other corporate expenses. Excluding these costs and the related tax impacts, non-GAAP net income from continuing operations increased 32% to $4.4 billion during the Fiscal 2018. The increase in non-GAAP net income from continuing operations during Fiscal 2018 was primarily attributable to increases in operating income, the effect of which was partially offset by increases in interest and other, net expense and income tax expense.

Non-controlling Interests

During Fiscal 2018 net loss attributable to non-controlling interests was $77 million and during Fiscal 2017 net income attributable to non-controlling interests was $9 million. During Fiscal 2018 net loss attributable to non-controlling interests primarily consisted of net loss attributable to the non-controlling interest in VMware, Inc. For more information about our non-controlling interests, see Note 16 of the Notes to the Consolidated Financial Statements included in this report.

Net Income/Loss Attributable to Dell Technologies Inc.

Net loss attributable to Dell Technologies Inc. represents net income/loss from continuing operations, an adjustment for non-controlling interests, and, in Fiscal 2017, an adjustment for discontinued operations. During Fiscal 2018 and Fiscal 2017, net loss attributable to Dell Technologies Inc. was $2.8 billion and $1.2 billion, respectively. The increase in net loss attributable to Dell Technologies Inc. during Fiscal 2018 was primarily attributable to an increase in net loss from continuing operations and the absence of income from our discontinued operations in Fiscal 2018, due to completion of the divestiture transactions in Fiscal 2017.

Business Unit Results

Our reportable segments are based on the following business units: ISG, CSG, and VMware. A description of our three business units is provided under "Introduction." See Note 22 of the Notes to the Consolidated Financial Statements included in this report for a reconciliation of net revenue and operating income by reportable segment to consolidated net revenue and consolidated operating loss, respectively.

Infrastructure Solutions Group:

The following table presents net revenue and operating income attributable to ISG for the respective periods:

	Fiscal Year Ended
	February 2, 2018	% Change	February 3, 2017
	(in millions, except percentages)
Net Revenue:
Servers and networking	$15,533	20%	$12,973
Storage	15,384	69%	9,097
Total ISG net revenue	$30,917	40%	$22,070

Operating Income:
ISG operating income	$3,068	5%	$2,920
% of segment net revenue	9.9%		13.2%

Net Revenue — During Fiscal 2018, ISG net revenue increased 40% primarily due to incremental storage net revenue associated with the EMC acquired storage business, and to a lesser extent, increases in servers and networking. Revenue from servers and networking increased 20% during Fiscal 2018, driven by an increase in both average selling price and units sold of our PowerEdge server product. Average selling prices increased as we managed our pricing in response to the current component cost environment, and also reflected the sale of servers with higher memory and storage content. Storage revenue increased 69% during Fiscal 2018 due to the incremental revenue from the EMC acquired storage business. Although we experienced strong growth in all-flash and hyper-converged infrastructure products, we are experiencing reduced demand in ISG for certain elements of our storage portfolio, including traditional high-end and midrange storage offerings. We are addressing this dynamic through investments in our go-to-market capability and product enhancements.

In ISG, we are seeing increased interest in flexible consumption models by our customers as they seek to build greater flexibility into their cost structures. We generally provide these solutions under multi-year contracts that typically result in recognition of revenue over the term of the arrangement. We expect these flexible consumption models will further strengthen our customer relationships, and will build more predictable revenue streams over time.

From a geographical perspective, during Fiscal 2018, ISG net revenue increased in all regions due to the incremental revenue from the EMC acquired storage business. The EMC acquired storage business operates on a world-wide basis with a geographic mix similar to that of the legacy Dell ISG business.

Operating Income — During Fiscal 2018, ISG operating income decreased 330 basis points to 9.9% primarily due to increased operating expenses from the EMC acquired businesses and larger investments in our go-to-market capabilities and research and development. While the EMC acquired storage business contributed higher gross margin overall, we experienced gross margin pressure due to changing product mix within ISG as well as component cost inflation, particularly for memory components used in ISG products, which we expect to moderate in Fiscal 2019.

Client Solutions Group:

The following table presents net revenue and operating income attributable to CSG for the respective periods:

	Fiscal Year Ended
	February 2, 2018	% Change	February 3, 2017
	(in millions, except percentages)
Net Revenue:
Commercial	$27,507	7%	$25,773
Consumer	11,711	9%	10,736
Total CSG net revenue	$39,218	7%	$36,509

Operating Income:
CSG operating income	$2,044	17%	$1,751
% of segment net revenue	5.2%		4.8%

Net Revenue — During Fiscal 2018, CSG net revenue increased 7%, driven by an increase in overall average selling price in both the commercial and consumer product categories, as we managed our pricing in response to the cost environment during the period. During Fiscal 2018, CSG net revenue also benefited from increases in units sold, as we experienced a general improvement in customer demand, which favored premium notebooks and workstations.

From a geographical perspective, net revenue attributable to CSG increased across all regions during Fiscal 2018.

Operating Income — During Fiscal 2018, CSG operating income as a percentage of net revenue increased 40 basis points to 5.2% primarily due to a reduction in CSG operating expenses as a percentage of net revenue, as we continued to manage our cost position. This benefit was partially offset by increased component costs, which we were able to mitigate through pricing actions. We will continue to adjust our pricing practices as needed based upon relevant factors, including the competitive environment and component costs. We expect that component cost increases will moderate in Fiscal 2019. The impact of the vendor settlements recorded in Fiscal 2018 and Fiscal 2017 did not affect comparability for these periods.

VMware:

The following table presents net revenue and operating income attributable to VMware for the respective periods:

	Fiscal Year Ended
	February 2, 2018	% Change	February 3, 2017
	(in millions, except percentages)
Net Revenue:
VMware net revenue	$7,994	126%	$3,543

Operating Income:
VMware operating income	$2,809	85%	$1,516
% of segment net revenue	35.1%		42.8%

Net Revenue — VMware net revenue during Fiscal 2018 primarily consisted of revenue from the sale of software licenses under perpetual licenses, related software maintenance and support, training, consulting services, and hosted services. VMware net revenue for Fiscal 2018 benefited from balanced performance in all major geographies and broad strength across the product portfolio.

From a geographical perspective, approximately half of VMware net revenue during Fiscal 2018 was generated by sales to customers in the United States.

Operating Income — During Fiscal 2018, VMware operating income as a percentage of net revenue was 35.1%, primarily driven by strong gross margin performance during the year.

OTHER BALANCE SHEET ITEMS

Accounts Receivable

We sell products and services directly to customers and through a variety of sales channels, including retail distribution. Our accounts receivable, net, was $11.7 billion and $9.9 billion as of February 2, 2018 and February 3, 2017, respectively. We maintain an allowance for doubtful accounts to cover receivables that may be deemed uncollectible. The allowance for losses is based on a provision for accounts that are collectively evaluated based on historical bad debt experience as well as specific identifiable customer accounts that are deemed at risk. As of February 2, 2018 and February 3, 2017, the allowance for doubtful accounts was $103 million and $57 million, respectively. Based on our assessment, we believe that we are adequately reserved for expected credit losses. We monitor the aging of our accounts receivable and continue to take actions to reduce our exposure to credit losses.

Dell Financial Services and Financing Receivables

Dell Financial Services and its affiliates ("DFS") offers a wide range of financial services, including originating, collecting, and servicing customer receivables primarily related to the purchase of Dell Technologies' products and services. In some cases, we also offer financing on the purchase of third-party technology products that complement our portfolio of products and services. New financing originations were $6.3 billion and $4.5 billion for Fiscal 2018 and Fiscal 2017, respectively. As of February 2, 2018 and February 3, 2017, our financing receivables, net were $7.6 billion and $5.9 billion, respectively. The increases in new financing originations and financing receivables during Fiscal 2018 were attributable to growth in DFS offerings related to customer purchases of products and services from the EMC acquired businesses.

We have securitization facilities to fund revolving loans and fixed-term leases and loans through consolidated special purpose entities, referred to as SPEs, which we account for as secured borrowings. We transfer certain U.S. and European customer financing receivables to these SPEs, whose purpose is to facilitate the funding of customer receivables through financing arrangements with multi-seller conduits that issue asset-backed debt securities in the capital markets and to private investors. During Fiscal 2018 and Fiscal 2017, we transferred $3.9 billion and $3.3 billion, respectively, to these SPEs. The DFS debt related to all of our securitization facilities included as secured borrowings was $3.9 billion and $3.1 billion as of February 2, 2018 and February 3, 2017, respectively. In addition, the carrying amount of the corresponding financing receivables was $4.6 billion and $3.6 billion as of February 2, 2018 and February 3, 2017, respectively. As a result of the EMC merger transaction, we are expanding our existing securitization facilities to allow for additional funding of customer receivables in the capital markets.
We maintain an allowance to cover expected financing receivable credit losses and evaluate credit loss expectations based on our total portfolio. For Fiscal 2018 and Fiscal 2017, the principal charge-off rate for our total portfolio was 1.5% and 2.0%, respectively. The credit quality of our financing receivables has improved in recent years due to an overall improvement in the credit environment and as the mix of high-quality commercial accounts in our portfolio has increased. The allowance for losses is determined based on various factors, including historical and anticipated experience, past due receivables, receivable type, and customer risk profile. As of February 2, 2018 and February 3, 2017, the allowance for financing receivable losses was $145 million and $143 million, respectively. In general, the loss rates on our financing receivables have improved over the periods presented.  We expect relatively stable loss rates in future periods, with movements in these rates being primarily driven by seasonality and a continued shift in portfolio composition to lower risk commercial assets. We continue to monitor broader economic indicators and their potential impact on future loss performance. We have an extensive process to manage our exposure to customer credit risk, including active management of credit lines and our collection activities. We also sell selected fixed-term financing receivables to unrelated third parties on a periodic basis, primarily to manage certain concentrations of customer credit exposure.  Based on our assessment of the customer financing receivables, we believe that we are adequately reserved.
See Note 7 of the Notes to the Consolidated Financial Statements included in this report for additional information about our financing receivables and the associated allowances.

Off-Balance Sheet Arrangements
As of February 2, 2018, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition or results of operations.

MARKET CONDITIONS, LIQUIDITY, CAPITAL COMMITMENTS, AND CONTRACTUAL CASH OBLIGATIONS

Market Conditions

We regularly monitor economic conditions and associated impacts on the financial markets and our business. We consistently evaluate the financial health of our supplier base, carefully manage customer credit, diversify counterparty risk, and monitor the concentration risk of our cash and cash equivalents balances globally. We routinely monitor our financial exposure to borrowers and counterparties.

We monitor credit risk associated with our financial counterparties using various market credit risk indicators such as credit ratings issued by nationally recognized rating agencies and changes in market credit default swap levels. We perform periodic evaluations of our positions with these counterparties and may limit exposure to any one counterparty in accordance with our policies. We monitor and manage these activities depending on current and expected market developments.

We use derivative instruments to hedge certain foreign currency exposures. We use forward contracts and purchased options designated as cash flow hedges to protect against the foreign currency exchange rate risks inherent in our forecasted transactions denominated in currencies other than the U.S. dollar.  In addition, we primarily use forward contracts and may use purchased options to hedge monetary assets and liabilities denominated in a foreign currency.  See Note 9 of the Notes to the Consolidated Financial Statements included in this report for more information about our use of derivative instruments.

We are exposed to interest rate risk related to our variable-rate debt and investment portfolio. In the normal course of business, we follow established policies and procedures to manage this risk, including monitoring of our asset and liability mix. As a result, we do not anticipate any material losses from interest rate risk. For additional information, see "Item 7A — Quantitative and Qualitative Disclosures About Market Risk."

The impact of any credit adjustments related to our use of counterparties on our Consolidated Financial Statements included in this report has been immaterial.

Liquidity and Capital Resources

To support our ongoing business operations, we rely on operating cash flows as our primary source of liquidity. We monitor the efficiency of our balance sheet to ensure that we have adequate liquidity to support our strategic initiatives. In addition to internally generated cash, we have access to other capital sources to finance our strategic initiatives and fund growth in our financing operations. As of February 2, 2018, we had $13.9 billion of total cash and cash equivalents, the majority of which was held outside of the United States. Our strategy is to deploy capital from any potential source, whether internally generated cash or debt, depending on the adequacy and availability of that source of capital and whether it can be accessed in a cost-effective manner.

A significant portion of our income is earned in non-U.S. jurisdictions.  Prior to the enactment of U.S. Tax Reform as discussed above, earnings available to be repatriated to the United States would be subject to U.S. federal income tax, less applicable foreign tax credits.  U.S. Tax Reform fundamentally changes the U.S. approach to taxation of foreign earnings to a modified territorial tax system, which generally allows companies to make distributions of non-U.S. earnings to the United States without incurring additional U.S. federal tax.  However, local and U.S. state taxes may still apply. We have provided for future tax liabilities on income earned in non-U.S. jurisdictions, except for foreign earnings that are considered indefinitely reinvested outside of the United States.

The following table summarizes our cash and cash equivalents as well as our available borrowings as of February 2, 2018 and February 3, 2017:

	February 2, 2018	February 3, 2017
	(in millions)
Cash and cash equivalents, and available borrowings:
Cash and cash equivalents (a)	$13,942	$9,474
Remaining available borrowings under revolving credit facilities	4,875	2,678
Total cash, cash equivalents, and available borrowings	$18,817	$12,152
__________________
(a) Of the $13.9 billion of cash and cash equivalents as of February 2, 2018, $6.0 billion was held by VMware, Inc. Amounts exclude restricted cash.

Our revolving credit facilities include the Revolving Credit Facility and China Revolving Credit Facility. Available borrowings under these facilities are reduced by draws on the facility and, under the Revolving Credit Facility, outstanding letters of credit. As of February 2, 2018, there were no borrowings outstanding under either facility and remaining available borrowings totaled approximately $3.8 billion. These available borrowings may be used periodically for general corporate purposes.

The VMware Revolving Credit Facility and Pivotal Revolving Credit Facility have maximum aggregate borrowings of $1.0 billion and $100 million, respectively. None of the net proceeds of such borrowings will be made available to support the operations or satisfy any corporate purposes of Dell Technologies, other than the operations and corporate purposes of VMware, Inc., Pivotal, and their respective subsidiaries. As of February 2, 2018, $1.0 billion was available under the VMware Revolving Credit Facility and $80 million was available under the Pivotal Revolving Credit Facility.

We believe that our current cash and cash equivalents, along with cash that will be provided by future operations and borrowings expected to be available under the Revolving Credit Facility and China Revolving Credit Facility, will be sufficient over at least the next twelve months to fund our operations, capital expenditures, share repurchases, debt service requirements, and other corporate needs.

Debt

The following table summarizes our outstanding debt as of February 2, 2018 and February 3, 2017:

	February 2, 2018	February 3, 2017
	(in millions)
Restricted Subsidiary Debt
Core debt:
Senior Secured Credit Facilities and First Lien Notes	$30,595	$31,638
Unsecured Notes and Debentures	2,452	2,453
Senior Notes	3,250	3,250
EMC Notes	5,500	5,500
DFS allocated debt	(1,892)	(1,675)
Total core debt	39,905	41,166
DFS related debt:
DFS debt	4,796	3,464
DFS allocated debt	1,892	1,675
Total DFS related debt	6,688	5,139
Other	2,054	4,051
Unrestricted Subsidiary Debt
VMware Notes	4,000	—
Other	47	—
Total unrestricted subsidiary debt	4,047	—
Total debt, principal amount	52,694	50,356
Carrying value adjustments	(823)	(966)
Total debt, carrying value	$51,871	$49,390

The outstanding principal amount of our debt was $52.7 billion as of February 2, 2018, which included core debt of $39.9 billion. We define core debt as the total principal amount of our debt, less: (a) DFS related debt, (b) other debt, and (c) unrestricted subsidiary debt.

DFS related debt primarily represents debt from securitization and structured financing programs. To fund expansion of the DFS business, we balance the use of our securitization and structure financing programs with other sources of liquidity. We approximate the amount of our debt used to fund the DFS business by applying a 7:1 debt to equity ratio to our financing receivables balance, based on the underlying credit quality of the assets. See Note 7 of the Notes to the Consolidated Financial Statements included in this report for more information about our DFS debt.

As of February 2, 2018, other debt primarily consisted of the $2.0 billion Margin Loan Facility. As of February 3, 2017, other debt primarily consisted of the Margin Bridge Facility and VMware Note Bridge Facility which were repaid during Fiscal 2018.

VMware, Inc., Pivotal, and their respective subsidiaries are unrestricted subsidiaries for purposes of the existing debt of Dell Technologies.  Neither Dell Technologies nor any of its subsidiaries, other than VMware, Inc., is obligated to make payment on the VMware Notes.  None of the net proceeds of the VMware Notes will be made available to support the operations or satisfy any corporate purposes of Dell Technologies, other than the operations and corporate purposes of VMware, Inc. and its subsidiaries.

Our requirements for cash to pay principal and interest have increased significantly due to the borrowings that were required to finance the EMC merger transaction. We or our affiliates, at our or their sole discretion, may purchase, redeem, prepay, refinance, or otherwise retire any amount of our outstanding indebtedness under the terms of such indebtedness at any time and from time to time, in open market or negotiated transactions with the holders of such indebtedness, as appropriate market conditions exist.

See Note 8 of the Notes to the Consolidated Financial Statements included in this report for more information about our debt and our unrestricted subsidiaries.

Fiscal 2018

During Fiscal 2018, we completed two refinancing transactions of the Senior Secured Credit Facilities. In the first refinancing transaction, which occurred during the first quarter of Fiscal 2018, we refinanced the Term Loan B Facility to reduce the interest rate margin by 0.75% and to increase the outstanding principal amount by $0.5 billion. We applied the proceeds from the Term Loan B Facility refinancing to repay $0.5 billion principal amount of the Margin Bridge Facility. Additionally, during the first quarter of Fiscal 2018, we entered into the Margin Loan Facility in the principal amount of $2.0 billion, and used the proceeds of the new facility to repay the Margin Bridge Facility in full.

In the second refinancing transaction, which occurred during the third quarter of Fiscal 2018, we refinanced the Term Loan A-2 Facility, Term Loan A-3 Facility, Term Loan B Facility, and the Revolving Credit Facility. As a result of the refinancing, the interest rate margin under each of these facilities decreased by 0.50% and the outstanding principal amount of the Term Loan A-2 Facility increased by $672 million, which was used to pay $212 million principal amount of the Term Loan A-3 Facility and $460 million principal amount of the Term Loan B Facility. Further, the Revolving Credit Facility's borrowing capacity increased by $180 million to $3.3 billion.

During Fiscal 2018, we repaid approximately $1.2 billion principal amount of our term loan facilities and $0.4 billion under the Revolving Credit Facility and issued an additional $1.3 billion, net, in DFS debt to support the expansion of the DFS financing receivables portfolio.

Further, during the third quarter of Fiscal 2018, VMware, Inc. completed a public offering of senior notes in the aggregate principal amount of $4.0 billion (the "VMware Notes"). VMware, Inc. used a portion of the net proceeds from the offering to repay certain intercompany promissory notes previously issued by it to EMC in the aggregate principal amount of $1.2 billion. We applied the proceeds of this repayment, and other cash, to repay $1.5 billion principal amount of the VMware Note Bridge Facility. VMware, Inc. has disclosed that it intends to use the remaining net proceeds of the debt issuance to fund additional repurchases of up to $1.0 billion of its Class A common stock through August 31, 2018, and for general VMware, Inc. corporate purposes, including mergers and acquisitions and repaying other indebtedness.

Fiscal 2017

To finance the EMC merger transaction, we issued an aggregate principal amount of $45.9 billion in new debt, which included proceeds from the sale of the First Lien Notes and Senior Notes, as well as borrowings under the Senior Secured Credit Facilities (including the Revolving Credit Facility), the Asset Sale Bridge Facility, the Margin Bridge Facility, and the VMware Note Bridge Facility at the closing of the transaction. Additionally, on September 7, 2016, EMC had outstanding senior notes (the "EMC Notes") consisting of $2.5 billion aggregate principal amount of its 1.875% Notes due June 2018, $2.0 billion aggregate principal amount of its 2.650% Notes due June 2020 and $1.0 billion aggregate principal amount of its 3.375% Notes due June 2023. The EMC Notes remain outstanding following the closing of the EMC merger transaction.

Cash Flows

The following table contains a summary of our Consolidated Statements of Cash Flows for the respective periods:

	Fiscal Year Ended
	February 2, 2018	February 3, 2017
	(in millions)
Net change in cash from:
Operating activities	$6,843	$2,367
Investing activities	(2,875)	(31,236)
Financing activities	403	31,785
Effect of exchange rate changes on cash and cash equivalents	175	24
Change in cash and cash equivalents	$4,546	$2,940

Operating Activities — Cash provided by operating activities was $6.8 billion for Fiscal 2018 compared to $2.4 billion for Fiscal 2017. The increase in operating cash flows during Fiscal 2018 was driven by improved profitability, predominantly due to the incremental profitability from the EMC acquired businesses, and ongoing working capital initiatives. Further, cash paid for transaction costs during Fiscal 2017 did not recur in Fiscal 2018. The increase in operating cash flows was partially offset by the growth in our financing receivables portfolio and cash paid for interest and taxes.

Investing Activities — Investing activities primarily consist of cash used to fund strategic investments, the maturities, sales, and purchases of investments, capital expenditures for property, plant, and equipment, and capitalized software development costs. During Fiscal 2018, cash used by investing activities was $2.9 billion and was primarily driven by capital expenditures, VMware Inc.'s Fiscal 2018 acquisitions, and the net purchases of investments. See Note 3 of the Notes to the Consolidated Financial Statements included in this report for further information regarding VMware, Inc.'s acquisitions. In comparison, cash used in investing activities was $31.2 billion during Fiscal 2017, principally due to our use of $37.6 billion, net cash to fund the EMC merger transaction.

Financing Activities — Financing activities primarily consist of the proceeds and repayments of debt and cash used to repurchase common stock. Cash provided by financing activities of $0.4 billion during Fiscal 2018 was driven by net proceeds from debt, primarily due to the issuance of the VMware Notes, partially offset by cash used for share repurchases.

In comparison, during Fiscal 2017, cash provided by financing activities was $31.8 billion. Cash provided by financing activities consisted primarily of $46.9 billion in cash proceeds from debt, $43.2 billion of which was issued in connection with the EMC merger transaction, and $4.4 billion in proceeds from the sale and issuance of our Class A, Class B, and Class C Common Stock for financing of that transaction. These issuances were partially offset by $17.0 billion in repayments of debt, $0.9 billion in payments of debt issuance costs, $1.3 billion in payments to repurchase common stock, and $0.4 billion in payments in connection with the appraisal litigation related to the going-private transaction.

Capital Commitments

Capital Expenditures — During Fiscal 2018 and Fiscal 2017, we spent $1.2 billion and $0.7 billion, respectively, on property, plant, and equipment. These expenditures were primarily incurred in connection with our global expansion efforts and infrastructure investments made to support future growth. Product demand, product mix, and the use of contract manufacturers, as well as ongoing investments in operating and information technology infrastructure, influence the level and prioritization of our capital expenditures. Aggregate capital expenditures for Fiscal 2019, which will be primarily related to infrastructure investments and strategic initiatives, are currently expected to total between $1.1 billion and $1.3 billion.

Repurchases of Common Stock

Class V Common Stock Repurchases by Dell Technologies Inc.— On September 7, 2016, our board of directors approved a stock repurchase program (the "DHI Group Repurchase Program") under which we are authorized to use assets of the DHI Group to repurchase up to $1.0 billion of shares of Class V Common Stock over a period of two years. During the fiscal year ended February 3, 2017, we repurchased 7 million shares of Class V Common Stock for $324 million using cash of the DHI Group. Shares repurchased under the DHI Group Repurchase Program are being held as treasury stock at cost. On December 13, 2016, the board of directors approved the suspension of the DHI Group Repurchase Program until such time as the board of directors authorizes the reinstatement of that program. As of February 2, 2018, remaining authorized amount for share repurchases under the DHI Group Repurchase Program was $676 million.

On December 13, 2016, the board of directors approved a stock repurchase program (the “Class V Group Repurchase Program”) which authorized us to use assets of the Class V Group to repurchase up to $500 million of shares of Class V Common Stock over a period of six months. During Fiscal 2018, we repurchased 1.3 million shares of Class V Common Stock for $82 million pursuant to and in completion of this initial authorization. A total of 8.4 million shares were repurchased under this initial authorization, including shares repurchased during Fiscal 2017.

On March 27, 2017 and August 18, 2017, the board of directors approved two amendments of the Class V Group Repurchase Program (the "March 2017 Class V Group Repurchase Program" and the “August 2017 Class V Group Repurchase Program,” respectively) which, when combined, authorized us to use assets of the Class V Group to repurchase up to an additional $600 million of shares of Class V Common Stock over additional six month periods from the respective board approval dates. On May 9, 2017, we completed the March 2017 Class V Group Repurchase Program, pursuant to which we repurchased 4.6 million shares of Class V Common Stock for $300 million. On October 31, 2017, we completed August 2017 Class V Group Repurchase Program, pursuant to which we repurchased 3.8 million shares of Class V Common Stock for $300 million.

Class A Common Stock Repurchases by VMware, Inc. — On December 15, 2016, we entered into a stock purchase agreement with VMware, Inc. (the "December 2016 Stock Purchase Agreement"), pursuant to which VMware, Inc. agreed to repurchase for cash $500 million of shares of VMware, Inc. Class A common stock from a subsidiary of Dell Technologies. During Fiscal 2018, VMware, Inc. repurchased 1.4 million shares for $125 million pursuant to and in completion of the December 2016 Stock Purchase Agreement. VMware, Inc. repurchased a total of 6.2 million shares under this agreement, including shares repurchased during Fiscal 2017. We applied the proceeds from the sale to the repurchase of shares of our Class V Common Stock under the Class V Group Repurchase Program described above. All shares repurchased under VMware, Inc.'s stock repurchase programs are retired.

In January 2017 and August 2017, VMware, Inc.'s board of directors authorized the repurchase of up to $2.2 billion of shares of VMware, Inc. Class A common stock (the "January 2017 Authorization" for up to $1.2 billion through the end of Fiscal 2018, and the "August 2017 Authorization" for up to $1 billion through August 31, 2018). On March 29, 2017 and August 23, 2017, we entered into two new stock purchase agreements with VMware, Inc. (the "March 2017 Stock Purchase Agreement" and the "August 2017 Stock Purchase Agreement," respectively), pursuant to which VMware, Inc. agreed to repurchase for cash a total of $600 million of shares of VMware, Inc. Class A common stock from a subsidiary of Dell Technologies. VMware, Inc. repurchased approximately 6.1 million shares of Class A common stock, consisting of 3.4 million shares pursuant to the March 2017 Stock Purchase Agreement and 2.7 million shares pursuant to the August 2017 Stock Purchase Agreement. We applied the proceeds of the sales to the repurchase of shares of the Class V Common Stock under the March 2017 and August 2017 Class V Group Repurchase Programs described above. As of November 3, 2017, the sale transactions under the March 2017 and August 2017 Stock Purchase Agreements were completed. The purchase prices of the 3.4 million shares and 2.7 million shares repurchased by VMware, Inc. were each based on separate volume-weighted average per share prices of the Class A common stock as reported on the New York Stock Exchange during separate specified reference periods, less a discount of 3.5% from the respective volume-weighted average per share price.

During Fiscal 2018, VMware, Inc. repurchased 6.4 million shares of Class A common stock in the open market for $724 million.

As of February 2, 2018, the cumulative authorized amount remaining for share repurchases by VMware, Inc. was $876 million, which represents the $2.2 billion authorized since January 2017, less $600 million Class A common stock repurchases from a subsidiary of the Company during Fiscal 2018, and less $724 million of the Class A common stock repurchases in the open market during Fiscal 2018.

For more information regarding share repurchase programs, see Note 18 of the Notes to the Consolidated Financial Statements included in this report.

Contractual Cash Obligations

The following table summarizes our contractual cash obligations as of February 2, 2018:

		Payments Due by Fiscal Year
	Total	2019	2020-2021	2022-2023	Thereafter
	(in millions)
Contractual cash obligations:
Principal payments on long-term debt	$52,694	$7,888	$9,899	$13,567	$21,340
Operating leases	2,060	405	620	335	700
Purchase obligations	3,521	3,046	375	96	4
Interest	16,751	2,181	3,769	2,738	8,063
Uncertain tax positions (a)	—	—	—	—	—
Contractual cash obligations	$75,026	$13,520	$14,663	$16,736	$30,107
____________________

(a)
We have approximately $3.2 billion in additional liabilities associated with uncertain tax positions as of February 2, 2018. We are unable to reliably estimate the expected payment dates for any liabilities for uncertain tax positions.

Principal Payments on Long-Term Debt — Our expected principal cash payments on borrowings are exclusive of discounts and premiums. We have outstanding long-term notes with varying maturities. As of February 2, 2018, the future principal payments related to our DFS debt were expected to be $3.3 billion in Fiscal 2019, $1.4 billion in Fiscal 2020-2021, and immaterial thereafter. For additional information about our debt, see Note 8 of the Notes to the Consolidated Financial Statements included in this report.

Operating Leases — We lease property and equipment, manufacturing facilities, and office space under non-cancelable leases. Certain of these leases obligate us to pay taxes, maintenance, and repair costs.

Purchase Obligations — Purchase obligations are defined as contractual obligations to purchase goods or services that are enforceable and legally binding on us. These obligations specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum, or variable price provisions; and the approximate timing of the transaction. Purchase obligations do not include contracts that may be canceled without penalty.

We utilize several suppliers to manufacture sub-assemblies for our products. Our efficient supply chain management allows us to enter into flexible and mutually beneficial purchase arrangements with our suppliers in order to minimize inventory risk. Consistent with industry practice, we acquire raw materials or other goods and services, including product components, by issuing to suppliers authorizations to purchase based on our projected demand and manufacturing needs. These purchase orders are typically fulfilled within 30 days and are entered into during the ordinary course of business in order to establish best pricing and continuity of supply for our production. Purchase orders are not included in purchase obligations, as they typically represent our authorization to purchase rather than binding purchase obligations.

Interest — See Note 8 of the Notes to the Consolidated Financial Statements included in this report for further discussion of our debt and related interest expense.

Critical Accounting Policies

We prepare our financial statements in conformity with GAAP, which requires certain estimates, assumptions, and judgments to be made that may affect our Consolidated Statements of Financial Position and Consolidated Statements of Income. Accounting policies that have a significant impact on our Consolidated Financial Statements are described in Note 2 of the Notes to the Consolidated Financial Statements included in this report. The accounting estimates and assumptions discussed in this section are those that we consider to be the most critical. We consider an accounting policy to be critical if the nature of the estimate or assumption is subject to a material level of judgment and if changes in those estimates or assumptions are reasonably likely to materially impact our Consolidated Financial Statements. We have discussed the development, selection, and disclosure of our critical accounting policies with the Audit Committee of our board of directors.

Revenue Recognition — We enter into a variety of agreements to provide a wide portfolio of products and services offerings to our customers. These agreements have varying requirements depending on the goods and services being sold, the rights and obligations conveyed, and the legal jurisdiction of the arrangement. The manner in which we account for sales transactions depends on the nature of revenue recognized. See Note 2 of the Notes to the Consolidated Financial Statements included in this report for further information.

Revenue is recognized either over time or at a point in time, depending on when the underlying goods or services are transferred to the customer, in an amount that reflects the consideration to which we expect to be entitled in exchange for delivering those goods or services. The following five steps are applied to recognize revenue:

(1)
Identify the contract with a customer. The term “contract” refers to the enforceable rights and obligations provided in an agreement between us and one or more other parties in exchange for payment. We evaluate facts and circumstances regarding sales transactions in order to identify contracts with its customers. An agreement must meet all of the following criteria to qualify as a contract eligible for revenue recognition under the model: (i) the contract must be approved by all parties; (ii) each party's rights regarding the goods and services to be transferred to the customer can be identified; (iii) the payment terms for the good and services can be identified; (iv) the customer has the ability and intent to pay and it is probable that we will collect substantially all of the consideration to which we will be entitled; and (v) the contract must have commercial substance. Judgment is used in determining the customer's ability and intent to pay, which is based upon various factors including the customer's historical payment experience or customer credit and financial information.

(2)
Identify the performance obligations in the contract.  Distinct promises within a contract are referred to as "performance obligations" and are accounted for as separate units of account. We assess whether each promised good or service is distinct for the purpose of identifying the performance obligations in the contract. This assessment involves subjective determinations and requires management to make judgments about the individual promised goods or services and whether such goods or services are separable from the other aspects of the contractual relationship. Promised goods and services are considered distinct provided that: (i) the customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (that is, the good or service is capable of being distinct); and (ii) our promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (that is, the promise to transfer the good or service is distinct within the context of the contract). Our performance obligations consist of a variety of products and services offerings which include: hardware, such as servers, storage, networking, personal computers, workstations, and peripherals; third-party software; proprietary software licenses; support and deployment services, which include hardware support that extends beyond our standard warranties, software maintenance, and installation; professional services; training; software as a service ("SaaS"); and infrastructure as a service ("IaaS").

(3)
Determine the transaction price.  Transaction price reflects the amount of consideration to which we expect to be entitled in exchange for transferring goods or services to the customer. If the consideration promised in a contract includes a variable amount, we estimate the amount to which we expect to be entitled using either the expected value or most likely amount method. Our contracts may include terms that could cause variability in the transaction price, including, for example, rebates, sales returns, and volume discounts. In determining the transaction price, any variable consideration would be considered, to the extent applicable, if it is probable that a significant future reversal of cumulative revenue under the contract will not occur when the uncertainty associated with the variable consideration is resolved.

(4)
Allocate the transaction price to performance obligations in the contract. Many of our contracts include promises to transfer multiple products and services to a customer, and the transaction price must be allocated to each performance obligation in an amount that depicts the consideration to which we expect to be entitled in exchange for transferring the promised goods or services. For these contracts with multiple performance obligations, the transaction price is allocated in proportion to the standalone selling price ("SSP") of each performance obligation. If the contract contains a single performance obligation, the entire transaction price is allocated to that performance obligation.

The best evidence of SSP is the observable price of a good or service when we sell that good or service separately in similar circumstances to similar customers. If a directly observable price is available, it must be utilized for the SSP. If a directly observable price is not available, the SSP must be estimated. We estimate SSP by considering multiple factors including, but not limited to, pricing practices, internal costs, and profit objectives as well as overall market conditions which include geographic or regional specific factors, competitive positioning, and competitor actions. SSP can include fixed and variable components. Variable components are estimated based on the most likely outcome or expected value of the variable components.

(5)
Recognize revenue when (or as) the performance obligation is satisfied. Revenue is recognized when obligations under the terms of the contract with our customer are satisfied. Revenue is recognized either over time or at a point in time, depending on when the underlying products or services are transferred to the customer. Revenue is recorded at a point in time for products upon transfer of control. Revenue is recognized over time for support and deployment services, professional services, training, SaaS, and IaaS.

Business Combinations and Intangible Assets, Including Goodwill — We account for business combinations using the acquisition method of accounting, and, accordingly, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The excess of the purchase price over the estimated fair value is recorded as goodwill. Any changes in the estimated fair values of the net assets recorded for acquisitions prior to the finalization of more detailed analysis, but not to exceed one year from the date of acquisition, will change the amount of the purchase price allocable to goodwill. The cumulative impact of any subsequent changes to any purchase price allocations that are material to our consolidated financial results will be adjusted in the reporting period in which the adjustment amount is determined. All acquisition costs are expensed as incurred. Identifiable intangible assets with finite lives are amortized over their estimated useful lives. In-process research and development costs are recorded at fair value as an indefinite-lived intangible asset and assessed for impairment thereafter until completion, at which point the asset is amortized over its expected useful life. Separately recognized transactions associated with business combinations are generally expensed subsequent to the acquisition date. The application of business combination and impairment accounting requires the use of significant estimates and assumptions.

The results of operations of acquired businesses are included in our Consolidated Financial Statements from the acquisition date.

Goodwill and indefinite-lived intangible assets are tested for impairment annually during the third fiscal quarter and whenever events or circumstances may indicate that an impairment has occurred. To determine whether goodwill is impaired, we first assess certain qualitative factors. Based on this assessment, if it is determined more likely than not that the fair value of a goodwill reporting unit is less than its carrying amount, we perform the quantitative analysis of the goodwill impairment test. The fair value of each of our goodwill reporting units is generally estimated using a combination of public company multiples and discounted cash flow methodologies, and then compared to the carrying value of each goodwill reporting unit.

Standard Warranty Liabilities — We record warranty liabilities at the time of sale for the estimated costs that may be incurred under the terms of the limited warranty. The liability for standard warranties is included in accrued and other current and other non-current liabilities on the Consolidated Statements of Financial Position.  The specific warranty terms and conditions vary depending upon the product sold and the country in which we do business, but generally include technical support, parts, and labor over a period ranging from one to three years. Factors that affect our warranty liability include the number of installed units currently under warranty, historical and anticipated rates of warranty claims on those units, and cost per claim to satisfy our warranty obligation. The anticipated rate of warranty claims is the primary factor impacting our estimated warranty obligation. The other factors are less significant due to the fact that the average remaining aggregate warranty period of the covered installed base is approximately 16 months, repair parts are generally already in stock or available at pre-determined prices, and labor rates are generally arranged at pre-established amounts with service providers. Warranty claims are reasonably predictable based on historical experience of failure rates. If actual results differ from our estimates, we revise our estimated warranty liability to reflect such changes. Each quarter, we reevaluate our estimates to assess the adequacy of the recorded warranty liabilities and adjust the amounts as necessary.

Income Taxes — We are subject to income tax in the United States and numerous foreign jurisdictions. Significant judgments are required in determining the consolidated provision for income taxes. We calculate a provision for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized by identifying the temporary differences arising from the different treatment of items for tax and accounting purposes. We provide related valuation allowances for deferred tax assets, where appropriate. Significant judgment is required in determining any valuation allowance against deferred tax assets. In assessing the need for a valuation allowance, we consider all available evidence for each jurisdiction, including past operating results, estimates of future taxable income, and the feasibility of ongoing tax planning strategies. In the event we determine that all or part of the net deferred tax assets are not realizable in the future, we will make an adjustment to the valuation allowance that would be charged to earnings in the period such determination is made.

Significant judgment is also required in evaluating our uncertain tax positions. Although we believe our tax return positions are sustainable, we recognize tax benefits from uncertain tax positions in the financial statements only when it is more likely than not that the positions will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits and a consideration of the relevant taxing authority's administrative practices and precedents. To the extent that the final tax outcome of these matters is different from the amounts recorded, such differences will impact the provision for income taxes in the period in which such determination is made. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate, as well as the related net interest and penalties. We believe we have provided adequate reserves for all uncertain tax positions.

Loss Contingencies — We are subject to the possibility of various losses arising in the ordinary course of business. We consider the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as our ability to reasonably estimate the amount of loss, in determining loss contingencies. An estimated loss contingency is accrued when it is probable that an asset has been impaired or a liability has been incurred and the amount of loss can be reasonably estimated. We regularly evaluate current information available to us to determine whether such accruals should be adjusted and whether new accruals are required. Third parties have in the past asserted, and may in the future assert, claims or initiate litigation related to exclusive patent, copyright, and other intellectual property rights to technologies and related standards that are relevant to us. If any infringement or other intellectual property claim made against us by any third party is successful, or if we fail to develop non-infringing technology or license the proprietary rights on commercially reasonable terms and conditions, our business, operating results, and financial condition could be materially and adversely affected.

Inventories — We state our inventory at the lower of cost or market. We record a write-down for inventories of components and products, including third-party products held for resale, which have become obsolete or are in excess of anticipated demand or net realizable value. We perform a detailed review of inventory each fiscal quarter that considers multiple factors, including demand forecasts, product life cycle status, product development plans, current sales levels, and component cost trends. The industries in which we compete are subject to demand changes. If future demand or market conditions for our products are less favorable than forecasted or if unforeseen technological changes negatively impact the utility of component inventory, we may be required to record additional write-downs, which would adversely affect our gross margin.

Recently Issued Accounting Pronouncements

See Note 2 of the Notes to the Consolidated Financial Statements included in this report for a summary of recently issued accounting pronouncements that are applicable to our Consolidated Financial Statements.

ITEM 8 — FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Dell Technologies Inc.

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated statements of financial position of Dell Technologies Inc. and its subsidiaries (the “Company”) as of February 2, 2018 and February 3, 2017, and the related consolidated statements of income (loss), comprehensive income (loss), stockholders’ equity and cash flows for each of the two years in the period ended February 2, 2018, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company's internal control over financial reporting as of February 2, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of February 2, 2018 and February 3, 2017, and the results of their operations and their cash flows for each of the two years in the period ended February 2, 2018 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of February 2, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Change in Accounting Principles

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for revenues from contracts with customers and the manner in which it accounts for the classification of certain cash receipts and payments and the classification and presentation of restricted cash on the consolidated statements of cash flows in 2018.

Basis for Opinions

The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Annual Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2018 Annual Report on Form 10-K. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Austin, Texas
March 29, 2018, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in composition of reportable segments as discussed in Note 22 and the effects of the change in the manner in which the Company accounts for revenue from contracts with customers and the manner in which it accounts for the classification of certain cash receipts and payments and the classification and presentation of restricted cash on the consolidated statement of cash flows as discussed in Note 2, as to which the date is August 6, 2018

We have served as the Company’s auditor since 1986.

DELL TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in millions)

	February 2, 2018	February 3, 2017
ASSETS
Current assets:
Cash and cash equivalents	$13,942	$9,474
Short-term investments	2,187	1,975
Accounts receivable, net	11,721	9,889
Short-term financing receivables, net	3,919	3,222
Inventories, net	2,678	2,538
Other current assets	5,881	4,807
Total current assets	40,328	31,905
Property, plant, and equipment, net	5,390	5,653
Long-term investments	4,163	3,802
Long-term financing receivables, net	3,724	2,651
Goodwill	39,920	38,910
Intangible assets, net	28,265	35,053
Other non-current assets	2,403	1,698
Total assets	$124,193	$119,672
LIABILITIES, REDEEMABLE SHARES, AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$7,873	$6,329
Accounts payable	18,334	14,422
Accrued and other	8,026	7,406
Short-term deferred revenue	11,606	10,012
Total current liabilities	45,839	38,169
Long-term debt	43,998	43,061
Long-term deferred revenue	9,210	7,803
Other non-current liabilities	7,277	9,830
Total liabilities	106,324	98,863
Commitments and contingencies (Note 13)
Redeemable shares	384	231
Stockholders' equity:
Common stock and capital in excess of $.01 par value (Note 18)	19,889	20,199
Treasury stock at cost	(1,440)	(752)
Accumulated deficit	(6,860)	(4,095)
Accumulated other comprehensive income (loss)	130	(595)
Total Dell Technologies Inc. stockholders’ equity	11,719	14,757
Non-controlling interests	5,766	5,821
Total stockholders' equity	17,485	20,578
Total liabilities, redeemable shares, and stockholders' equity	$124,193	$119,672

The accompanying notes are an integral part of these Consolidated Financial Statements.

DELL TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in millions, except per share amounts)

	Fiscal Year Ended
	February 2, 2018	February 3, 2017
Net revenue:
Products	$61,251	$51,057
Services	17,789	11,107
Total net revenue	79,040	62,164
Cost of net revenue:
Products	51,433	43,388
Services	7,070	5,127
Total cost of net revenue	58,503	48,515
Gross margin	20,537	13,649
Operating expenses:
Selling, general, and administrative	18,569	13,403
Research and development	4,384	2,636
Total operating expenses	22,953	16,039
Operating loss	(2,416)	(2,390)
Interest and other, net	(2,353)	(2,104)
Loss from continuing operations before income taxes	(4,769)	(4,494)
Income tax benefit	(1,843)	(1,420)
Net loss from continuing operations	(2,926)	(3,074)
Income from discontinued operations, net of income taxes (Note 4)	—	1,916
Net loss	(2,926)	(1,158)
Less: Net income (loss) attributable to non-controlling interests	(77)	9
Net loss attributable to Dell Technologies Inc.	$(2,849)	$(1,167)

Earnings (loss) per share attributable to Dell Technologies Inc. - basic:
Continuing operations - Class V Common Stock - basic	$1.63	$1.36
Continuing operations - DHI Group - basic	$(5.61)	$(7.19)
Discontinued operations - DHI Group - basic	$—	$4.08

Earnings (loss) per share attributable to Dell Technologies Inc. - diluted:
Continuing operations - Class V Common Stock - diluted	$1.61	$1.35
Continuing operations - DHI Group - diluted	$(5.62)	$(7.19)
Discontinued operations - DHI Group - diluted	$—	$4.08

The accompanying notes are an integral part of these Consolidated Financial Statements.

DELL TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in millions)

	Fiscal Year Ended
	February 2, 2018	February 3, 2017
Net loss	$(2,926)	$(1,158)

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	791	(254)
Available-for-sale investments:
Change in unrealized gains (losses)	31	(17)
Reclassification adjustment for net losses realized in net loss	2	1
Net change in market value of investments	33	(16)
Cash flow hedges:
Change in unrealized gains (losses)	(248)	20
Reclassification adjustment for net (gains) losses included in net loss	134	(43)
Net change in cash flow hedges	(114)	(23)
Pension and other postretirement plans:
Recognition of actuarial net gain from pension and other postretirement plans	13	19
Reclassification adjustments for net gains (losses) from pension and other postretirement plans	—	—
Net change in actuarial net gain from pension and other postretirement plans	13	19

Total other comprehensive income (loss), net of tax expense (benefit) of $12, $(3), and $(8), respectively	723	(274)
Comprehensive loss, net of tax	(2,203)	(1,432)
Less: Net income (loss) attributable to non-controlling interests	(77)	9
Less: Other comprehensive loss attributable to non-controlling interests	(2)	(3)
Comprehensive loss attributable to Dell Technologies Inc.	$(2,124)	$(1,438)

The accompanying notes are an integral part of these Consolidated Financial Statements.

DELL TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; continued on next page)

	Fiscal Year Ended
	February 2, 2018	February 3, 2017
Cash flows from operating activities:
Net loss	$(2,926)	$(1,158)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,634	4,938
Amortization of debt issuance costs	183	268
Stock-based compensation expense	835	398
Deferred income taxes	(2,605)	(2,052)
Effects of exchange rate changes on monetary assets and liabilities denominated in foreign currencies	113	74
Net (gain)/loss on sale of businesses	16	(2,165)
Provision for doubtful accounts — including financing receivables	164	120
Other	278	99
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(1,590)	(1,935)
Financing receivables	(1,653)	(751)
Inventories	(325)	1,076
Other assets	(1,395)	117
Accounts payable	3,779	751
Deferred revenue	2,748	1,933
Accrued and other liabilities	587	654
Change in cash from operating activities	6,843	2,367
Cash flows from investing activities:
Investments:
Purchases	(4,389)	(778)
Maturities and sales	3,878	1,173
Capital expenditures	(1,212)	(699)
Proceeds from sale of facilities, land, and other assets	—	24
Capitalized software development costs	(369)	(207)
Collections on purchased financing receivables	30	35
Acquisition of businesses, net	(658)	(37,609)
Divestitures of businesses, net	—	6,873
Asset acquisitions, net	(96)	—
Asset dispositions, net	(59)	—
Other	—	(48)
Change in cash from investing activities	(2,875)	(31,236)

The accompanying notes are an integral part of these Consolidated Financial Statements.

DELL TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(continued; in millions)

	Fiscal Year Ended
	February 2, 2018	February 3, 2017
Cash flows from financing activities:
Payment of dissenting shares obligation	—	(446)
Share repurchases for tax withholdings of equity awards	(385)	(93)
Proceeds from the issuance of DHI Group Common Stock	—	4,422
Proceeds from the issuance of common stock of subsidiaries	131	164
Repurchases of DHI Group Common Stock	(6)	(10)
Repurchases of Class V Common Stock	(723)	(701)
Repurchases of common stock of subsidiaries	(724)	(611)
Payments for debt issuance costs	(48)	(853)
Proceeds from debt	14,415	46,857
Repayments of debt	(12,258)	(16,960)
Other	1	16
Change in cash from financing activities	403	31,785
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	175	24
Change in cash, cash equivalents, and restricted cash	4,546	2,940
Cash, cash equivalents, and restricted cash at beginning of the period	9,832	6,892
Cash, cash equivalents, and restricted cash at end of the period	$14,378	$9,832
Income tax paid	$924	$978
Interest paid	$2,192	$1,575

The accompanying notes are an integral part of these Consolidated Financial Statements.

DELL TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(in millions; continued on next page)

	Common Stock and Capital in Excess of Par Value				Treasury Stock
	DHI Group		Class V Common Stock		DHI Group		Class V Common Stock
	Issued Shares	Amount	Issued Shares	Amount	Shares	Amount	Shares	Amount	Accumulated Deficit	Accumulated Other Comprehensive Income/(Loss)	Dell Technologies Stockholders' Equity	Non-Controlling Interests	Total Stockholders' Equity
Balances as of January 29, 2016, previously reported	405	$5,727	—	$—	—	$—	—	$—	$(3,937)	$(324)	$1,466	$—	$1,466
Adjustment for adoption of accounting standard (Note 2)	—	—	—	—	—	—	—	—	1,009	—	1,009	—	1,009
Balances as of January 29, 2016, recast	405	$5,727	—	$—	—	$—	—	$—	$(2,928)	$(324)	$2,475	$—	$2,475
Net income (loss)	—	—	—	—	—	—	—	—	(1,167)	—	(1,167)	9	(1,158)
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	(254)	(254)	—	(254)
Investments, net change	—	—	—	—	—	—	—	—	—	(13)	(13)	(3)	(16)
Cash flow hedges, net change	—	—	—	—	—	—	—	—	—	(23)	(23)	—	(23)
Pension and other post-retirement	—	—	—	—	—	—	—	—	—	19	19	—	19
Fair value of non-controlling interests assumed in business combination	—	—	—	—	—	—	—	—	—	—	—	6,048	6,048
Issuance of common stock	164	4,441	223	10,041	—	—	—	—	—	—	14,482	—	14,482
Stock-based compensation expense	—	98	—	—	—	—	—	—	—	—	98	300	398
Tax benefit from stock-based compensation	—	9	—	—	—	—	—	—	—	—	9	1	10
Treasury stock repurchases	—	—	—	—	—	(10)	14	(742)	—	—	(752)	—	(752)
Revaluation of redeemable shares	—	(125)	—	—	—	—	—	—	—	—	(125)	—	(125)
Impact from equity transactions of non-controlling interests	—	18	—	—	—	—	—	—	—	—	18	(534)	(516)
Other	—	(10)	—	—	—	—	—	—	—	—	(10)	—	(10)
Balances as of February 3, 2017	569	$10,158	223	$10,041	—	$(10)	14	$(742)	$(4,095)	$(595)	$14,757	$5,821	$20,578
The accompanying notes are an integral part of these Consolidated Financial Statements.

DELL TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(continued; in millions)

	Common Stock and Capital in Excess of Par Value				Treasury Stock
	DHI Group		Class V Common Stock		DHI Group		Class V Common Stock
	Issued Shares	Amount	Issued Shares	Amount	Shares	Amount	Shares	Amount	Accumulated Deficit	Accumulated Other Comprehensive Income/(Loss)	Dell Technologies Stockholders' Equity	Non-Controlling Interests	Total Stockholders' Equity
Balances as of February 3, 2017	569	$10,158	223	$10,041	—	$(10)	14	$(742)	$(4,095)	$(595)	$14,757	$5,821	$20,578
Adjustment for adoption of accounting standard (Note 2)	—	—	—	—	—	—	—	—	84	—	84	—	84
Net loss	—	—	—	—	—	—	—	—	(2,849)	—	(2,849)	(77)	(2,926)
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	791	791	—	791
Investments, net change	—	—	—	—	—	—	—	—	—	35	35	(2)	33
Cash flow hedges, net change	—	—	—	—	—	—	—	—	—	(114)	(114)	—	(114)
Pension and other post-retirement	—	—	—	—	—	—	—	—	—	13	13	—	13
Issuance of common stock	2	(31)	—	—	—	—	—	—	—	—	(31)	—	(31)
Stock-based compensation	—	109	—	—	—	—	—	—	—	—	109	730	839
Treasury stock repurchases	—	—	—	—	1	(6)	10	(682)	—	—	(688)	—	(688)
Revaluation of redeemable shares	—	(153)	—	—	—	—	—	—	—	—	(153)	—	(153)
Impact from equity transactions of non-controlling interests	—	(235)	—	—	—	—	—	—	—	—	(235)	(706)	(941)
Balances as of February 2, 2018	571	$9,848	223	$10,041	1	$(16)	24	$(1,424)	$(6,860)	$130	$11,719	$5,766	$17,485

The accompanying notes are an integral part of these Consolidated Financial Statements.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BASIS OF PRESENTATION

References in these Notes to the Consolidated Financial Statements to the “Company” or “Dell Technologies” mean Dell Technologies Inc. individually and together with its consolidated subsidiaries.

Revision of Previously Filed Consolidated Financial Statements — During the three months ended May 4, 2018, Dell Technologies adopted the accounting standard for revenue recognition set forth in ASC 606, “Revenue From Contracts With Customers.”  These Consolidated Financial Statements present previously reported financial information of Dell Technologies Inc. revised to be on a basis consistent with the new revenue standard. See Note 2 of the Notes to the Consolidated Financial Statements for additional information regarding the impact of adoption of the new revenue standard.

In addition to the updates related to the new revenue standard, the Company has recast the Consolidated Statements of Cash Flows in accordance with the new accounting standards as set forth in ASC 230, "Statement of Cash Flows — Classification of Certain Cash Receipts and Cash Payments" and "Statement of Cash Flows — Restricted Cash," which the Company adopted during the three months ended May 4, 2018. See Note 2 of the Notes to the Consolidated Financial Statements for additional information regarding the impact of adoption of the new standards related to the cash flow statement.

Segment information contained in these financial statements also has been recast to conform with certain segment reporting changes the Company made during the three months ended May 4, 2018. See Note 22 of the Notes to the Consolidated Financial Statements for additional information.

EMC Merger Transaction — On September 7, 2016, the Dell Technologies Inc. completed its acquisition by merger of EMC Corporation, referred to as the EMC merger transaction. The consolidated results of EMC are included in Dell Technologies' consolidated results presented in these financial statements. See Note 3 of the Notes to the Consolidated Financial Statements for additional information on the EMC merger transaction.

Divestitures — On November 2, 2016, Dell Inc. ("Dell"), a wholly-owned subsidiary of Dell Technologies Inc., completed substantially all of the divestiture of Dell Services. On October 31, 2016, Dell completed the divestiture of Dell Software Group ("DSG"). On January 23, 2017, EMC, a subsidiary of the Company, completed the divestiture of the Dell EMC Enterprise Content Division ("ECD"). In accordance with applicable accounting guidance, the results of Dell Services, DSG, and ECD are presented as discontinued operations in the Consolidated Statements of Income (Loss) and, as such, have been excluded from both continuing operations and segment results for the relevant periods. See Note 4 of the Notes to the Consolidated Financial Statements for additional information.

Going-Private Transaction - On October 29, 2013, Dell Technologies acquired Dell in a transaction referred to as the going-private transaction.

Basis of Presentation — These Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP").

As a result of the EMC merger transaction, the Company's results of operations, comprehensive income (loss), and cash flows for the fiscal periods reflected in these Consolidated Financial Statements are not directly comparable as the results of the acquired businesses are only included in the consolidated results from September 7, 2016.

Unless the context indicates otherwise, references in these Notes to the Consolidated Financial Statements to "VMware" mean the VMware reportable segment, which reflects the operations of VMware, Inc. (NYSE: VMW) within Dell Technologies. For information on the differences between VMware reportable segment results and VMware, Inc. results, see Exhibit 99.2 to the Current Report on Form 8-K filed by the Company with the SEC on August 6, 2018.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 — DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business — The Company is a strategically aligned family of businesses that offers a broad range of technology solutions, including desktops, notebooks, servers and networking products, storage products, cloud solutions products, services, software, and third-party software and peripherals.

Fiscal Year — The Company's fiscal year is the 52- or 53-week period ending on the Friday nearest January 31. The fiscal year ended February 2, 2018 ("Fiscal 2018") was a 52-week period. The fiscal year ended February 3, 2017 ("Fiscal 2017") was a 53-week period.

Principles of Consolidation — These consolidated financial statements include the accounts of Dell Technologies and its wholly-owned subsidiaries, as well as the accounts of SecureWorks Corp. (“SecureWorks"), VMware, Inc., and Pivotal Software, Inc. ("Pivotal"), companies which are majority-owned by Dell Technologies. All intercompany transactions have been eliminated.

On April 27, 2016, SecureWorks completed a registered underwritten initial public offering of its Class A common stock. As of February 2, 2018, Dell Technologies held approximately 87.1% of the outstanding equity interest in SecureWorks. As Dell Technologies is the controlling stockholder of SecureWorks, SecureWorks' financial results have been consolidated with those of Dell Technologies. The portion of the results of operations of SecureWorks allocable to its other owners is shown as net income (loss) attributable to the non-controlling interests in the Consolidated Statements of Income (Loss), as an adjustment to net income (loss) attributable to Dell Technologies stockholders. Additionally, the cumulative portion of the results of operations of SecureWorks allocable to those other owners, along with the interest in the net assets of SecureWorks attributable to those other owners, is shown as a component of non-controlling interests in the Consolidated Statements of Financial Position as of February 2, 2018.

As of February 2, 2018, Dell Technologies held approximately 81.9% of the outstanding equity interest in VMware, Inc. VMware, Inc.'s financial results have been consolidated with those of Dell Technologies since September 7, 2016, at which time Dell Technologies became VMware, Inc.'s controlling stockholder. The portion of the results of operations of VMware, Inc. allocable to its other owners is shown as net income (loss) attributable to the non-controlling interests in the Consolidated Statements of Income (Loss) as an adjustment to net income (loss) attributable to Dell Technologies stockholders. Additionally, the cumulative portion of the results of operations of VMware, Inc. allocable to those other owners, along with the interest in the net assets of VMware, Inc. attributable to those other owners, is shown as a component of non-controlling interests in the Consolidated Statements of Financial Position as of February 2, 2018.

As of February 2, 2018, Dell Technologies held approximately 77.1% of the outstanding equity interest in Pivotal. Pivotal's financial results have been consolidated with those of Dell Technologies since September 7, 2016, at which time Dell Technologies became Pivotal's controlling stockholder. A portion of the non-controlling interest in Pivotal is held by third parties in the form of preferred equity instruments. Accordingly, there is no net income attributable to this portion of non-controlling interest in the Consolidated Statements of Income (Loss). The other portion of the non-controlling interest in Pivotal is held by third parties in the form of common stock. As such, there is net income (loss) attributable to this portion of non-controlling interest in the Consolidated Statements of Income (Loss) as an adjustment to net income (loss) attributable to Dell Technologies stockholders. Additionally, the interest in the net assets of Pivotal attributable to those other owners is shown as a component of non-controlling interests in the Consolidated Statements of Financial Position as of February 2, 2018.

Use of Estimates — The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and the accompanying Notes. Actual results could differ materially from those estimates.

Cash and Cash Equivalents — All highly liquid investments, including credit card receivables due from banks, with original maturities of 90 days or less at date of purchase, are reported at fair value and are considered to be cash equivalents. All other investments not considered to be cash equivalents are separately categorized as investments.

Investments — All debt security investments with effective maturities in excess of one year and substantially all equity and other securities are recorded as long-term investments in the Consolidated Statements of Financial Position. In comparison, debt security instruments with an effective maturity of one year or less are classified as short-term investments in the Consolidated Statements of Financial Position.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unrealized gain and loss positions on investments classified as available-for-sale are included within accumulated other comprehensive income (loss), net of any related tax effect. Realized gains and losses and other-than-temporary impairments are reclassified from accumulated other comprehensive income (loss) to interest and other, net. Investments accounted for under the cost method are recorded at cost initially, which approximates fair value. Subsequently, if there is an indicator of impairment, the impairment is recognized in interest and other, net in the Consolidated Statements of Income (Loss).

Allowance for Doubtful Accounts — The Company recognizes an allowance for losses on accounts receivable in an amount equal to the estimated probable losses, net of recoveries. The allowance is based on an analysis of current receivables aging and expected future write-offs, as well as an assessment of specific identifiable customer accounts considered at risk or uncollectible. The expense associated with the allowance for doubtful accounts is recognized in selling, general, and administrative expenses.

Financing Receivables — Financing receivables are presented net of allowance for losses and consist of customer receivables and residual interest. Customer receivables include revolving loans and fixed-term leases and loans resulting primarily from the sale of the Company's products and services. The Company has two portfolios: (1) fixed-term leases and loans and (2) revolving loans, and assesses risk at the portfolio level to determine the appropriate allowance levels. The portfolio segments are further segregated into classes based on products, customer type, and credit risk evaluation: (1) Revolving - Dell Preferred Account ("DPA"); (2) Revolving - Dell Business Credit ("DBC"); and (3) Fixed-term - Consumer and Commercial. Fixed-term leases and loans are offered to qualified small and medium-sized businesses, large commercial accounts, governmental organizations, and educational entities. Additionally, fixed-term loans are also offered to certain individual consumer customers. Revolving loans are offered under private label credit financing programs. The DPA revolving loan programs are offered to individual consumers and the DBC revolving loan programs are offered to small and medium-sized business customers.

The Company retains a residual interest in equipment leased under its fixed-term lease programs. The amount of the residual interest is established at the inception of the lease based upon estimates of the value of the equipment at the end of the lease term using historical studies, industry data, and future value-at-risk demand valuation methods. On a quarterly basis, the Company assesses the carrying amount of its recorded residual values for impairment. Anticipated declines in specific future residual values that are considered to be other-than-temporary are recorded currently in earnings.

Allowance for Financing Receivable Losses — The Company recognizes an allowance for losses on financing receivables in an amount equal to the probable losses net of recoveries. The allowance for losses is generally determined at the aggregate portfolio level based on a variety of factors, including historical and anticipated experience, past due receivables, receivable type, and customer risk profile. Customer account principal and interest are charged to the allowance for losses when an account is deemed to be uncollectible or generally when the account is 180 days delinquent. While the Company does not generally place financing receivables on non-accrual status during the delinquency period, accrued interest is included in the allowance for loss calculation and, therefore, the Company is adequately reserved in the event of charge off. Recoveries on receivables previously charged off as uncollectible are recorded to the allowance for financing receivables losses. The expense associated with the allowance for financing receivables losses is recognized as cost of net revenue. Both fixed and revolving receivable loss rates are affected by macroeconomic conditions, including the level of gross domestic product ("GDP") growth, unemployment rates, the level of commercial capital equipment investment, and the credit quality of the borrower.

Asset Securitization — The Company transfers certain U.S. and European customer financing receivables to Special Purpose Entities ("SPEs") that meet the definition of a Variable Interest Entity ("VIE") and are consolidated into the Consolidated Financial Statements. These SPEs are bankruptcy-remote legal entities with separate assets and liabilities. The purpose of the SPEs is to facilitate the funding of customer receivables in the capital markets. These SPEs have entered into financing arrangements with multi-seller conduits that, in turn, issue asset-backed debt securities in the capital markets. The asset securitizations in the SPEs are accounted for as secured borrowings. See Note 7 of the Notes to the Consolidated Financial Statements for additional information on the impact of the consolidation.

Inventories — Inventories are stated at the lower of cost or market with cost being determined on a first-in, first-out basis. Adjustments to reduce the cost of inventory to its net realizable value are made, if required, for estimated excess, obsolescence, or impaired balances.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Property, Plant, and Equipment — Property, plant, and equipment are carried at depreciated cost. Depreciation is determined using the straight-line method over the shorter of the estimated economic lives of the assets or the lease term. The estimated useful lives of the Company's property, plant, and equipment are generally as follows:

Estimated Useful Life
Computer equipment	3-5 years
Buildings	10-30 years or term of underlying land lease
Leasehold improvements	Shorter of 5-20 years or lease term
Machinery and equipment	3-5 years

Gains or losses related to retirements or dispositions of fixed assets are recognized in the period during which the retirement or disposition occurs.

Capitalized Software Development Costs — In accordance with the applicable accounting standards, software development costs related to the development of new product offerings are capitalized subsequent to the establishment of technological feasibility, which is demonstrated by the completion of a detailed program design or working model, if no program design is completed. The Company amortizes capitalized costs straight line over the estimated useful lives of the products, which is generally two years.

As of February 2, 2018, capitalized software development costs were $489 million and are included in other non-current assets, net in the accompanying Consolidated Statements of Financial Position. Amortization expense for the period ended February 2, 2018 was $82 million. Amortization expense for the period from September 7, 2016 through February 3, 2017 was immaterial.
Prior to the EMC merger transaction, there were no significant capitalized software development costs specific to the legacy businesses of Dell Technologies due to the timing in the research and development process of establishing technological feasibility.

The Company capitalizes certain internal and external costs to acquire or create internal use software which are incurred subsequent to the completion of the preliminary project stage. Development costs are amortized straight line over the shorter of the expected useful life of the software or five years. Costs associated with maintenance and minor enhancements to the features and functionality of the Company's website are expensed as incurred.

Impairment of Long-Lived Assets — The Company reviews long-lived assets for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows expected from the use and eventual disposition of the asset. If the carrying amount of the asset is determined not to be recoverable, a write-down to fair value is recorded. Fair values are determined based on quoted market values, discounted cash flows, or external appraisals, as applicable. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Business Combinations — The Company accounts for business combinations, including the EMC merger transaction and the going-private transaction described in Note 1 of the Notes to the Consolidated Financial Statements. See Note 3 of the Notes to the Consolidated Financial Statements for more information on the EMC merger transaction. Accordingly, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The excess of the purchase price over the fair value of the tangible and intangible assets acquired and the liabilities assumed is recorded as goodwill. During the measurement period, if new information is obtained about facts and circumstances that existed as of the acquisition date, cumulative changes in the estimated fair values of the net assets recorded may change the amount of the purchase price allocable to goodwill. During the measurement period, which expires one year from the acquisition date, changes to any purchase price allocations that are material to the Company's consolidated financial results will be adjusted in the reporting period in which the adjustment amount is determined.

In-process research and development costs are recorded at fair value as an indefinite-lived intangible asset and assessed for impairment thereafter until completion, at which point the asset is amortized over its expected useful life. All acquisition costs are expensed as incurred, and the results of operations of acquired businesses are included in the Consolidated Financial Statements from the acquisition date.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Intangible Assets Including Goodwill — Identifiable intangible assets with finite lives are amortized over their estimated useful lives. Intangible assets are reviewed for impairment when events and circumstances indicate the asset may be impaired. Goodwill and indefinite-lived intangible assets are tested for impairment annually during the third fiscal quarter and whenever events or circumstances indicate that an impairment may have occurred.

Foreign Currency Translation — The majority of the Company's international sales are made by international subsidiaries, most of which have the U.S. dollar as their functional currency. The Company's subsidiaries that do not have the U.S. dollar as their functional currency translate assets and liabilities at current rates of exchange in effect at the balance sheet date. Revenue and expenses from these international subsidiaries are translated using the monthly average exchange rates in effect for the period in which the transactions occur. Foreign currency translation adjustments are included as a component of accumulated other comprehensive income (loss) ("OCI") in stockholders' equity.

Local currency transactions of international subsidiaries that have the U.S. dollar as the functional currency are remeasured into U.S. dollars using the current rates of exchange for monetary assets and liabilities and historical rates of exchange for non-monetary assets and liabilities. Gains and losses from remeasurement of monetary assets and liabilities are included in interest and other, net.

Hedging Instruments — The Company uses derivative financial instruments, primarily forwards, options, and swaps, to hedge certain foreign currency and interest rate exposures. The relationships between hedging instruments and hedged items, as well as the risk management objectives and strategies for undertaking hedge transactions, are formally documented. The Company does not use derivatives for speculative purposes.

All derivative instruments are recognized as either assets or liabilities in the Consolidated Statements of Financial Position and are measured at fair value. Hedge accounting is applied based upon the criteria established by accounting guidance for derivative instruments and hedging activities. Derivatives are assessed for hedge effectiveness both at the onset of the hedge and at regular intervals throughout the life of the derivative. Any hedge ineffectiveness is recognized currently in earnings as a component of interest and other, net. For derivatives that are not designated as hedges or do not qualify for hedge accounting treatment, the Company recognizes the change in the instrument's fair value currently in earnings as a component of interest and other, net. The Company's hedge portfolio includes non-designated derivatives and derivatives designated as cash flow hedges.

For derivative instruments that are designated as cash flow hedges, hedge ineffectiveness is measured by comparing the cumulative change in the fair value of the hedge contract with the cumulative change in the fair value of the hedged item, both of which are based on forward rates. The Company records the effective portion of the gain or loss on the derivative instrument in accumulated other comprehensive income (loss), as a separate component of stockholders' equity, and reclassifies the gain or loss into earnings in the period during which the hedged transaction is recognized in earnings.

Cash flows from derivative instruments are presented in the same category on the Consolidated Statements of Cash Flows as the cash flows from the underlying hedged items. See Note 9 of the Notes to the Consolidated Financial Statements for a description of the Company's derivative financial instrument activities.

Revenue Recognition — The Company enters into a variety of agreements to provide a wide portfolio of products and services offerings to its customers. These agreements have varying requirements depending on the goods and services being sold, the rights and obligations conveyed, and the legal jurisdiction of the arrangement.

Revenue is recognized either over time or at a point in time, depending on when the underlying goods or services are transferred to the customer, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for delivering those goods or services. The following five steps are applied to recognize revenue:

(1)
Identify the contract with a customer. The term “contract” refers to the enforceable rights and obligations provided in an agreement between the Company and one or more other parties in exchange for payment. The Company evaluates facts and circumstances regarding sales transactions in order to identify contracts with its customers. An agreement must meet all of the following criteria to qualify as a contract eligible for revenue recognition under the model: (i) the contract must be approved by all parties; (ii) each party's rights regarding the goods and services to be transferred to the customer can be identified; (iii) the payment terms for the good and services can be identified; (iv) the customer has the ability and intent to pay and it is probable that the Company will collect substantially all of the consideration to

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

which it will be entitled; and (v) the contract must have commercial substance. Judgment is used in determining the customer's ability and intent to pay, which is based upon various factors including the customer's historical payment experience or customer credit and financial information.

(2)
Identify the performance obligations in the contract.  Distinct promises within a contract are referred to as "performance obligations" and are accounted for as separate units of account. The Company assesses whether each promised good or service is distinct for the purpose of identifying the performance obligations in the contract. This assessment involves subjective determinations and requires management to make judgments about the individual promised goods or services and whether such goods or services are separable from the other aspects of the contractual relationship. Promised goods and services are considered distinct provided that: (i) the customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (that is, the good or service is capable of being distinct); and (ii) the Company's promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (that is, the promise to transfer the good or service is distinct within the context of the contract). The Company's performance obligations consist of a variety of products and services offerings which include: hardware, such as servers, storage, networking, personal computers, workstations, and peripherals; third-party software; proprietary software licenses; support and deployment services, which include hardware support that extends beyond the Company's standard warranties, software maintenance, and installation; professional services; training; software as a service ("SaaS"); and infrastructure as a service ("IaaS").

(3)
Determine the transaction price.  Transaction price reflects the amount of consideration to which the Company expects to be entitled in exchange for transferring goods or services to the customer. If the consideration promised in a contract includes a variable amount, the Company estimates the amount to which it expects to be entitled using either the expected value or most likely amount method. The Company’s contracts may include terms that could cause variability in the transaction price, including, for example, rebates, sales returns, and volume discounts. In determining the transaction price, any variable consideration would be considered, to the extent applicable, if it is probable that a significant future reversal of cumulative revenue under the contract will not occur when the uncertainty associated with the variable consideration is resolved.

(4)
Allocate the transaction price to performance obligations in the contract. Many of the Company’s contracts include promises to transfer multiple products and services to a customer, and the transaction price must be allocated to each performance obligation in an amount that depicts the consideration to which the Company expects to be entitled in exchange for transferring the promised goods or services. For these contracts with multiple performance obligations, the transaction price is allocated in proportion to the standalone selling price ("SSP") of each performance obligation. If the contract contains a single performance obligation, the entire transaction price is allocated to that performance obligation.

The best evidence of SSP is the observable price of a good or service when the Company sells that good or service separately in similar circumstances to similar customers. If a directly observable price is available, it must be utilized for the SSP. If a directly observable price is not available, the SSP must be estimated. The Company estimates SSP by considering multiple factors including, but not limited to, pricing practices, internal costs, and profit objectives as well as overall market conditions which include geographic or regional specific factors, competitive positioning, and competitor actions. SSP can include fixed and variable components. Variable components are estimated based on the most likely outcome or expected value of the variable components.

(5)
Recognize revenue when (or as) the performance obligation is satisfied. Revenue is recognized when obligations under the terms of the contract with our customer are satisfied. Revenue is recognized either over time or at a point in time, depending on when the underlying products or services are transferred to the customer. Revenue is recorded at a point in time for products upon transfer of control. Revenue is recognized over time for support and deployment services, professional services, training, SaaS, and IaaS.

The Company reports revenue net of any revenue-based taxes assessed by governmental authorities that are imposed on and concurrently with specific revenue-producing transactions.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company has elected the following practical expedients with the adoption of the new revenue standard:

•	The Company does not account for significant financing components if the period between revenue recognition and when the customer pays for the product or service will be one year or less.

•	The Company recognizes revenue equal to the amount it has a right to invoice when the amount corresponds directly with the value to the customer of the Company's performance to date.

•	The Company does not account for shipping and handling activities as a separate performance obligation, but rather as an activity performed to transfer the promised good.

The following summarizes the nature of revenue recognized and the manner in which the Company accounts for sales transactions.

Products

Product revenue consists of hardware and software license sales that are delivered, sold as a subscription or sold on a consumption basis. Hardware includes notebooks and desktop PCs, servers, storage hardware, and other hardware-related devices. Software license sales include non-essential, stand-alone software applications. Software applications provide customers with resource management, backup and archiving, information security, information management and intelligence, data analytics, and server virtualization capabilities.

Revenue from the sale of hardware products is recognized when control has transferred to the customer, which typically occurs when the hardware has been shipped to the customer, risk of loss has transferred to the customer, the Company has a present right to payment, and customer acceptance has been satisfied. Customer acceptance is satisfied if acceptance is obtained from the customer, if all acceptance provisions lapse, or if the Company has evidence that all acceptance provisions will be, or have been, satisfied. Revenue from software license sales is generally recognized when control has transferred to the customer, which is typically upon shipment, electronic delivery, or when the software is available for download by the customer. For certain arrangements, including software subscriptions and certain software license agreements which provide customers control to certain product performance obligations over time, revenue is recognized based on usage or ratably over the term of the arrangement based on the pattern of delivery of the product to the customer.

Invoices for products are generally issued as control transfers, which is typically upon shipment or electronic delivery. There was no significant revenue in any period presented related to performance obligations satisfied or partially satisfied in prior periods.

Services

Services revenue consists of revenue from sales of support services, including hardware support that extends beyond the Company's standard warranties, software maintenance, and installation; professional services; training; SaaS; and IaaS. Revenue associated with undelivered performance obligations is deferred and recorded as control is transferred to the customer over time. Revenue from fixed-price support or maintenance contracts sold for both hardware and software is recognized on a straight-line basis over the period of performance because the Company is required to provide services at any given time. Other services revenue is recognized when the Company performs the services and the customers receive and consume the benefits.

Invoices for services may be issued at the start of a service term, which is typically the case for support and deployment services, or as services are rendered, which is typically the case for professional services, training, SaaS, and IaaS.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Other

Revenue from leasing arrangements is not subject to the revenue standard for contracts with customers, and remains separately accounted for under existing lease accounting guidance. The Company records revenue from the sale of equipment under sales-type leases as product revenue in an amount equal to the present value of minimum lease payments at the inception of the lease. Sales-type leases also produce financing income, which is included in net products revenue in the Consolidated Statements of Income (Loss) and is recognized at consistent rates of return over the lease term. The Company also offers qualified customers fixed-term loans and revolving credit lines for the purchase of products and services offered by the Company. Financing income attributable to these loans is recognized in product revenue on an accrual basis.

Disaggregation of Revenue — The Company's revenue is presented on a disaggregated basis on the Consolidated Statements of Income (Loss) and in Note 22 of the Notes to the Consolidated Financial Statements based on an evaluation of disclosures outside of the financial statements, information regularly reviewed by the chief operating decision maker for evaluating the financial performance of operating segments, and other information that is used to evaluate the Company's financial performance or make resource allocations. This information includes revenue from product and services, revenue from reportable segments, and revenue by major product categories within the segments.

Contract Assets — Contract assets are rights to consideration in exchange for goods or services that the Company has transferred to a customer when such a right is conditional on something other than the passage of time. Such amounts have been insignificant through the date of this report.

Contract Liabilities — Contract liabilities primarily consist of deferred revenue. Deferred revenue is recorded when the Company has a right to invoice or payments have been received for undelivered products or services, or in situations where revenue recognition criteria have not been met. Deferred revenue also represents amounts received in advance for extended warranty services and software maintenance. Revenue is recognized on these items when the revenue recognition criteria are met, generally resulting in ratable recognition over the contract term. The Company also has deferred revenue related to undelivered hardware and professional services, consisting of installations and consulting engagements, which are recognized as the Company's performance obligations under the contract are completed. See "Deferred Revenue" below for additional information about deferred revenue.

Costs to Obtain a Contract — The incremental direct costs of obtaining a contract primarily consist of sales commissions and employer taxes related to commission payments. The Company has elected, as a practical expedient, to expense as incurred costs to obtain a contract equal to or less than one year in duration. For contracts greater than one year in duration, the associated costs to obtain a contract are deferred and amortized over the period of contract performance or a longer period, generally the estimated life of the customer relationship, if renewals are expected and the renewal commission is not commensurate with the initial commission. Deferred costs to obtain a contract are typically amortized over a period of three to seven years, depending on the contract term and expectation of the period of benefit for the costs, which may exceed the contract term. Amortization expense is recognized on a straight-line basis and included in selling, general, and administrative expenses in the Consolidated Statements of Income (Loss). The Company periodically reviews these deferred costs to determine whether events or changes in circumstances have occurred that could impact the carrying value or period of benefit of the deferred sales commissions. There were no material impairment losses for deferred sales commissions during the fiscal years ended February 2, 2018 and February 3, 2017.

Deferred costs to obtain a contract as of February 2, 2018 and February 3, 2017 were $834 million and $358 million, respectively. Deferred costs to obtain a contract are classified as current assets and other non-current assets on the Consolidated Statements of Financial Position, based on when the expense is expected to be recognized. Amortization of costs to obtain a contract during the fiscal years ended February 2, 2018 and February 3, 2017 was $292 million and $96 million, respectively.

Deferred Revenue — Deferred revenue is recorded when the Company has a right to invoice or payments have been received for undelivered products or services in contracts where transfer of control has not occurred. Deferred revenue represents amounts received in advance for support and deployment services, software maintenance, professional services, training, and SaaS. Revenue is recognized on these items when the revenue recognition criteria are met, generally resulting in ratable recognition over the contract term. The Company also has deferred revenue related to undelivered hardware and professional services, consisting of installations and consulting engagements, which are recognized as the Company's performance obligations under the contract are completed.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Changes in the Company's deferred revenue are presented in the following table for the period indicated:

Fiscal Year Ended
February 2, 2018
(in millions)
Deferred revenue:
Deferred revenue at beginning of period	$17,815
Revenue deferrals for new contracts and changes in estimates for pre-existing contracts (a)	21,116
Revenue recognized	(18,115)
Deferred revenue at end of period	$20,816
Short-term deferred revenue	$11,606
Long-term deferred revenue	$9,210
__________________

(a)	Includes the impact of foreign currency exchange rate fluctuations.

Remaining Performance Obligations — Remaining performance obligations represent the aggregate amount of the transaction price in contracts allocated to performance obligations not delivered, or partially undelivered, as of the end of the reporting period. Remaining performance obligations include deferred revenue plus unbilled amounts not yet recorded in deferred revenue. The aggregate amount of transaction price allocated to remaining performance obligations does not include amounts owed under cancelable contracts where there is no substantive termination penalty.

The Company applied the practical expedient to exclude the value of remaining performance obligations for contracts for which revenue is recognized at the amount to which the Company has the right to invoice for services performed. The Company also applied the practical expedient to not disclose the amount of transaction price allocated to remaining performance obligations for the periods prior to adoption of the new revenue standard.

Remaining performance obligation estimates are subject to change and are affected by several factors, including terminations, changes in the scope of contracts, periodic revalidation, adjustments for revenue that has not materialized, and adjustments for currency.

Standard Warranty Liabilities — The Company records warranty liabilities for estimated costs of fulfilling its obligations under standard limited hardware and software warranties at the time of sale. The liability for standard warranties is included in accrued and other current and other non-current liabilities in the Consolidated Statements of Financial Position. The specific warranty terms and conditions vary depending upon the product sold and the country in which the Company does business, but generally includes technical support, parts, and labor over a period ranging from one to three years. Factors that affect the Company's warranty liability include the number of installed units currently under warranty, historical and anticipated rates of warranty claims on those units, and cost per claim to satisfy the Company's warranty obligation. The anticipated rate of warranty claims is the primary factor impacting the estimated warranty obligation. The other factors are less significant due to the fact that the average remaining aggregate warranty period of the covered installed base is approximately 19 months, repair parts are generally already in stock or available at pre-determined prices, and labor rates are generally arranged at pre-established amounts with service providers. Warranty claims are relatively predictable based on historical experience of failure rates. If actual results differ from the estimates, the Company revises its estimated warranty liability. Each quarter, the Company reevaluates its estimates to assess the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

Vendor Rebates and Settlements — The Company may receive consideration from vendors in the normal course of business. Certain of these funds are rebates of purchase price paid and others are related to reimbursement of costs incurred by the Company to sell the vendor's products. The Company recognizes a reduction of cost of goods sold if the funds are determined to be a reduction of the price of the vendor's products. If the consideration is a reimbursement of costs incurred by the Company to sell or develop the vendor's products, then the consideration is classified as a reduction of that cost, most often operating expenses, in the Consolidated Statements of Income (Loss). In order to be recognized as a reduction of operating expenses, the reimbursement must be for a specific, incremental, and identifiable cost incurred by the Company in selling the vendor's products or services.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In addition, the Company may settle commercial disputes with vendors from time to time. Claims for loss recoveries are recognized when a loss event has occurred, recovery is considered probable, the agreement is finalized, and collectibility is assured. Amounts received by the Company from vendors for loss recoveries are generally recorded as a reduction of cost of goods sold.

Loss Contingencies — The Company is subject to the possibility of various losses arising in the ordinary course of business. The Company considers the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as the Company's ability to reasonably estimate the amount of loss, in determining loss contingencies. An estimated loss contingency is accrued when it is probable that an asset has been impaired or a liability has been incurred and the amount of loss can be reasonably estimated. The Company regularly evaluates current information available to determine whether such accruals should be adjusted and whether new accruals are required.

Shipping Costs — The Company's shipping and handling costs are included in cost of net revenue in the Consolidated Statements of Income (Loss).

Selling, General, and Administrative — Selling expenses include items such as sales salaries and commissions, marketing and advertising costs, and contractor services. Advertising costs are expensed as incurred in selling, general, and administrative expenses in the Consolidated Statements of Income (Loss). For the fiscal years ended February 2, 2018 and February 3, 2017, advertising expenses were $1,045 million and $772 million, respectively. General and administrative expenses include items for the Company's administrative functions, such as finance, legal, human resources, and information technology support. These functions include costs for items such as salaries, maintenance and supplies, insurance, depreciation expense, and allowance for doubtful accounts.

Research and Development — Research and development ("R&D") costs are expensed as incurred. R&D costs include salaries and benefits and other personnel-related costs associated with product development. Also included in R&D expenses are infrastructure costs, which consist of equipment and material costs, facilities-related costs, depreciation expense, and intangible asset amortization.

Income Taxes — Deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company calculates a provision for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized by identifying the temporary differences arising from the different treatment of items for tax and accounting purposes. The Company provides valuation allowances for deferred tax assets, where appropriate. In assessing the need for a valuation allowance, the Company considers all available evidence for each jurisdiction, including past operating results, estimates of future taxable income, and the feasibility of ongoing tax planning strategies. In the event the Company determines that all or part of the net deferred tax assets are not realizable in the future, the Company will make an adjustment to the valuation allowance that would be charged to earnings in the period in which such determination is made.

The accounting guidance for uncertainties in income tax prescribes a comprehensive model for the financial statement recognition, measurement, presentation, and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. The Company recognizes a tax benefit from an uncertain tax position in the financial statements only when it is more likely than not that the position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits and a consideration of the relevant taxing authority's administrative practices and precedents.

The Global Intangible Low-Taxed Income ("GILTI") provisions of the Tax Cuts and Reform Act signed into law on December 22, 2017 require the Company to include in its U.S. income tax return foreign subsidiary earnings in excess of an allowable return on the foreign subsidiary's tangible assets. The Company has not yet elected an accounting policy related to how it will account for GILTI and therefore has not provided any deferred tax impacts of GILTI in its Consolidated Financial Statements for the fiscal year ended February 2, 2018.

Stock-Based Compensation — The Company measures stock-based compensation expense for all share-based awards granted based on the estimated fair value of those awards at grant date. For service-based stock options, the Company typically estimates the fair value of these awards using the Black-Scholes valuation model and for performance-based stock options, the Company estimates the fair value of these awards using the Monte Carlo valuation model.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The compensation cost of service-based stock options, restricted stock, and restricted stock units is recognized net of any estimated forfeitures on a straight-line basis over the employee requisite service period.  Compensation cost for performance-based options, containing a market condition, is recognized on a graded accelerated basis net of estimated forfeitures over the requisite service period. Forfeiture rates are estimated at grant date based on historical experience and adjusted in subsequent periods for differences in actual forfeitures from those estimates.  See Note 19 of the Notes to the Consolidated Financial Statements for further discussion of stock-based compensation.

Recently Issued Accounting Pronouncements

Leases — In February 2016, the Financial Accounting Standards Board ("FASB") issued amended guidance on the accounting for leasing transactions. The primary objective of this update is to increase transparency and comparability among organizations by requiring lessees to recognize a lease liability for the obligation to make lease payments and a right-of-use asset for the right to use the underlying asset for the lease term. The guidance also makes some changes to lessor accounting and requires additional disclosures about all leasing arrangements.  Companies are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. The Company is currently evaluating the impact that the standard will have on the Consolidated Financial Statements. In the area of lessee accounting, the Company anticipates that the most significant change will be recognition of right of use assets and lease liabilities on the Consolidated Statements of Financial Position. In the area of lessor accounting, the Company anticipates that the most significant change will be an increase in originations of operating leases due to elimination of the third-party residual value guarantee insurance in the sales-type lease test. The Company will adopt this standard for the fiscal year beginning February 2, 2019.

Measurement of Credit Losses on Financial Instruments — In June 2016, the FASB issued amended guidance which replaces the current incurred loss impairment methodology for measurement of credit losses on financial instruments with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. Public entities must adopt the new guidance for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted for fiscal periods beginning after December 15, 2018. The Company is currently evaluating the impact that the standard will have on the Consolidated Financial Statements.

Simplifying the Test for Goodwill Impairment — In January 2017, the FASB issued amended guidance to simplify the subsequent measurement of goodwill by removing Step 2 of the goodwill impairment test. Instead, under the amendments in the new guidance, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value. Public entities must adopt the new guidance in fiscal years beginning after December 15, 2019, with early adoption permitted. The Company is currently evaluating the impact of the new guidance but does not expect that the standard will have an impact on its Consolidated Financial Statements.

Income Statement - Reporting Comprehensive Income — In February 2018, the FASB issued guidance that will permit entities to reclassify to retained earnings tax effects stranded in accumulated other comprehensive income as a result of U.S. Tax Reform, discussed in Note 14 to the Notes to the Consolidated Financial Statements. The guidance gives entities the option to reclassify these amounts but requires new disclosures regardless of whether they elect to do so. The guidance is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. Companies may apply the standard retrospectively or as a cumulative adjustment in the period of adoption. The Company does not expect the adoption of this standard to have a material impact that the standard will have on the Consolidated Financial Statements.

Recently Adopted Accounting Pronouncements

Improvements to Employee Share-Based Payment Accounting — In March 2016, the FASB issued amended guidance on the accounting for employee share-based payments, including the accounting for income taxes and forfeitures, classification of awards as either equity or liabilities, and classification of cash flows. The Company adopted this guidance at the beginning of Fiscal 2018. In accordance with the new guidance, excess tax benefits or deficiencies for stock-based compensation are now reflected as a component of the provision for income taxes on the Consolidated Statements of Income (Loss), whereas they were previously recorded as additional paid-in capital. The Company has elected to continue to estimate expected forfeitures.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Additionally, the Company now presents excess tax benefits as an operating activity rather than a financing activity on the Consolidated Statements of Cash Flows, while the cash flows related to employee taxes paid for withheld shares are presented as a financing activity, with prior periods adjusted accordingly. The adoption of the amended guidance did not have a material impact on the Consolidated Financial Statements. The prospective impact of the new standard will depend on the Company's stock price at the vesting or exercise dates of the awards and the number of awards that vest or are exercised in each period, but the Company does not expect the impact to be material in future periods.

Intra-Entity Transfers of Assets Other Than Inventory — In October 2016, the FASB issued amended guidance on the accounting for income taxes. The new guidance requires companies to recognize the income tax effects of intra-entity asset transfers, other than transfers of inventory, when the transfer occurs instead of when the asset is sold to a third party. The new guidance should be applied on a modified-retrospective basis with the cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. The Company early adopted this guidance at the beginning of Fiscal 2018.  At adoption, approximately $84 million was reclassified from other non-current liabilities to retained earnings, resulting in a net credit to retained earnings.

Recently Adopted Accounting Pronouncements Reflected in these Revised Consolidated Financial Statements

Revenue from Contracts with Customers — In May 2014, the FASB issued amended guidance on the recognition of revenue from contracts with customers. The objective of the new standard is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede substantially all of the existing revenue recognition guidance, including industry-specific guidance. The new standard requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Further, the new standard requires additional disclosures to help enable users of the financial statements to better understand the nature, amount, timing, risks, and judgments related to revenue recognition and related cash flows from contracts with customers. Concurrently, the FASB issued guidance on the accounting for costs to fulfill or obtain a customer contract. The Company adopted these standards during the three months ended May 4, 2018 using the full retrospective method, which requires the Company to recast each prior period presented consistent with the new guidance. The Company recorded a credit of approximately $1 billion to retained earnings as of January 29, 2016 to reflect the cumulative effect of the adoption. See tables provided below which present the impact of the new accounting standards to the Company's previously reported financial results.

Classification of Certain Cash Receipts and Cash Payments — In August 2016, the FASB issued amended guidance on the presentation and classification of eight specific cash flow issues with the objective of reducing existing diversity in practice. Companies should reflect any adjustments on a retrospective basis, if practicable; otherwise, adoption is required to be applied as of the earliest date practicable.  The Company adopted this standard during the three months ended May 4, 2018. Prior period amounts on the Consolidated Statements of Cash Flows have been recast to conform with current period presentation as shown in the reconciliation provided below.

Statement of Cash Flows, Restricted Cash — In November 2016, the FASB issued amended guidance requiring entities to include restricted cash and restricted cash equivalents in cash balances on the cash flow statement, and also to provide a supplemental reconciliation of cash, cash equivalents and restricted cash. The Company early adopted this standard during the three months ended May 4, 2018. See Note 23 of the Notes to the Consolidated Financial Statements for supplemental cash flow information. Prior period amounts on the Consolidated Statements of Cash Flows have been recast to conform with current period presentation as shown in the reconciliation provided below.

Accounting Pronouncements Adopted during the three months ended May 4, 2018

Recognition and Measurement of Financial Assets and Financial Liabilities — In January 2016, the FASB issued amended guidance that generally requires changes in the fair value of equity investments, other than those accounted for under the equity method, to be recognized through net income, rather than other comprehensive income. For equity investments without readily determinable fair values, the Company is no longer permitted to use the cost method of accounting. The Company has elected to apply the measurement alternative for those investments. Under the alternative, the Company measures investments without readily determinable fair values at cost, less impairment, adjusted by observable price changes on a prospective basis. The Company must make a separate election to use the alternative for each eligible investment, and is required to reassess at each reporting period whether an investment qualifies for the alternative. The Company adopted this standard during the three

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

months ended May 4, 2018. Adoption of the standard was applied through a cumulative one-time adjustment to retained earnings, which was not material to the Consolidated Financial Statements.

Derivatives and Hedging — In August 2017, the FASB issued amended guidance that will make more financial and non-financial hedging strategies eligible for hedge accounting. The amended guidance changes how companies assess effectiveness, and also amends the presentation and disclosure requirements. The guidance is intended to simplify the application of hedge accounting and increase transparency as to the scope and results of hedging programs. Immediate early adoption is permitted in any interim or annual period. The Company elected to early adopt this standard during the three months ended May 4, 2018. The impact of the adoption of the standard was immaterial to the Consolidated Financial Statements.

Impacts to Previously Reported Periods

The following tables present the impact of the new accounting standards to the Company's previously reported financial results.

Selected Captions from the Consolidated Statement of Financial Position

	February 2, 2018			February 3, 2017
	As Reported	Revenue from Contracts with Customers	As Recast	As Reported	Revenue from Contracts with Customers	As Recast
	(in millions)
Assets
Accounts receivable, net	$11,177	$544	$11,721	$9,420	$469	$9,889
Other current assets	$5,054	$827	$5,881	$4,144	$663	$4,807
Other non-current assets	$1,862	$541	$2,403	$1,364	$334	$1,698
Liabilities and Stockholders' Equity
Accrued and other	$7,661	$365	$8,026	$7,119	$287	$7,406
Short-term deferred revenue	$12,024	$(418)	$11,606	$10,265	$(253)	$10,012
Long-term deferred revenue	$10,223	$(1,013)	$9,210	$8,431	$(628)	$7,803
Other non-current liabilities	$6,797	$480	$7,277	$9,339	$491	$9,830
Accumulated deficit	$(9,253)	$2,393	$(6,860)	$(5,609)	$1,514	$(4,095)
Non-controlling interests	$5,661	$105	$5,766	$5,766	$55	$5,821

The following is a summary of the impacts reflected in the table above:

Accounts receivable, net. The adoption of the new revenue standard resulted in increases to accounts receivable as of February 2, 2018 and February 3, 2017, net primarily due to the following two factors:

•
The return rights provision, which represents an estimate of expected customer returns, and which was previously presented as a reduction of accounts receivable, net, is now being presented outside of accounts receivable, net in two separate balance sheet line items. A liability is recorded in accrued and other for the estimated value of the sales amounts to be returned to the customer, and an asset is recorded in other current assets representing the recoverable cost of the inventory estimated to be returned.

•
The standard provides new guidance regarding transfer of control of goods to the customer. Under these new guidelines, the Company has determined that for certain hardware contracts in the United States, transfer of control and recognition of revenue can occur earlier. This resulted in an increase in accounts receivable, net and a decrease in the in-transit deferral recorded in other current assets.

Other assets. The adoption of the new revenue standard resulted in increases in other assets as of February 2, 2018 and February 3, 2017 due to capitalization of the costs to obtain a contract, as well as the accounts receivable, net of impacts discussed above.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Deferred revenue. The adoption of the new revenue standard resulted in decreases in deferred revenue as of February 2, 2018 and February 3, 2017 due to earlier recognition of revenue for software licenses, and less of the aggregate transaction price being allocated to extended warranty. Deferred revenue was also reduced by the impact of variable consideration, i.e., price concessions, rebates, and refunds. The reduction in deferred revenue was partially offset by an increase resulting from the change in presentation of deferred costs on third-party software offerings, which are reported in other assets, and are either sold on a standalone basis or as an attached component of the Company's hardware offering. The Company previously reported the associated deferred revenue net of these deferred costs in deferred revenue.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Consolidated Statement of Income (Loss)

	Fiscal Year Ended
	February 2, 2018			February 3, 2017
	As Reported	Revenue from Contracts with Customers	As Recast	As Reported	Revenue from Contracts with Customers	As Recast
	(in millions, except per share amounts)
Net revenue:
Products	$58,801	$2,450	$61,251	$48,706	$2,351	$51,057
Services	19,859	(2,070)	17,789	12,936	(1,829)	11,107
Total net revenue	78,660	380	79,040	61,642	522	62,164
Cost of net revenue:
Products	50,215	1,218	51,433	42,169	1,219	43,388
Services	8,391	(1,321)	7,070	6,514	(1,387)	5,127
Total cost of net revenue	58,606	(103)	58,503	48,683	(168)	48,515
Gross margin	20,054	483	20,537	12,959	690	13,649
Operating expenses:
Selling, general, and administrative	19,003	(434)	18,569	13,575	(172)	13,403
Research and development	4,384	—	4,384	2,636	—	2,636
Total operating expenses	23,387	(434)	22,953	16,211	(172)	16,039
Operating loss	(3,333)	917	(2,416)	(3,252)	862	(2,390)
Interest and other, net	(2,355)	2	(2,353)	(2,104)	—	(2,104)
Income (loss) before income taxes	(5,688)	919	(4,769)	(5,356)	862	(4,494)
Income tax provision (benefit)	(1,833)	(10)	(1,843)	(1,619)	199	(1,420)
Net income (loss) from continuing operations	(3,855)	929	(2,926)	(3,737)	663	(3,074)
Income (loss) from discontinued operations, net of income taxes	—	—	—	2,019	(103)	1,916
Net income (loss)	(3,855)	929	(2,926)	(1,718)	560	(1,158)
Less: Net income (loss) attributable to non-controlling interests	(127)	50	(77)	(46)	55	9
Net income (loss) attributable to Dell Technologies Inc.	$(3,728)	$879	$(2,849)	$(1,672)	$505	$(1,167)

Earnings (loss) per share attributable to Dell Technologies Inc. - basic:
Class V Common Stock - basic	$1.41	0.22	$1.63	$1.44	(0.08)	$1.36
DHI Group - basic	$(7.08)	1.47	$(5.61)	$(8.52)	1.33	$(7.19)
Discontinued operations - DHI Group - basic	$—	—	$—	4.30	(0.22)	$4.08

Earnings (loss) per share attributable to Dell Technologies Inc. - diluted:
Class V Common Stock - diluted	$1.39	0.22	$1.61	$1.43	(0.08)	$1.35
DHI Group - diluted	$(7.08)	1.46	$(5.62)	$(8.52)	1.33	$(7.19)
Discontinued operations - DHI Group - basic	$—	—	$—	$4.30	(0.22)	$4.08

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following is a summary of the impacts reflected in the table above:

Net revenue. The adoption of the new revenue standard resulted in increases to net revenue for the fiscal years ended February 2, 2018 and February 3, 2017 due to earlier revenue recognition than permitted under the previous standard.

Products revenue vs. services revenue. The adoption of the new revenue standard resulted in a change to the classification of products revenue vs. services revenue, due to the following factors:

•
Under the new revenue standard, amounts within a contract are now allocated to the product and services performance obligations based on their respective standalone selling prices, which generally increases product revenue and decreases services revenue relative to previously reported results.

•
Further, third-party software licenses were previously recognized in services revenue as the Company could not separate the value of the software license from the associated maintenance agreement. Under the new revenue standard, the license value requires separation and will be recognized in product revenue and the value of the software maintenance will continue to be recognized in services revenue.

Operating expenses. The adoption of the new revenue standard resulted in decreases to operating expenses for the fiscal years ended February 2, 2018 and February 3, 2017 due to the deferral of the incremental direct costs of obtaining a contract.

Selected Captions from the Consolidated Statement of Cash Flows

	Fiscal Year Ended February 2, 2018
	As Reported	Classification of Certain Cash Receipts and Cash Payments	Statement of Cash Flows, Restricted Cash	As Recast
	(in millions)
Change in cash from operating activities	$6,810	$48	$(15)	$6,843
Change in cash from investing activities	$(2,881)	$—	$6	$(2,875)
Change in cash from financing activities	$364	$(48)	$87	$403

Change in cash, cash equivalents, and restricted cash	$4,468	$—	$78	$4,546
Cash, cash equivalents, and restricted cash at beginning of the period	9,474	—	358	$9,832
Cash, cash equivalents, and restricted cash at end of the period	$13,942	$—	$436	$14,378

	Fiscal Year Ended February 3, 2017
	As Reported	Classification of Certain Cash Receipts and Cash Payments	Statement of Cash Flows, Restricted Cash	As Recast
	(in millions)
Change in cash from operating activities	$2,309	$39	$19	$2,367
Change in cash from investing activities	$(31,256)	$—	$20	$(31,236)
Change in cash from financing activities	$31,821	$(39)	$3	$31,785

Change in cash, cash equivalents, and restricted cash	$2,898	$—	$42	$2,940
Cash, cash equivalents, and restricted cash at beginning of the period	6,576	—	316	$6,892
Cash, cash equivalents, and restricted cash at end of the period	$9,474	$—	$358	$9,832

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3 — BUSINESS COMBINATIONS

Fiscal 2018

VMware, Inc. Acquisitions

VeloCloud Networks, Inc. — During the fourth quarter of the fiscal year ended February 2, 2018, VMware, Inc. completed the acquisition of VeloCloud Networks, Inc. (“VeloCloud”), a provider of cloud-delivered software-defined wide-area network (SD-WAN) technology for enterprises and service providers. VMware, Inc. acquired VeloCloud to build on its network virtualization platform, VMware NSX, and to expand its networking portfolio. The total purchase price was $499 million, net of cash acquired of $24 million. The purchase price primarily included $142 million of identifiable intangible assets and $326 million of goodwill that is not expected to be deductible for tax purposes. The identifiable intangible assets primarily include completed technology of $87 million and customer contracts of $44 million, with estimated useful lives of six to seven years. The fair value of assumed unvested equity attributed to post-combination services was $30 million and will be expensed over the remaining requisite service periods on a straight-line basis. The estimated fair value of the stock options assumed by the Company was determined using the Black-Scholes option pricing model.

The preliminary allocation of the purchase price was based on a preliminary valuation and assumptions, and is subject to change within the measurement period. VMware, Inc. expects to finalize the allocation of the purchase price as soon as practicable and not later than one year from the acquisition date.

Prior to the closing of the acquisition, Dell Technologies, including VMware Inc., held an ownership interest in VeloCloud. Upon completion of the step acquisition, Dell Technologies recognized a gain of $8 million in interest and other, net for the remeasurement of its previously held ownership interest to fair value, which was $12 million.

The Company has not presented pro forma results of operations for the VeloCloud acquisition because it is not material to the Company's consolidated results of operations, financial position, or cash flows.

Other Business Combinations — During the second quarter of the fiscal year ended February 2, 2018, VMware, Inc. completed the acquisitions of Wavefront and Apteligent, Inc., which were not material to the Consolidated Financial Statements. These acquisitions are a part of VMware, Inc.’s strategy to accelerate the development of VMware, Inc.'s Cloud services and other technologies. The aggregate purchase price for the two acquisitions was $323 million, inclusive of the fair value of the Company's existing investment in Wavefront of $69 million and cash acquired of $35 million. The aggregate purchase price included $36 million of identifiable intangible assets and $238 million of goodwill that is not expected to be deductible for tax purposes. The identifiable intangible assets primarily relate to purchased technology, with estimated useful lives of five years. The fair value of assumed unvested equity attributable to post-combination services was $37 million and will be expensed over the remaining requisite service periods on a straight-line basis. The estimated fair value of the stock options assumed by the Company was determined using the Black-Scholes option pricing model.

The preliminary allocation of the purchase price was based on a preliminary valuation and assumptions, and is subject to change within the measurement period. VMware, Inc. expects to finalize the allocation of the purchase price as soon as practicable and not later than one year from the acquisition date.

Prior to the closing of the acquisition, Dell Technologies, including VMware, Inc., held an ownership interest in Wavefront. Upon completion of the step acquisition, Dell Technologies recognized a $45 million gain in interest and other, net for the remeasurement of its previously held ownership interest to fair value.

The Company has not presented pro forma results of operations for the foregoing acquisitions because they are not material to the Company's consolidated results of operations, financial position, or cash flows.

Fiscal 2017

EMC Merger Transaction

On September 7, 2016, EMC became a wholly-owned subsidiary of the Company as a result of the merger of Merger Sub with and into EMC. Pursuant to the terms of the merger agreement, upon the completion of the EMC merger transaction, each

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

issued and outstanding share of common stock, par value $0.01 per share, of EMC (approximately 2.0 billion shares as of September 7, 2016) was converted into the right to receive (1) $24.05 in cash, without interest, and (2) 0.11146 validly issued, fully paid, and non-assessable shares of common stock of the Company designated as Class V Common Stock, par value $0.01 per share (the "Class V Common Stock"), plus cash in lieu of any fractional shares. Shares of the Class V Common Stock were approved for listing on the New York Stock Exchange (the "NYSE") under the ticker symbol "DVMT" and began trading on September 7, 2016.

In connection with the EMC merger transaction, the Company authorized 343 million shares of Class V Common Stock. On September 7, 2016, Dell Technologies issued 223 million shares of Class V Common Stock to EMC shareholders at a purchase price of $45.07 per share for an aggregate purchase price of approximately $10 billion. The total fair value of consideration transferred to effect the EMC merger transaction was approximately $64 billion, which primarily consisted of cash and such shares of Class V Common Stock, as well as the fair value of non-controlling interests in VMware, Inc. and Pivotal, majority-owned consolidated subsidiaries of EMC. See Note 18 of the Notes to the Consolidated Financial Statements for additional information on the Class V Common Stock.

Fair Value of Consideration Transferred — The following table summarizes the consideration transferred to effect the EMC merger transaction:

Purchase Price
(in millions)
Consideration transferred:
Cash	$47,694
Expense and other (a)	968
Class V Common Stock (b)	10,041
Total consideration transferred	58,703
Non-controlling interests (c)	6,048
Less: Post-merger stock compensation expense (d)	(800)
Total purchase price to allocate	$63,951
____________________
(a) Expense and other primarily consists of cash payment for post-merger stock compensation expense, as described in footnote (d), and the value related to pre-merger services of EMC equity awards converted to deferred cash awards.

(b)
The fair value of the Class V Common Stock is based on the issuance of approximately 223 million shares with a per-share fair value of $45.07 (the opening share price of the Class V Common Stock on the NYSE on September 7, 2016, the first day of trading), which shares were intended to track the economic performance of approximately 65% of the Company's economic interest in the VMware business, as of the closing date of the EMC merger transaction.

(c)
Non-controlling interests in VMware, Inc. and Pivotal was $6.0 billion as of September 7, 2016. The fair value of the non-controlling interest related to VMware, Inc. was calculated by multiplying outstanding shares of VMware, Inc. common stock that were not owned by EMC by $73.28 (the opening share price of VMware, Inc. Class A common stock on the NYSE on September 7, 2016). The fair value of the non-controlling interest relating to Pivotal was calculated based on the fair value of Pivotal, the ownership percentage of the non-controlling interests, and a discount for lack of control related to the non-controlling interest.

(d)
Pursuant to the guidelines of ASC 805, a portion of the consideration related to accelerated EMC equity awards was recorded as post-merger day one stock compensation expense. This expense is attributable to post-merger services not rendered due to the acceleration.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Assets Acquired and Liabilities Assumed — The EMC merger transaction has been accounted for as a business combination under the acquisition method of accounting. The cumulative impact of any subsequent changes resulting from the facts and circumstances that existed as of the transaction date will be adjusted in the reporting period in which the adjustment amount is determined. The following table summarizes, as of February 2, 2018, the purchase price allocation to the assets acquired and the liabilities assumed in the EMC merger transaction (in millions):

Current assets:
Cash and cash equivalents	$10,080
Short-term investments	1,765
Accounts receivable	2,810
Short-term financing receivables	64
Inventories, net	1,993
Other current assets	903
Total current assets	17,615
Property, plant, and equipment	4,490
Long-term investments	4,317
Long-term financing receivables, net	65
Goodwill	31,539
Purchased intangibles	31,218
Other non-current assets	445
Total assets	$89,689
Current liabilities:
Short-term debt	$905
Accounts payable	728
Accrued and other	3,259
Short-term deferred revenue	4,954
Total current liabilities	9,846
Long-term debt	5,474
Long-term deferred revenue	3,469
Deferred tax liabilities	6,625
Other non-current liabilities	324
Total liabilities	25,738
Total net assets	$63,951

The table above includes amounts allocated to ECD, which was divested in the fiscal year ended February 3, 2017. See Note 4 of the Notes to the Consolidated Financial Statements for more information on discontinued operations.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Pro Forma Financial Information — The following table provides unaudited pro forma results of operations for the period presented as if the transaction date had occurred on January 31, 2015, the first day of the fiscal year ended January 29, 2016.

Fiscal Year Ended
February 3, 2017
(in millions)
Total net revenue	$74,116
Net loss attributable to Dell Technologies Inc.	$(3,220)

The pro forma information for the fiscal year ended February 3, 2017 combines the Company's historical results for the fiscal year ended February 3, 2017 and EMC's historical results for the period from February 1, 2016 to September 6, 2016. The historical results have been adjusted in the pro forma information to give effect to items that are (a) directly attributable to the EMC merger transaction, (b) factually supportable, and (c) expected to have a continuing impact on the combined company's results. Additionally, the unaudited pro forma financial information includes EMC results that have been adjusted for ASC 606.

The pro forma information does not purport to represent what the combined company's results of operations or financial condition would have been had the EMC merger transaction actually occurred on the date indicated, and does not purport to project the combined company's results of operations for any future period or as of any future date.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4 — DISCONTINUED OPERATIONS

During the fiscal year ended February 3, 2017, Dell Inc. entered into a definitive agreement with NTT Data International L.L.C. to divest substantially all of Dell Services, and on November 2, 2016, the parties closed substantially all of the transaction. During the fiscal year ended February 3, 2017, Dell Inc. entered into a definitive agreement with Francisco Partners and Elliot Management Corporation to divest substantially all of DSG, and on October 31, 2016, the parties closed the transaction. During the fiscal year ended February 3, 2017, EMC, a subsidiary of the Company, entered into a definitive agreement with OpenText Corporation to divest the Dell EMC Enterprise Content Division, and on January 23, 2017, the parties closed the transaction. Upon closing of the respective transactions, the Company entered into transition services agreements with NTT Data International L.L.C., Francisco Partners and Elliot Management, and OpenText Corporation pursuant to which the Company provides various administrative services on an interim transitional basis. Transition services may be provided for up to one year, with an option to renew after that period. The Company also entered into various commercial agreements with NTT Data International L.L.C., Francisco Partners and Elliot Management, and OpenText Corporation that include reseller agreements for certain offerings.

In accordance with applicable accounting guidance, the Company reclassified the financial results of Dell Services, DSG, and ECD as discontinued operations in the Consolidated Statements of Income (Loss) for the relevant periods. The following table presents key financial results of Dell Services, DSG, and ECD included in "Income from discontinued operations, net of income taxes" for the fiscal year ended February 3, 2017:

	Fiscal Year Ended February 3, 2017
	ECD (a)	Dell Services	DSG	Total
	(in millions)
Net revenue	$208	$1,980	$975	$3,163
Cost of net revenue	56	1,563	250	1,869
Operating expenses	137	347	726	1,210
Interest and other, net	(1)	(8)	(2)	(11)
Income (loss) from discontinued operations before income taxes and gain (loss) on disposal	14	62	(3)	73
Income tax provision (benefit)	3	(40)	(23)	(60)
Income from discontinued operations, net of income taxes, before gain (loss) on disposal	11	102	20	133
Gain (loss) on disposal, net of tax expense (benefit) of $181, $(262), and $462, respectively	(356)	1,669	470	1,783
Income (loss) from discontinued operations, net of income taxes	$(345)	$1,771	$490	$1,916
____________________

(a)
The Company classified the results of ECD as discontinued operations for the period from September 7, 2016 through February 3, 2017 because the ECD business was only included in the Company's consolidated results since the closing of the EMC merger transaction on September 7, 2016.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Cash flows from the Company's discontinued operations are included in the accompanying Consolidated Statements of Cash Flows. The significant cash flow items from Dell Services and DSG for the fiscal year ended February 3, 2017 were as follows:

Fiscal Year Ended
February 3, 2017
Depreciation and amortization (a)	$32
Capital expenditures	$82
____________________

(a)
Depreciation and amortization ceased upon determination that Dell Services and DSG had met the criteria for discontinued operations reporting as of March 27, 2016 and June 19, 2016, respectively. Depreciation and amortization for ECD ceased upon determination that the held for sale criteria were met as of September 7, 2016, concurrently with the closing of the EMC merger transaction.

Depreciation and amortization for ECD ceased upon determination that the held-for-sale criteria were met. Capital expenditures for ECD were immaterial for the period from September 7, 2016 through October 28, 2016.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5 — FAIR VALUE MEASUREMENTS

The following table presents the Company's hierarchy for its assets and liabilities measured at fair value on a recurring basis as of February 2, 2018 and February 3, 2017:

	February 2, 2018 (a)				February 3, 2017
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(in millions)
Assets:
Cash and cash equivalents:
Money market funds	$8,641	$—	$—	$8,641	$4,866	$—	$—	$4,866
Municipal obligations	—	—	—	—	—	3	—	3
U.S. corporate debt securities	—	23	—	23	—	—	—	—
Foreign corporate debt securities	—	65	—	65	—	—	—	—
Debt securities:
U.S. government and agencies	682	392	—	1,074	444	470	—	914
U.S. corporate	—	2,003	—	2,003	—	1,800	—	1,800
Foreign	—	2,547	—	2,547	—	2,083	—	2,083
Municipal obligations	—	—	—	—	—	352	—	352
Asset-backed securities	—	—	—	—	—	4	—	4
Equity and other securities	236	5	—	241	169	—	—	169
Derivative instruments	—	83	—	83	—	205	—	205
Total assets	$9,559	$5,118	$—	$14,677	$5,479	$4,917	$—	$10,396
Liabilities:
Derivative instruments	$—	$184	$—	$184	$—	$64	$—	$64
Total liabilities	$—	$184	$—	$184	$—	$64	$—	$64
____________________
(a) The Company did not transfer any securities between levels during the fiscal year ended February 2, 2018.

The following section describes the valuation methodologies the Company uses to measure financial instruments at fair value:

Money Market Funds — The Company's investment in money market funds that are classified as cash equivalents hold underlying investments with a weighted average maturity of 90 days or less and are recognized at fair value. The valuations of these securities are based on quoted prices in active markets for identical assets, when available, or pricing models whereby all significant inputs are observable or can be derived from or corroborated by observable market data. The Company reviews security pricing and assesses liquidity on a quarterly basis. As of February 2, 2018, the Company's U.S. portfolio had no material exposure to money market funds with a fluctuating net asset value.

Equity and Other Securities — The majority of the Company's investments in equity and other securities that are measured at fair value on a recurring basis consist of strategic investments in publicly traded companies. The valuation of these securities is based on quoted prices in active markets.

Debt Securities — The majority of the Company's debt securities consists of various fixed income securities such as U.S. government and agencies, U.S. corporate, and foreign. Valuation is based on pricing models whereby all significant inputs, including benchmark yields, reported trades, broker-dealer quotes, issue spreads, benchmark securities, bids, offers, and other

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

market related data, are observable or can be derived from or corroborated by observable market data for substantially the full term of the asset. Inputs are documented in accordance with the fair value measurements hierarchy. The Company reviews security pricing and assesses liquidity on a quarterly basis. See Note 6 of the Notes to the Consolidated Financial Statements for additional information about investments.

Derivative Instruments — The Company's derivative financial instruments consist primarily of foreign currency forward and purchased option contracts and interest rate swaps. The fair value of the portfolio is determined using valuation models based on market observable inputs, including interest rate curves, forward and spot prices for currencies, and implied volatilities. Credit risk is also factored into the fair value calculation of the Company's derivative instrument portfolio. See Note 9 of the Notes to the Consolidated Financial Statements for a description of the Company's derivative financial instrument activities.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis — Certain assets are measured at fair value on a nonrecurring basis and therefore are not included in the recurring fair value table above. These assets consist primarily of non-financial assets such as goodwill and intangible assets. See Note 10 of the Notes to the Consolidated Financial Statements for additional information about goodwill and intangible assets.

As of February 2, 2018 and February 3, 2017, the Company held strategic investments of $485 million and $455 million, respectively. These investments are accounted for under the cost method and are not included in the recurring fair value table above. Investments accounted for under the cost method are recorded at cost initially, which approximates fair value. Subsequently, if there is an indicator of impairment, the impairment is recognized. In evaluating these investments for impairment, the Company uses inputs including pre- and post-money valuations of recent financing events and the impact of those on its fully diluted ownership percentages, as well as other available information regarding the issuer's historical and forecasted performance. As these investments are early-stage companies which are not publicly traded, it is not practicable for the Company to reliably estimate the fair value of these investments.

Carrying Value and Estimated Fair Value of Outstanding Debt — The following table summarizes the carrying value and estimated fair value of the Company's outstanding debt as described in Note 8 of the Notes to the Consolidated Financial Statements, including the current portion, as of the dates indicated:

	February 2, 2018		February 3, 2017
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(in billions)
Senior Secured Credit Facilities	$10.4	$10.6	$11.4	$11.7
First Lien Notes	$19.7	$21.9	$19.7	$21.8
Unsecured Notes and Debentures	$2.3	$2.5	$2.3	$2.5
Senior Notes	$3.1	$3.4	$3.1	$3.5
EMC Notes	$5.5	$5.4	$5.5	$5.4
VMware Notes	$4.0	$3.9	$—	$—
Margin Bridge Facility	$—	$—	$2.5	$2.5
Margin Loan Facility	$2.0	$2.0	$—	$—
VMware Note Bridge Facility	$—	$—	$1.5	$1.5

The fair values of the outstanding debt shown in the table above, as well as the DFS debt, were determined based on observable market prices in a less active market or based on valuation methodologies using observable inputs and were categorized as Level 2 in the fair value hierarchy. The fair value of DFS debt approximates carrying value.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6 — INVESTMENTS

The following table summarizes, by major security type, the carrying value and amortized cost of the Company's investments. All debt security investments with remaining effective maturities in excess of one year and substantially all equity and other securities are recorded as long-term investments in the Consolidated Statements of Financial Position.

	February 2, 2018				February 3, 2017
	Cost	Unrealized Gain	Unrealized (Loss)	Carrying Value	Cost	Unrealized Gain	Unrealized (Loss)	Carrying Value
	(in millions)
Investments:
U.S. government and agencies	$485	$—	$(2)	$483	$231	$—	$—	$231
U.S. corporate debt securities	660	—	(2)	658	651	—	(1)	650
Foreign debt securities	1,048	—	(2)	1,046	743	—	(1)	742
Municipal obligations	—	—	—	—	348	—	—	348
Asset-backed securities	—	—	—	—	4	—	—	4
Total short-term investments	2,193	—	(6)	2,187	1,977	—	(2)	1,975
U.S. government and agencies	600	—	(9)	591	689	—	(6)	683
U.S. corporate debt securities	1,361	—	(16)	1,345	1,164	—	(14)	1,150
Foreign debt securities	1,518	—	(17)	1,501	1,356	—	(15)	1,341
Municipal obligations	—	—	—	—	4	—	—	4
Equity and other securities (a)	640	86	—	726	604	22	(2)	624
Total long-term investments	4,119	86	(42)	4,163	3,817	22	(37)	3,802
Total investments	$6,312	$86	$(48)	$6,350	$5,794	$22	$(39)	$5,777
____________________

(a)
The majority of equity and other securities are strategic investments accounted for under the cost method, while the remainder are investments that are measured at fair value on a recurring basis. See Note 5 of the Notes to the Consolidated Financial Statements for additional information on investments measured at fair value on a recurring basis.

The Company's investments in debt securities are classified as available-for-sale securities, which are carried at fair value. As of February 2, 2018, the aggregate fair value of investments held in a continuous unrealized loss position for greater than 12 months was $1.9 billion, and the unrealized loss of these investments was $25 million. As of February 3, 2017, all investments in an unrealized loss position were in a continuous unrealized loss position for less than 12 months.

The maturities of debt securities held at February 2, 2018 are as follows:

	Amortized Cost	Carrying Value
	(in millions)
Due within one year	$2,193	$2,187
Due after 1 year through 5 years	3,419	3,378
Due after 5 years through 10 years	60	59
Total	$5,672	$5,624

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7 — FINANCIAL SERVICES

The Company offers or arranges various financing options and services for its customers in North America, Europe, Australia, and New Zealand through Dell Financial Services and its affiliates ("DFS"). The key activities of DFS include originating, collecting, and servicing customer receivables primarily related to the purchase of Dell Technologies products and services. In some cases, DFS also offers financing on the purchase of third-party technology products that complement the Dell Technologies portfolio of products and services. New financing originations were $6.3 billion and $4.5 billion for the fiscal years ended February 2, 2018 and February 3, 2017, respectively. The increases in new financing originations and financing receivables during the fiscal year ended February 2, 2018 were attributable to growth in the DFS offerings related to customer purchases of products and services from the EMC acquired businesses.

In June 2017, as part of the global expansion of Dell Technologies' captive financing model, the Company purchased a portfolio of customer fixed-term financing receivables totaling approximately $89 million from Bank of Queensland. Bank of Queensland was previously the Company's preferred financing partner in Australia and New Zealand.

Financing Receivables

The Company's financing receivables are aggregated into the following categories:

•
Revolving loans — Revolving loans offered under private label credit financing programs provide qualified customers with a revolving credit line for the purchase of products and services offered by Dell Technologies. These private label credit financing programs are referred to as Dell Preferred Account ("DPA") and Dell Business Credit ("DBC"). The DPA product is primarily offered to individual consumer customers, and the DBC product is primarily offered to small and medium-sized commercial customers. Revolving loans in the United States bear interest at a variable annual percentage rate that is tied to the prime rate. Based on historical payment patterns, revolving loan transactions are typically repaid within twelve months on average.

•
Fixed-term sales-type leases and loans — The Company enters into sales-type lease arrangements with customers who seek lease financing. Leases with business customers have fixed terms of generally two to four years. Future maturities of minimum lease and associated financing payments as of February 2, 2018 were as follows: Fiscal 2019 - $2,210 million; Fiscal 2020 - $1,449 million; Fiscal 2021 - $717 million; Fiscal 2022 - $198 million; Fiscal 2023 and beyond - $48 million. Future maturities and associated financing payments referenced herein represent the aggregate payments under the customer lease contract. The Company also offers fixed-term loans to qualified small businesses, large commercial accounts, governmental organizations, educational entities, and certain individual consumer customers. These loans are repaid in equal payments including interest and have defined terms of generally three to five years.

The following table summarizes the components of the Company's financing receivables segregated by portfolio segment as of February 2, 2018 and February 3, 2017:

	February 2, 2018			February 3, 2017
	Revolving	Fixed-term	Total	Revolving	Fixed-term	Total
	(in millions)
Financing receivables, net:
Customer receivables, gross	$900	$6,282	$7,182	$1,009	$4,530	$5,539
Allowances for losses	(81)	(64)	(145)	(91)	(52)	(143)
Customer receivables, net	819	6,218	7,037	918	4,478	5,396
Residual interest	—	606	606	—	477	477
Financing receivables, net	$819	$6,824	$7,643	$918	$4,955	$5,873
Short-term	$819	$3,100	$3,919	$918	$2,304	$3,222
Long-term	$—	$3,724	$3,724	$—	$2,651	$2,651

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents the allowance for financing receivable losses as of February 2, 2018, February 3, 2017, and January 29, 2016, and changes in the allowance for financing receivable losses for the respective periods:

	Revolving	Fixed-term	Total
	(in millions)
Allowance for financing receivable losses:
Balances as of January 29, 2016	$118	$58	$176
Charge-offs, net of recoveries	(91)	(17)	(108)
Provision charged to income statement	64	11	75
Balances as of February 3, 2017	91	52	143
Charge-offs, net of recoveries	(84)	(17)	(101)
Provision charged to income statement	74	29	103
Balances as of February 2, 2018	$81	$64	$145

The following table summarizes the aging of the Company's customer financing receivables, gross, including accrued interest, as of February 2, 2018 and February 3, 2017, segregated by class:

	February 2, 2018				February 3, 2017
	Current	Past Due 1 — 90 Days	Past Due > 90 Days	Total	Current	Past Due 1 — 90 Days	Past Due > 90 Days	Total
	(in millions)
Revolving — DPA	$633	$59	$23	$715	$715	$66	$27	$808
Revolving — DBC	162	19	4	185	175	22	4	201
Fixed-term — Consumer and Commercial	5,414	775	93	6,282	3,994	506	30	4,530
Total customer receivables, gross	$6,209	$853	$120	$7,182	$4,884	$594	$61	$5,539

The increase in the Company's fixed-term past due balances was attributable to administrative processes for larger transactions, and, to a lesser extent, additional originations from the EMC merger transaction, and does not indicate a deterioration in the credit quality of the portfolio.

Credit Quality

The following table summarizes customer receivables, gross, including accrued interest, by credit quality indicator segregated by class, as of February 2, 2018 and February 3, 2017. The categories shown in the table below segregate customer receivables based on the relative degrees of credit risk. The credit quality indicators for DPA revolving accounts are measured primarily as of each quarter-end date, while all other indicators are generally updated on a periodic basis.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For DPA revolving receivables shown in the table below, the Company makes credit decisions based on proprietary scorecards, which include the customer's credit history, payment history, credit usage, and other credit agency-related elements. The higher quality category includes prime accounts generally of a higher credit quality that are comparable to U.S. customer FICO scores of 720 or above. The mid-category represents the mid-tier accounts that are comparable to U.S. customer FICO scores from 660 to 719. The lower category is generally sub-prime and represents lower credit quality accounts that are comparable to U.S. customer FICO scores below 660. For the DBC revolving receivables and fixed-term commercial receivables shown in the table below, an internal grading system is utilized that assigns a credit level score based on a number of considerations, including liquidity, operating performance, and industry outlook. The grading criteria and classifications for the fixed-term products differ from those for the revolving products as loss experience varies between these product and customer groups. The credit quality categories cannot be compared between the different classes as loss experience varies substantially between the classes.

	February 2, 2018				February 3, 2017
	Higher	Mid	Lower	Total	Higher	Mid	Lower	Total
	(in millions)
Revolving — DPA	$131	$223	$361	$715	$136	$244	$428	$808
Revolving — DBC	$48	$58	$79	$185	$61	$60	$80	$201
Fixed-term — Consumer and Commercial (a)	$3,334	$1,828	$1,120	$6,282	$2,232	$1,428	$870	$4,530
____________________

(a)
During the three months ended May 5, 2017, the Company modified its credit scoring methodology for fixed-term financing receivables in response to changes in its go-to-market strategy. This methodology has been modified to a single, consistent, and comparable model across all fixed-term product customers. In connection with this change, the Company has recategorized existing fixed-term customers and has recast prior period credit quality categories to align with the current period presentation.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DFS Debt

The Company maintains programs which facilitate the funding of financing receivables in the capital markets in North America, Europe, Australia, and New Zealand. The following table summarizes DFS debt as of the periods indicated.

	February 2, 2018	February 3, 2017
	(in millions)
DFS U.S. debt
Securitization facilities	$1,498	$1,481
Fixed-term securitization offerings	2,034	1,364
Other	32	4
Total DFS U.S. debt	3,564	2,849
DFS international debt
Securitization facility	404	233
Other structured facilities	628	382
Note payable	200	—
Total DFS international debt	1,232	615
Total DFS debt	$4,796	$3,464
Total short-term DFS debt	$3,327	$2,088
Total long-term DFS debt	$1,469	$1,376

DFS U.S. Debt

Securitization Facilities — The Company maintains separate securitization facilities in the United States for fixed-term leases and loans and revolving loans. This debt is collateralized solely by the U.S. financing receivables in the facilities. The debt has a variable interest rate and the duration of this debt is based on the terms of the underlying financing receivables. As of February 2, 2018, the total debt capacity related to the U.S. securitization facilities was $2.1 billion. The Company enters into interest swap agreements to effectively convert a portion of its securitization debt from a floating rate to a fixed rate. See Note 9 of the Notes to the Consolidated Financial Statements for additional information about interest rate swaps.

The Company's U.S. securitization facility for revolving loans is effective through June 10, 2018. The Company's U.S. securitization facility for fixed-term leases and loans was renewed on February 12, 2018 and is now effective through February 22, 2020.

The securitization facilities contain standard structural features related to the performance of the securitized receivables which include defined credit losses, delinquencies, average credit scores, and minimum collection requirements. In the event one or more of these criteria are not met and the Company is unable to restructure the facility, no further funding of receivables will be permitted and the timing of the Company's expected cash flows from over-collateralization will be delayed. As of February 2, 2018, these criteria were met.

Fixed-Term Securitization Offerings — The Company periodically issues asset-backed debt securities under fixed-term securitization programs to private investors. The asset-backed debt securities are collateralized solely by the U.S. fixed-term financing receivables in the offerings, which are held by SPEs, as discussed below. The interest rate on these securities is fixed and ranges from 0.53% to 3.61%, and the duration of these securities is based on the terms of the underlying financing receivables.

DFS International Debt

Securitization Facility — The Company maintains a securitization facility in Europe for fixed-term leases and loans. This facility is effective through January 13, 2019. As of February 2, 2018, the total debt capacity related to the international securitization facility was $751 million.

The securitization facility contains standard structural features related to the performance of the securitized receivables which include defined credit losses, delinquencies, average credit scores, and minimum collection requirements. In the event one or

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

more of these criteria are not met and the Company is unable to restructure the program, no further funding of receivables will be permitted and the timing of the Company's expected cash flows from over-collateralization will be delayed. As of February 2, 2018, these criteria were met.

Other Structured Facilities — In connection with the Company's international financing operations, the Company has entered into revolving structured financing debt programs related to its fixed-term lease and loan products sold in Canada, Europe, Australia, and New Zealand. The Canadian facility, which is collateralized solely by Canadian financing receivables, had a total debt capacity of $183 million as of February 2, 2018, and is effective through January 16, 2023. The European facility, which is collateralized solely by European financing receivables, had a total debt capacity of $500 million as of February 2, 2018, and is effective through December 14, 2020. The Australia and New Zealand facility, which is collateralized solely by the Australia and New Zealand financing receivables, had a total debt capacity of $96 million as of February 2, 2018, and is effective through January 29, 2020.

Note Payable — On November 27, 2017, the Company entered into an unsecured credit agreement to fund receivables in Mexico. The aggregate principal amount of the note payable is $200 million. The note will bear interest at either LIBOR plus 2.25%, for the borrowings denominated in U.S. dollars, or the Mexican Interbank Equilibrium Interest Rate ("TIIE") plus 2.00%, for the borrowings denominated in Mexican pesos. The note will mature on December 1, 2020. Although the note is unsecured, the Company intends to manage the note in the same manner as its structured financing programs, so that the collections from financing receivables in Mexico will be used to pay down principal and interest of the note.

Variable Interest Entities

In connection with the securitization facilities discussed above, the Company transfers certain U.S. and European customer financing receivables to Special Purpose Entities ("SPEs") that meet the definition of a Variable Interest Entity ("VIE") and are consolidated, along with the associated debt, into the Consolidated Financial Statements, as the Company is the primary beneficiary of those VIEs. These SPEs are bankruptcy-remote legal entities with separate assets and liabilities. The purpose of these SPEs is to facilitate the funding of customer receivables in the capital markets.

The following table shows financing receivables held by the consolidated VIEs as of the respective dates:

	February 2, 2018	February 3, 2017
	(in millions)
Financing receivables held by consolidated VIEs, net:
Short-term, net	$2,572	$2,227
Long-term, net	1,981	1,381
Financing receivables held by consolidated VIEs, net	$4,553	$3,608

Financing receivables transferred via securitization through SPEs were $3.9 billion and $3.3 billion for the fiscal years ended February 2, 2018 and February 3, 2017, respectively.

Some of the SPEs have entered into financing arrangements with multi-seller conduits that, in turn, issue asset-backed debt securities in the capital markets. The DFS debt outstanding, which is collateralized by the financing receivables held by the consolidated VIEs, was $3.9 billion and $3.1 billion as of February 2, 2018 and February 3, 2017, respectively. The Company's risk of loss related to securitized receivables is limited to the amount by which the Company's right to receive collections for assets securitized exceeds the amount required to pay interest, principal, and fees and expenses related to the asset-backed securities. The Company provides credit enhancement to the securitization in the form of over-collateralization.

Financing Receivable Sales

To manage certain concentrations of customer credit exposure, the Company may sell selected fixed-term financing receivables to unrelated third parties on a periodic basis. The amount of financing receivables sold was $683 million and $321 million for the fiscal years ended February 2, 2018 and February 3, 2017, respectively. The increase in financing receivable sales during the fiscal year ended February 2, 2018 was primarily attributable to the growth in customer syndications related to the financing of products and services from the EMC acquired businesses.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8 — DEBT

The following table summarizes the Company's outstanding debt as of the dates indicated:

	February 2, 2018	February 3, 2017
	(in millions)
Secured Debt
Senior Secured Credit Facilities:
3.58% Term Loan B Facility due September 2023	$4,988	$4,987
Term Loan A-1 Facility due December 2018	—	600
3.33% Term Loan A-2 Facility due September 2021	4,394	3,876
3.08% Term Loan A-3 Facility due December 2018	1,213	1,800
3.33% Revolving Credit Facility due September 2021	—	375
First Lien Notes:
3.48% due June 2019	3,750	3,750
4.42% due June 2021	4,500	4,500
5.45% due June 2023	3,750	3,750
6.02% due June 2026	4,500	4,500
8.10% due July 2036	1,500	1,500
8.35% due July 2046	2,000	2,000
Unsecured Debt
Unsecured Notes and Debentures:
5.65% due April 2018	500	500
5.875% due June 2019	600	600
4.625% due April 2021	400	400
7.10% due April 2028	300	300
6.50% due April 2038	388	388
5.40% due September 2040	264	265
Senior Notes:
5.875% due June 2021	1,625	1,625
7.125% due June 2024	1,625	1,625
EMC Notes:
1.875% due June 2018	2,500	2,500
2.650% due June 2020	2,000	2,000
3.375% due June 2023	1,000	1,000
VMware Notes:
2.30% due August 2020	1,250	—
2.95% due August 2022	1,500	—
3.90% due August 2027	1,250	—
DFS Debt (Note 7)	4,796	3,464
Other
4.02% Margin Loan Facility due April 2022	2,000	—
Margin Bridge Facility due September 2017	—	2,500
VMware Note Bridge Facility due September 2017	—	1,500
Other	101	51
Total debt, principal amount	$52,694	$50,356

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	February 2, 2018	February 3, 2017
	(in millions)
Total debt, principal amount	$52,694	$50,356
Unamortized discount, net of unamortized premium	(266)	(284)
Debt issuance costs	(557)	(682)
Total debt, carrying value	$51,871	$49,390
Total short-term debt, carrying value	$7,873	$6,329
Total long-term debt, carrying value	$43,998	$43,061

During the fiscal year ended February 2, 2018, the Company completed two refinancing transactions of the Senior Secured Credit Facilities described below. In the first refinancing transaction, which occurred during the three months ended May 5, 2017, the Company refinanced the Term Loan B Facility to reduce the interest rate margin by 0.75% and to increase the outstanding principal amount by $500 million. The Company applied the proceeds from the Term Loan B Facility refinancing to repay $500 million principal amount of the Margin Bridge Facility, without premium or penalty, and accrued and unpaid interest thereon. Additionally, during the three months ended May 5, 2017, the Company entered into the Margin Loan Facility in the principal amount of $2.0 billion, and used the proceeds of the new facility to repay the Margin Bridge Facility, without premium or penalty.

In the second refinancing transaction, which occurred during the three months ended November 3, 2017, the Company refinanced the Term Loan A-2 Facility, Term Loan A-3 Facility, Term Loan B Facility, and the Revolving Credit Facility. As a result, the interest rate margin decreased 0.50% for each of the Term Loan A-2 Facility, Term Loan A-3 Facility, Term Loan B Facility, and the Revolving Credit Facility. Additionally, the outstanding principal amount of the Term Loan A-2 Facility increased by $672 million, which was used to pay $212 million principal amount of the Term Loan A-3 Facility and $460 million principal amount of the Term Loan B Facility. Further, the Revolving Credit Facility's borrowing capacity increased $180 million to $3.3 billion.

During the fiscal year ended February 2, 2018, the Company repaid approximately $1.2 billion principal amount of its term loan facilities and $0.4 billion under the Revolving Credit Facility and issued an additional $1.3 billion, net, in DFS debt to support the expansion of its financing receivables portfolio.

Further, during the fiscal year ended February 2, 2018, VMware, Inc. completed a public offering of senior notes in the aggregate amount of $4.0 billion. VMware, Inc. used a portion of the net proceeds from the offering to repay certain intercompany promissory notes previously issued by it to EMC in the aggregate principal amount of $1.2 billion. The Company applied the proceeds of this repayment, and other cash, to repay $1.5 billion principal amount of the VMware Note Bridge Facility, without premium or penalty.
Secured Debt

Senior Secured Credit Facilities — At the closing of the EMC merger transaction on September 7, 2016, the Company entered into a credit agreement that provides for senior secured credit facilities (the "Senior Secured Credit Facilities") in the aggregate principal amount of $17.6 billion comprising (a) term loan facilities and (b) a senior secured Revolving Credit Facility, which includes capacity for up to $0.5 billion of letters of credit and for borrowings of up to $0.4 billion under swing-line loans. As of February 2, 2018, available borrowings under the Revolving Credit Facility totaled $3.3 billion. The Senior Secured Credit Facilities provide that the borrowers have the right at any time, subject to customary conditions, to request incremental term loans or incremental revolving commitments.

Borrowings under the Senior Secured Credit Facilities bear interest at a rate per annum equal to an applicable margin, plus, at the borrowers' option, either (a) a base rate, which, under the Term Loan B Facility, is subject to an interest rate floor of 1.75% per annum, and under all other borrowings is subject to an interest rate floor of 0% per annum, or (b) a London interbank offered rate ("LIBOR"), which, under the Term Loan B Facility, is subject to an interest rate floor of 0.75% per annum, and under all other borrowings is subject to an interest rate floor of 0% per annum. Interest is payable, in the case of loans bearing interest based on LIBOR, at the end of each interest period (but at least every three months), in arrears and, in the case of loans bearing interest based on the base rate, quarterly in arrears.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Term Loan A-2 Facility amortizes in equal quarterly installments in aggregate annual amounts equal to 5% of the original principal amount in the first year after the closing date of the refinancing transaction on October 20, 2017, 10% of the original principal amount in each of the second and third years after October 20, 2017, and 70% of the original principal amount in the fourth year after October 20, 2017. The Term Loan B Facility amortizes in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount. The Term Loan A-3 Facility and the Revolving Credit Facility have no amortization. The Term Loan A-3 Facility requires the borrowers to prepay outstanding borrowings under these facilities with 100% of the net cash proceeds of certain non-ordinary course asset sales or dispositions.  The borrowers may voluntarily repay outstanding loans under the term loan facilities and the Revolving Credit Facility at any time without premium or penalty, other than customary "breakage" costs.

All obligations of the borrowers under the Senior Secured Credit Facilities and certain swap agreements, cash management arrangements, and certain letters of credit provided by any lender or agent party to the Senior Secured Credit Facilities or any of its affiliates and certain other persons are secured by (a) a first-priority security interest in certain tangible and intangible assets of the borrowers and the guarantors and (b) a first-priority pledge of 100% of the capital stock of the borrowers, Dell Inc., and each wholly-owned material restricted subsidiary of the borrowers and the guarantors, in each case subject to certain thresholds, exceptions, and permitted liens.

First Lien Notes — The senior secured notes (collectively, the "First Lien Notes") were issued on June 1, 2016 in an aggregate principal amount of $20.0 billion. Interest on these borrowings is payable semiannually. The First Lien Notes are secured, on a pari passu basis with the Senior Secured Credit Facilities, on a first-priority basis by substantially all of the tangible and intangible assets of the issuers and guarantors that secure obligations under the Senior Secured Credit Facilities, including pledges of all capital stock of the issuers, of Dell, and of certain wholly-owned material subsidiaries of the issuers and the guarantors, subject to certain exceptions.

The Company has agreed to use commercially reasonable efforts to register with the SEC notes having terms substantially identical to the terms of the First Lien Notes as part of an offer to exchange such registered notes for the First Lien Notes. The Company will be obligated to pay additional interest on the First Lien Notes if it fails to consummate such an exchange offer within five years after the closing date of the EMC merger transaction.

China Revolving Credit Facility — On October 31, 2017, the Company entered into a credit agreement (the "China Revolving Credit Facility") with a bank lender for a secured revolving loan facility in an aggregate principal amount not to exceed $500 million. Borrowings under the China Revolving Credit Facility bear interest at a rate per annum of 0.6% plus LIBOR. The Company may voluntarily repay outstanding loans under the China Revolving Credit Facility at any time without premium or penalty, other than customary "breakage" costs. The facility will expire on October 31, 2018. As of February 2, 2018, there were no outstanding borrowings under the China Revolving Credit Facility.

Unsecured Debt

Unsecured Notes and Debentures — The Company has outstanding unsecured notes and debentures (collectively, the "Unsecured Notes and Debentures") that were issued prior to the acquisition of Dell by Dell Technologies Inc. in the going-private transaction. Interest on these borrowings is payable semiannually.

Senior Notes — The senior unsecured notes (collectively, the "Senior Notes") were issued on June 22, 2016 in an aggregate principal amount of $3.25 billion. Interest on these borrowings is payable semiannually.

EMC Notes — On September 7, 2016, EMC had outstanding $2.5 billion aggregate principal amount of its 1.875% Notes due June 2018, $2.0 billion aggregate principal amount of its 2.650% Notes due June 2020, and $1.0 billion aggregate principal amount of its 3.375% Notes due June 2023 (collectively, the "EMC Notes"). Interest on these borrowings is payable semiannually. The EMC Notes remain outstanding following the closing of the EMC merger transaction.

VMware Notes — On August 21, 2017, VMware, Inc. completed a public offering of senior notes in the aggregate amount of $4.0 billion, consisting of outstanding principal due on the following dates: $1.25 billion due August 21, 2020, $1.50 billion due August 21, 2022, and $1.25 billion due August 21, 2027 (collectively, the "VMware Notes"). The VMware Notes bear interest, payable semiannually, at annual rates of 2.30%, 2.95%, and 3.90%, respectively. None of the net proceeds of such borrowings will be made available to support the operations or satisfy any corporate purposes of Dell Technologies, other than the operations and corporate purposes of VMware, Inc. and VMware, Inc.’s subsidiaries.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

VMware Revolving Credit Facility — On September 12, 2017, VMware, Inc. entered into an unsecured credit agreement, establishing a revolving credit facility (the “VMware Revolving Credit Facility”), with a syndicate of lenders that provides the company with a borrowing capacity of up to $1.0 billion which may be used for VMware, Inc. corporate purposes. Commitments under the VMware Revolving Credit Facility are available for a period of five years, which may be extended, subject to the satisfaction of certain conditions, by up to two one year periods. The credit agreement contains certain representations, warranties, and covenants. Commitment fees, interest rates, and other terms of borrowings under the VMware Revolving Credit Facility may vary based on VMware, Inc.’s external credit ratings. None of the net proceeds of such borrowings will be made available to support the operations or satisfy any corporate purposes of Dell Technologies, other than the operations and corporate purposes of VMware, Inc. and VMware, Inc.’s subsidiaries. As of February 2, 2018, there were no outstanding borrowings under the VMware Revolving Credit Facility.

DFS Debt

See Note 7 and Note 9 of the Notes to the Consolidated Financial Statements, respectively, for discussion of DFS debt and the interest rate swap agreements that hedge a portion of that debt.

Other

Margin Loan Facility — On April 12, 2017, the Company entered into the Margin Loan Facility in an aggregate principal amount of $2.0 billion. VMW Holdco LLC, a wholly-owned subsidiary of EMC, is the borrower under the Margin Loan Facility, which is secured by 60 million shares of Class B common stock of VMware, Inc. and 20 million shares of Class A common stock of VMware, Inc. Loans under the Margin Loan Facility bear interest at a rate per annum payable, at the borrower's option, either at (a) a base rate plus 1.25% per annum or (b) a LIBOR-based rate plus 2.25% per annum. Interest under the Margin Loan Facility is payable quarterly.

The Margin Loan Facility will mature in April 2022. The borrower may voluntarily repay outstanding loans under the Margin Loan Facility at any time without premium or penalty, other than customary "breakage" costs, subject to certain minimum threshold amounts for prepayment.

Margin Bridge Facility — On September 7, 2016, Merger Sub and EMC entered into a credit agreement providing for a senior secured margin bridge facility in an aggregate principal amount of $2.5 billion (the "Margin Bridge Facility").

As described above, during the three months ended May 5, 2017, the Company separately applied the proceeds from the Term Loan B Facility refinancing and the issuance of the Margin Loan Facility to repay the Margin Bridge Facility, without premium or penalty.

VMware Note Bridge Facility — On September 7, 2016, Merger Sub and EMC entered into a credit agreement providing for a senior secured note bridge facility in an aggregate principal amount of $1.5 billion (the "VMware Note Bridge Facility"). As described above, the Company repaid the VMware Note Bridge Facility during the fiscal year ended February 2, 2018.

Pivotal Revolving Credit Facility — On September 7, 2017, Pivotal entered into a credit agreement (the "Pivotal Revolving Credit Facility") that provides for a senior secured revolving loan facility in an aggregate principal amount not to exceed $100 million. The credit facility contains customary representations, warranties, and covenants, including financial covenants. The credit agreement will expire on September 8, 2020, unless it is terminated earlier. None of the net proceeds of borrowings under the facility will be made available to support the operations or satisfy any corporate purposes of Dell Technologies, other than the operations and corporate purposes of Pivotal and Pivotal's subsidiaries. As of February 2, 2018, outstanding borrowings under the Pivotal Revolving Credit Facility were $20 million.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Aggregate Future Maturities

As of February 2, 2018, aggregate future maturities of the Company's debt were as follows:

	Maturities by Fiscal Year
	2019	2020	2021	2022	2023	Thereafter	Total
	(in millions)
Senior Secured Credit Facilities and First Lien Notes	$1,541	$4,245	$371	$7,888	$63	$16,487	$30,595
Unsecured Notes and Debentures	500	600	—	400	—	952	2,452
Senior Notes and EMC Notes	2,500	—	2,000	1,625	—	2,625	8,750
VMware Notes	—	—	1,250	—	1,500	1,250	4,000
DFS Debt	3,328	847	530	82	9	—	4,796
Margin Loan Facility	—	—	—	—	2,000	—	2,000
Other	19	—	56	—	—	26	101
Total maturities, principal amount	7,888	5,692	4,207	9,995	3,572	21,340	52,694
Associated carrying value adjustments	(14)	(32)	(8)	(192)	(30)	(547)	(823)
Total maturities, carrying value amount	$7,874	$5,660	$4,199	$9,803	$3,542	$20,793	$51,871

Covenants and Unrestricted Net Assets — The credit agreement for the Senior Secured Credit Facilities contain customary negative covenants that generally limit the ability of Denali Intermediate Inc., a wholly-owned subsidiary of Dell Technologies ("Dell Intermediate"), Dell, and Dell's and Denali Intermediate's other restricted subsidiaries to incur debt, create liens, make fundamental changes, enter into asset sales, make certain investments, pay dividends or distribute or redeem certain equity interests, prepay or redeem certain debt, and enter into certain transactions with affiliates. The indenture governing the Senior Notes contains customary negative covenants that generally limit the ability of Denali Intermediate, Dell, and Dell's and Denali Intermediate's other restricted subsidiaries to incur additional debt or issue certain preferred shares, pay dividends on or make other distributions in respect of capital stock or make other restricted payments, make certain investments, sell or transfer certain assets, create liens on certain assets to secure debt, consolidate, merge, sell, or otherwise dispose of all or substantially all assets, enter into certain transactions with affiliates, and designate subsidiaries as unrestricted subsidiaries. The negative covenants under such credit agreements and indenture are subject to certain exceptions, qualifications, and "baskets." The indentures governing the First Lien Notes, the Unsecured Notes and Debentures, and the EMC Notes variously impose limitations, subject to specified exceptions, on creating certain liens, entering into sale and lease-back transactions, and entering into certain asset sales. The foregoing credit agreements and indentures contain customary events of default, including failure to make required payments, failure to comply with covenants, and the occurrence of certain events of bankruptcy and insolvency.

As of February 2, 2018, the Company had certain consolidated subsidiaries that were designated as unrestricted subsidiaries for all purposes of the applicable credit agreements and the indentures governing the First Lien Notes and the Senior Notes. Substantially all of the net assets of the Company's consolidated subsidiaries were restricted, with the exception of the Company's unrestricted subsidiaries, primarily VMware Inc., SecureWorks, Pivotal, and their respective subsidiaries, as of February 2, 2018.

The Term Loan A-2 Facility, the Term Loan A-3 Facility, and the Revolving Credit Facility are subject to a first lien net leverage ratio covenant that is tested at the end of each fiscal quarter of Dell with respect to Dell's preceding four fiscal quarters. The Company was in compliance with all financial covenants as of February 2, 2018.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9 — DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Derivative Instruments

As part of its risk management strategy, the Company uses derivative instruments, primarily foreign currency forward and option contracts and interest rate swaps, to hedge certain foreign currency and interest rate exposures, respectively.

The Company's objective is to offset gains and losses resulting from these exposures with gains and losses on the derivative contracts used to hedge the exposures, thereby reducing the volatility of earnings and protecting the fair values of assets and liabilities.  For derivatives designated as cash flow hedges, the Company assesses hedge effectiveness both at the onset of the hedge and at regular intervals throughout the life of the derivative and recognizes any ineffective portion of the hedge in earnings as a component of interest and other, net. Hedge ineffectiveness recognized in earnings was not material during the fiscal years ended February 2, 2018 and February 3, 2017. The Company does not have any derivatives designated as fair value hedges.

Foreign Exchange Risk

The Company uses foreign currency forward and option contracts designated as cash flow hedges to protect against the foreign currency exchange rate risks inherent in its forecasted transactions denominated in currencies other than the U.S. dollar. Hedge accounting is applied based upon the criteria established by accounting guidance for derivative instruments and hedging activities. The risk of loss associated with purchased options is limited to premium amounts paid for the option contracts. The risk of loss associated with forward contracts is equal to the exchange rate differential from the time the contract is entered into until the time it is settled. The majority of these contracts typically expire in twelve months or less.

During the fiscal years ended February 2, 2018 and February 3, 2017, the Company did not discontinue any cash flow hedges related to foreign exchange contracts that had a material impact on the Company's results of operations due to the probability that the forecasted cash flows would not occur.

The Company uses forward contracts to hedge monetary assets and liabilities denominated in a foreign currency. These contracts generally expire in three months or less, are considered economic hedges, and are not designated for hedge accounting. The change in the fair value of these instruments represents a natural hedge as their gains and losses offset the changes in the underlying fair value of the monetary assets and liabilities due to movements in currency exchange rates.

In connection with the expanded offerings of DFS in Europe, forward contracts are used to hedge financing receivables denominated in foreign currencies. These contracts are not designated for hedge accounting and most expire within three years or less.

Interest Rate Risk

The Company uses interest rate swaps to hedge the variability in cash flows related to the interest rate payments on structured financing debt. The interest rate swaps economically convert the variable rate on the structured financing debt to a fixed interest rate to match the underlying fixed rate being received on fixed-term customer leases and loans. These contracts are not designated for hedge accounting and most expire within three years or less.

Interest rate swaps are utilized to manage the interest rate risk, at a portfolio level, associated with DFS operations in Europe. The interest rate swaps economically convert the fixed rate on financing receivables to a three-month Euribor floating rate basis in order to match the floating rate nature of the banks' funding pool. These contracts are not designated for hedge accounting and most expire within three years or less.

The Company utilizes cross currency amortizing swaps to hedge the currency and interest rate risk exposure associated with the securitization program that was established in Europe in January 2017.  The cross currency swaps combine a Euro-based interest rate swap with a British Pound or U.S. Dollar foreign exchange forward contract in which the Company pays a fixed British Pound or U.S. Dollar amount and receives a floating amount in Euro linked to the one-month Euribor.  The notional value of the swaps amortizes in line with the expected cash flows and run-off of the securitized assets.  The swaps mature within five years or less and are not designated for hedge accounting.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Notional Amounts of Outstanding Derivative Instruments

The notional amounts of the Company's outstanding derivative instruments were as follows as of the dates indicated:

	February 2, 2018	February 3, 2017 (a)
	(in millions)
Foreign exchange contracts:
Designated as cash flow hedging instruments	$4,392	$3,781
Non-designated as hedging instruments	6,223	5,146
Total	$10,615	$8,927

Interest rate contracts:
Non-designated as hedging instruments	$1,897	$1,251
____________________

(a)
During the fiscal year ended February 2, 2018, the notional amount calculation methodology was enhanced to reflect the sum of the absolute value of derivative instruments netted by currency.  Prior period amounts have been updated to conform with the current period presentation.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Effect of Derivative Instruments Designated as Hedging Instruments on the Consolidated Statements of Financial Position and the Consolidated Statements of Income (Loss)

Derivatives in Cash Flow Hedging Relationships	Gain (Loss) Recognized in Accumulated OCI, Net of Tax, on Derivatives (Effective Portion)	Location of Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Location of Gain (Loss) Recognized in Income on Derivative (Ineffective Portion)	Gain (Loss) Recognized in Income on Derivative (Ineffective Portion)
(in millions)
For the fiscal year ended February 2, 2018
		Total net revenue	$(77)
Foreign exchange contracts	$(248)	Total cost of net revenue	(57)
Interest rate contracts	—	Interest and other, net	—	Interest and other, net	$—
Total	$(248)		$(134)		$—

For the fiscal year ended February 3, 2017
		Total net revenue	$57
Foreign exchange contracts	$20	Total cost of net revenue	(13)
Interest rate contracts	—	Interest and other, net	—	Interest and other, net	$(1)
Total	$20		$44		$(1)

Effect of Derivative Instruments Not Designated as Hedging Instruments on the Consolidated Statement of Income (Loss)

	Fiscal Year Ended
	February 2, 2018	February 3, 2017	Location of Gain (Loss) Recognized
	(in millions)
Gain (Loss Recognized):
Foreign exchange contracts	$(106)	$(9)	Interest and other, net
Interest rate contracts	4	(3)	Interest and other, net
Total	$(102)	$(12)

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Fair Value of Derivative Instruments in the Consolidated Statements of Financial Position
The Company presents its foreign exchange derivative instruments on a net basis in the Consolidated Statements of Financial Position due to the right of offset by its counterparties under master netting arrangements. The fair value of those derivative instruments presented on a gross basis as of each date indicated below was as follows:

	February 2, 2018
	Other Current Assets	Other Non- Current Assets	Other Current Liabilities	Other Non-Current Liabilities	Total Fair Value
		(in millions)
Derivatives designated as hedging instruments:
Foreign exchange contracts in an asset position	$9	$—	$11	$—	$20
Foreign exchange contracts in a liability position	(7)	—	(52)	—	(59)
Net asset (liability)	2	—	(41)	—	(39)
Derivatives not designated as hedging instruments:
Foreign exchange contracts in an asset position	194	3	141	—	338
Foreign exchange contracts in a liability position	(127)	—	(283)	—	(410)
Interest rate contracts in an asset position	—	11	—	—	11
Interest rate contracts in a liability position	—	—	—	(1)	(1)
Net asset (liability)	67	14	(142)	(1)	(62)
Total derivatives at fair value	$69	$14	$(183)	$(1)	$(101)

	February 3, 2017
	Other Current Assets	Other Non- Current Assets	Other Current Liabilities	Other Non-Current Liabilities	Total Fair Value
		(in millions)
Derivatives designated as hedging instruments:
Foreign exchange contracts in an asset position	$41	$—	$17	$—	$58
Foreign exchange contracts in a liability position	(19)	—	(6)	—	(25)
Net asset (liability)	22	—	11	—	33
Derivatives not designated as hedging instruments:
Foreign exchange contracts in an asset position	309	2	31	—	342
Foreign exchange contracts in a liability position	(131)	—	(103)	—	(234)
Interest rate contracts in an asset position	—	3	—	—	3
Interest rate contracts in a liability position	—	—	—	(3)	(3)
Net asset (liability)	178	5	(72)	(3)	108
Total derivatives at fair value	$200	$5	$(61)	$(3)	$141

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents the gross amounts of the Company's derivative instruments, amounts offset due to master netting agreements with the Company's counterparties, and the net amounts recognized in the Consolidated Statements of Financial Position.

	February 2, 2018
	Gross Amounts of Recognized Assets/ (Liabilities)	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Assets/ (Liabilities) Presented in the Statement of Financial Position	Gross Amounts not Offset in the Statement of Financial Position		Net Amount
				Financial Instruments	Cash Collateral Received or Pledged
	(in millions)
Derivative instruments:
Financial assets	$369	$(286)	$83	$—	$—	$83
Financial liabilities	(470)	286	(184)	—	—	(184)
Total derivative instruments	$(101)	$—	$(101)	$—	$—	$(101)

	February 3, 2017
	Gross Amounts of Recognized Assets/ (Liabilities)	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Assets/ (Liabilities) Presented in the Statement of Financial Position	Gross Amounts not Offset in the Statement of Financial Position		Net Amount
				Financial Instruments	Cash Collateral Received or Pledged
	(in millions)
Derivative instruments:
Financial assets	$403	$(198)	$205	$—	$—	$205
Financial liabilities	(262)	198	(64)	—	—	(64)
Total derivative instruments	$141	$—	$141	$—	$—	$141

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10 — GOODWILL AND INTANGIBLE ASSETS

Goodwill

The following table presents goodwill allocated to the Company's business segments as of February 2, 2018 and February 3, 2017 and changes in the carrying amount of goodwill for the respective periods:

	Infrastructure Solutions Group (a)	Client Solutions Group	VMware	Other Businesses (b)	Total
	(in millions)
Balances as of January 29, 2016	$3,907	$4,428	$—	$71	$8,406
Goodwill acquired	12,872	—	15,070	3,597	31,539
Impact of foreign currency translation	(169)	—	—	(32)	(201)
Goodwill divested	(834)	—	—	—	(834)
Other adjustments	(169)	(191)	—	360	—
Balances as of February 3, 2017	15,607	4,237	15,070	3,996	38,910
Goodwill acquired	—	—	565	9	574
Impact of foreign currency translation	359	—	—	90	449
Goodwill divested	(13)	—	—	—	(13)
Balances as of February 2, 2018	$15,953	$4,237	$15,635	$4,095	$39,920
____________________

(a)
Infrastructure Solutions Group is composed of the Core Storage, Servers, and Networking goodwill reporting unit and the Virtustream goodwill reporting unit. During the three months ended May 4, 2018, the Company made certain segment reporting changes not reflected above, which included the movement of the results of Virtustream from the Infrastructure Solutions Group segment to Other businesses. Accordingly, the amount of goodwill attributable to Virtustream of approximately $396 million was reclassified to Other businesses during the three months ended May 4, 2018 to align with these reporting changes.

(b)	Other Businesses consists of offerings by Pivotal, SecureWorks, RSA Security, and Boomi.

Goodwill and indefinite-lived intangible assets are tested for impairment annually during the third fiscal quarter and whenever events or circumstances may indicate that an impairment has occurred. Based on the results of the annual impairment test, which was a quantitative test for certain goodwill reporting units and a qualitative test for others, no impairment of goodwill or indefinite-lived intangible assets existed for any reporting unit as of November 3, 2017. As a result of this analysis, it was determined that the excess of fair value over carrying amount was greater than 20% for all of the Company's existing goodwill reporting units as of November 3, 2017, with the exception of the Core Storage, Servers, and Networking goodwill reporting unit within the Infrastructure Solutions Group segment, which had an excess of fair value over carrying amount of 18% as of such date. Management will continue to monitor the Core Storage, Servers, and Networking goodwill reporting unit and consider potential impacts to the impairment assessment. Further, the Company did not have any accumulated goodwill impairment charges as of February 2, 2018.

Management exercised significant judgment related to the above assessment, including the identification of goodwill reporting units, assignment of assets and liabilities to goodwill reporting units, assignment of goodwill to reporting units, and determination of the fair value of each goodwill reporting unit. The fair value of each goodwill reporting unit is generally estimated using a combination of public company multiples and discounted cash flow methodologies. This analysis requires significant judgment, including estimation of future cash flows, which is dependent on internal forecasts, the estimation of the long-term growth rate of the Company's business, and the determination of the Company's weighted average cost of capital. Changes in these estimates and assumptions could materially affect the fair value of the goodwill reporting unit, potentially resulting in a non-cash impairment charge.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Intangible Assets

The Company's intangible assets as of February 2, 2018 and February 3, 2017 were as follows:

	February 2, 2018			February 3, 2017
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
	(in millions)
Customer relationships	$22,764	$(8,637)	$14,127	$22,708	$(5,552)	$17,156
Developed technology	15,586	(6,196)	9,390	14,569	(2,510)	12,059
Trade names	1,277	(407)	870	1,268	(201)	1,067
Leasehold assets (liabilities)	128	(6)	122	128	(1)	127
Definite-lived intangible assets	39,755	(15,246)	24,509	38,673	(8,264)	30,409
In-process research and development	—	—	—	890	—	890
Indefinite-lived trade names	3,756	—	3,756	3,754	—	3,754
Total intangible assets	$43,511	$(15,246)	$28,265	$43,317	$(8,264)	$35,053

Amortization expense related to definite-lived intangible assets was approximately $7.0 billion and $3.7 billion for the fiscal years ended February 2, 2018 and February 3, 2017, respectively. The amortization expense for the fiscal year ended February 2, 2018 was primarily related to the intangible assets acquired in the EMC merger transaction. There were no material impairment charges related to intangible assets during the fiscal years ended February 2, 2018 and February 3, 2017.

Estimated future annual pre-tax amortization expense of definite-lived intangible assets as of February 2, 2018 over the next five fiscal years and thereafter is as follows:

Fiscal Years	(in millions)
2019	$6,083
2020	4,297
2021	3,356
2022	2,638
2023	1,754
Thereafter	6,381
Total	$24,509

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11 — WARRANTY LIABILITY

The Company records a liability for its standard limited warranties at the time of sale for the estimated costs that may be incurred. The liability for standard warranties is included in accrued and other current liabilities and other non-current liabilities in the Consolidated Statements of Financial Position.

Changes in the Company's liability for standard limited warranties are presented in the following table for the periods indicated.

	Fiscal Year Ended
	February 2, 2018	February 3, 2017
	(in millions)
Warranty liability:
Warranty liability at beginning of period	$604	$574
Warranty liability assumed through EMC merger transaction	—	125
Costs accrued for new warranty contracts and changes in estimates for pre-existing warranties (a) (b)	905	852
Service obligations honored	(970)	(947)
Warranty liability at end of period	$539	$604
Current portion	$367	$405
Non-current portion	$172	$199
____________________

(a)
Changes in cost estimates related to pre-existing warranties are aggregated with accruals for new standard warranty contracts. The Company's warranty liability process does not differentiate between estimates made for pre-existing warranties and new warranty obligations.

(b)	Includes the impact of foreign currency exchange rate fluctuations.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12 — SEVERANCE CHARGES

In connection with the transformation of the Company's business model, the Company incurs costs related to employee severance. The Company records a liability for these costs when it is probable that employees will be entitled to termination benefits and the amounts can be reasonably estimated. The liability related to these actions is included in accrued and other current liabilities in the Consolidated Statements of Financial Position.

The following table sets forth the activity related to the Company's severance liability for the respective periods:

Severance Costs
(in millions)
Balance as of January 29, 2016	$26
Severance liability assumed through EMC merger transaction	70
Severance charges to provision	541
Cash paid and other	(221)
Balance as of February 3, 2017	416
Severance charges to provision	159
Cash paid and other	(400)
Balance as of February 2, 2018	$175

Severance costs are included in cost of net revenue, selling, general, and administrative expenses, and research and development expenses in the Consolidated Statements of Income (Loss) as follows:

	Fiscal Year Ended
	February 2, 2018	February 3, 2017
	(in millions)
Severance charges:
Cost of net revenue	$46	$122
Selling, general, and administrative	46	355
Research and development	67	64
Total	$159	$541

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13 — COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company leases property and equipment, manufacturing facilities, and office space under non-cancelable leases. Certain of these leases obligate the Company to pay taxes, maintenance, and repair costs. As of February 2, 2018 future minimum lease payments under these non-cancelable leases were as follows: $405 million in Fiscal 2019; $345 million in Fiscal 2020; $275 million in Fiscal 2021; $204 million in Fiscal 2022; $131 million in Fiscal 2023; and $700 million thereafter.

The amount of the future lease commitments after Fiscal 2023 is primarily for the ground leases on VMware Inc.'s Palo Alto, California headquarter facilities, which expire in Fiscal 2047.

For the fiscal years ended February 2, 2018 and February 3, 2017, rent expense under all leases totaled $571 million and $279 million, respectively.

Purchase Obligations

The Company has contractual obligations to purchase goods or services, which specify significant terms, including fixed or minimum quantities to be purchased; fixed, minimum, or variable price provisions; and the approximate timing of the transaction. As of February 2, 2018, purchase obligations were $3,046 million, $219 million, and $256 million for Fiscal 2019, Fiscal 2020, and Fiscal 2021 and thereafter, respectively.

Legal Matters

The Company is involved in various claims, suits, assessments, investigations, and legal proceedings that arise from time to time in the ordinary course of its business, including those identified below, consisting of matters involving consumer, antitrust, tax, intellectual property, and other issues on a global basis. The Company accrues a liability when it believes that it is both probable that a liability has been incurred and that it can reasonably estimate the amount of the loss. The Company reviews these accruals at least quarterly and adjusts them to reflect ongoing negotiations, settlements, rulings, advice of legal counsel, and other relevant information. To the extent new information is obtained and the Company's views on the probable outcomes of claims, suits, assessments, investigations, or legal proceedings change, changes in the Company's accrued liabilities would be recorded in the period in which such a determination is made. For some matters, the amount of liability is not probable or the amount cannot be reasonably estimated and therefore accruals have not been made. The following is a discussion of the Company's significant legal matters and other proceedings:

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

EMC Merger Litigation — The Company, Dell, and Universal Acquisition Co. ("Universal") were named as defendants in fifteen putative class-action lawsuits brought by purported EMC shareholders and VMware, Inc. stockholders challenging the proposed merger between the Company, Dell, and Universal on the one hand, and EMC on the other (the "EMC merger"). Those suits are captioned as follows:

Case		Court	Filing Date
1.	IBEW Local No. 129 Benefit Fund v. Tucci, Civ. No. 1584-3130-BLS1	Mass. Superior Court, Suffolk County	10/15/2015
2.	Barrett v. Tucci, Civ. No. 15-6023-A	Mass. Superior Court, Middlesex County	10/16/2015
3.	Graulich v. Tucci, Civ. No. 1584-3169-BLS1	Mass. Superior Court, Suffolk County	10/19/2015
4.	Vassallo v. EMC Corp., Civ. No. 1584-3173-BLS1	Mass. Superior Court, Suffolk County	10/19/2015
5.	City of Miami Police Relief & Pension Fund v. Tucci, Civ. No. 1584-3174-BLS1	Mass. Superior Court, Suffolk County	10/19/2015
6.	Lasker v. EMC Corp., Civ. No. 1584-3214-BLS1	Mass. Superior Court, Suffolk County	10/23/2015
7.	Walsh v. EMC Corp., Civ. No. 15-13654	U.S. District Court, District of Massachusetts	10/27/2015
8.	Local Union No. 373 U.A. Pension Plan v. EMC Corp., Civ. No. 1584-3253-BLS1	Mass. Superior Court, Suffolk County	10/28/2015
9.	City of Lakeland Emps.' Pension & Ret. Fund v. Tucci, Civ. No. 1584-3269-BLS1	Mass. Superior Court, Suffolk County	10/28/2015
10.	Ma v. Tucci, Civ. No. 1584-3281-BLS1	Mass. Superior Court, Suffolk County	10/29/2015
11.	Stull v. EMC Corp., Civ. No. 15-13692	U.S. District Court, District of Massachusetts	10/30/2015
12.	Jacobs v. EMC Corp., Civ. No. 15-6318-H	Mass. Superior Court, Middlesex County	11/12/2015
13.	Ford v. VMware, Inc., C.A. No. 11714-VCL	Delaware Chancery Court	11/17/2015
14.	Pancake v. EMC Corp., Civ. No. 16-10040	U.S. District Court, District of Massachusetts	1/11/2016
15.	Booth Family Trust v. EMC Corp., Civ. No. 16-10114	U.S. District Court, District of Massachusetts	1/26/2016

The fifteen lawsuits sought, among other things, injunctive relief enjoining the EMC merger, rescission of the EMC merger if consummated, an award of fees and costs, and/or an award of damages.
The complaints in the IBEW, Barrett, Graulich, Vassallo, City of Miami, Lasker, Local Union No. 373, City of Lakeland, and Ma actions generally allege that the EMC directors breached their fiduciary duties to EMC shareholders in connection with the EMC merger by, among other things, failing to maximize shareholder value and agreeing to provisions in the EMC merger agreement that discouraged competing bids. After consolidating the fifteen complaints, by decision dated December 7, 2015, the Business Litigation Session of the Suffolk County Superior Court in Massachusetts dismissed all nine complaints for failure to make a demand on the EMC board of directors. Three of the nine plaintiffs in the consolidated actions appealed the judgment dismissing their complaints. The Massachusetts Supreme Judicial Court granted an application for direct appellate review, and heard oral argument on the appeal on November 7, 2016. On March 6, 2017, the Supreme Judicial Court issued a decision affirming the dismissal. This decision terminated the consolidated actions.
The complaints in the Walsh, Stull, Pancake, and Booth actions allege that the EMC directors breached their fiduciary duties to EMC shareholders in connection with the EMC merger by, among other things, failing to maximize shareholder value and agreeing to provisions in the EMC merger agreement that discouraged competing bids. The complaints generally further allege that the preliminary registration statement on Form S-4 filed by the Company on December 14, 2015, in connection with the transaction contained material misstatements and omissions, in violation of

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Section 14(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and SEC Rule 14a-9 promulgated thereunder and that the Company, Dell, and Universal acted as controlling persons of EMC under Section 20(a) of the Exchange Act. On June 6, 2016, the Securities and Exchange Commission declared effective the Company's registration statement on Form S-4 relating to the EMC merger (the "SEC Form S-4"), including the amendments thereto. On June 17, 2016, the parties to the Walsh, Stull, Pancake, and Booth actions submitted to the Court a Stipulation and Proposed Order Dismissing Action and Retaining Jurisdiction to Determine Plaintiffs' Counsel's Application for an Award of Attorneys' Fees and Reimbursement of Expenses. In the stipulation, the plaintiffs represented to the Court that they believe sufficient information had been disclosed to warrant dismissal of the actions as moot in light of the disclosures in the SEC Form S-4, including the amendments thereto. On October 25, 2016, following an agreement between the parties with respect to payment of attorneys' fees and expenses, the Court entered an order terminating the four actions for all purposes.

The amended complaints in the Jacobs and Ford actions allege that EMC, as the majority stockholder of VMware, Inc., and the individual defendants, who were directors of EMC, VMware, Inc., or both, breached their fiduciary duties to minority stockholders of VMware, Inc. in connection with the proposed EMC merger by allegedly entering into or approving a merger that favors the interests of EMC and Dell at the expense of the minority stockholders. The plaintiffs in the Jacobs action also brought suit against the Company, Dell, and Universal as alleged aiders and abettors. Effective December 2, 2016, the parties entered into an agreement to resolve the Jacobs action, pursuant to which the plaintiff voluntarily dismissed the action with prejudice. Under the operative amended complaint in the Ford action, the plaintiffs also brought suit against the Company and Dell for alleged breach of fiduciary duties to VMware, Inc. and its stockholders, and against the Company, Dell, and Universal for aiding and abetting the alleged breach of fiduciary duties by EMC's and VMware, Inc.'s directors. Certain defendants filed motions to dismiss the amended complaint on June 21, 2016. A hearing on those motions was held on February 3, 2017. On May 2, 2017, the Court dismissed the amended complaint for failure to state a claim upon which relief could be granted and no appeal was taken. All fifteen EMC merger-related lawsuits are now fully and finally resolved.

Appraisal Proceedings — On October 29, 2013, Dell Technologies acquired Dell in a transaction referred to as the going-private transaction.  Holders of shares of Dell common stock who did not vote on September 12, 2013 in favor of the proposal to adopt the amended going-private transaction agreement and who properly demanded appraisal of their shares and who otherwise comply with the requirements of Section 262 of the Delaware General Corporate Law ("DGCL") are entitled to seek appraisal for, and obtain payment in cash for the judicially determined "fair value" (as defined pursuant to Section 262 of the DGCL) of, their shares in lieu of receiving the going-private transaction consideration. Dell initially recorded a liability of $13.75 for each share with respect to which appraisal has been demanded and as to which the demand has not been withdrawn, together with interest at the statutory rate discussed below. This liability was approximately $129 million as of both February 2, 2018 and February 3, 2017. The Court of Chancery ruled that the fair value of the appraisal shares as of October 29, 2013, the date on which the going-private transaction became effective, was $17.62 per share. This ruling would entitle the holders of the remaining 5,505,630 shares subject to the appraisal proceedings to $17.62 per share, plus interest at a statutory rate, compounded quarterly. On November 21, 2016, the Court of Chancery entered final judgment in the appraisal action. On November 22, 2016, Dell filed a notice of appeal to the Delaware Supreme Court, which issued a decision on December 14, 2017. In its decision, the Delaware Supreme Court reversed, in part, and affirmed, in part, the decision of the Delaware Court of Chancery.  On January 2, 2018, the Delaware Supreme Court issued its formal mandate remanding the matter to the Court of Chancery for further proceedings consistent with its opinion.  In accordance with direction by the Court of Chancery, the parties have submitted proposals to the Court of Chancery outlining the remaining issues to be adjudicated and a schedule for resolving those issues.  The Company believes it was adequately reserved for the appraisal proceedings as of February 2, 2018.

Securities Litigation — On May 22, 2014, a securities class action seeking compensatory damages was filed in the United States District Court for the Southern District of New York, captioned the City of Pontiac Employee Retirement System vs. Dell Inc. et. al. (Case No. 1:14-cv-03644).  The action names as defendants Dell Inc. and certain current and former executive officers, and alleges that Dell made false and misleading statements about Dell's business operations and products between February 22, 2012 and May 22, 2012, which resulted in artificially inflated stock prices. The case was transferred to the United States District Court for the Western District of Texas, where the defendants filed a motion to dismiss. On September 16, 2016, the Court denied the motion to dismiss and the case is proceeding with discovery. The defendants believe the claims asserted are without merit and the risk of material loss is remote.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Copyright Levies — The Company's obligation to collect and remit copyright levies in certain European Union ("EU") countries may be affected by the resolution of legal proceedings pending in Germany and other EU member states against various companies, including Dell subsidiaries. The plaintiffs in those proceedings generally seek to impose or modify the levies with respect to sales of such equipment as multifunction devices, phones, personal computers, storage devices, and printers, alleging that such products enable the copying of copyrighted materials. Some of the proceedings also challenge whether the levy schemes in those countries comply with EU law. Certain EU member countries that do not yet impose levies on digital devices are expected to implement legislation to enable them to extend existing levy schemes, while some other EU member countries are expected to limit the scope of levy schemes and their applicability in the digital hardware environment. Dell, other companies, and various industry associations have opposed the extension of levies to the digital environment and have advocated alternative models of compensation to rights holders. The Company continues to collect levies in certain EU countries where it has determined that based on local laws it is probable that it has a payment obligation. The amount of levies is generally based on the number of products sold and the per-product amounts of the levies, which vary. The Company accrues a liability when it believes that it is both probable that a loss has been incurred and when it can reasonably estimate the amount of the loss.

Other Litigation — The various legal proceedings in which Dell is involved include commercial litigation and a variety of patent suits. In some of these cases, Dell is the sole defendant. More often, particularly in the patent suits, Dell is one of a number of defendants in the electronics and technology industries. Dell is actively defending a number of patent infringement suits, and several pending claims are in various stages of evaluation. While the number of patent cases varies over time, Dell does not currently anticipate that any of these matters will have a material adverse effect on its business, financial condition, results of operations, or cash flows.

As of February 2, 2018, the Company does not believe there is a reasonable possibility that a material loss exceeding the amounts already accrued for these or other proceedings or matters has been incurred. However, since the ultimate resolution of any such proceedings and matters is inherently unpredictable, the Company's business, financial condition, results of operations, or cash flows could be materially affected in any particular period by unfavorable outcomes in one or more of these proceedings or matters. Whether the outcome of any claim, suit, assessment, investigation, or legal proceeding, individually or collectively, could have a material adverse effect on the Company's business, financial condition, results of operations, or cash flows will depend on a number of variables, including the nature, timing, and amount of any associated expenses, amounts paid in settlement, damages, or other remedies or consequences.

Indemnifications

In the ordinary course of business, the Company enters into contractual arrangements under which it may agree to indemnify the third party to such arrangements from any losses incurred relating to the services it performs on behalf of the Company or for losses arising from certain events as defined in the particular contract, such as litigation or claims relating to past performance. Such indemnification obligations may not be subject to maximum loss clauses. Historically, payments related to these indemnifications have not been material to the Company.

In connection with the divestitures discussed in Note 4 of the Notes to the Consolidated Financial Statements, the Company has indemnified the purchasers of businesses for the occurrence of specified events. The Company does not currently believe that contingent obligations to provide indemnification in connection with these divestitures will have a material adverse effect on the Company.

Certain Concentrations

The Company maintains cash and cash equivalents, derivatives, and certain other financial instruments with various financial institutions that potentially subject it to concentration of credit risk. As part of its risk management processes, the Company performs periodic evaluations of the relative credit standing of these financial institutions. The Company has not sustained material credit losses from instruments held at these financial institutions. Further, the Company does not anticipate nonperformance by any of the counterparties.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company markets and sells its products and services to large corporate clients, governments, and health care and education accounts, as well as to small and medium-sized businesses and individuals. No single customer accounted for more than 10% of the Company's consolidated net revenue during the fiscal year ended February 2, 2018 and February 3, 2017.

The Company utilizes a limited number of contract manufacturers who assemble a portion of its products. The Company may purchase components from suppliers and sell those components to the contract manufacturers, thereby creating receivable balances from the contract manufacturers. The agreements with the majority of the contract manufacturers allow the Company a legal right to offset its payables against these receivables, thus mitigating the credit risk wholly or in part. Receivables from the Company's four largest contract manufacturers represented the majority of the gross non-trade receivables of $3.3 billion and $2.7 billion as of February 2, 2018 and February 3, 2017, respectively, of which $2.8 billion and $2.2 billion as of February 2, 2018 and February 3, 2017, respectively, have been offset against the corresponding payables. The portion of receivables not offset against payables is included in other current assets in the Consolidated Statement of Financial Position. The Company does not reflect the sale of the components in revenue and does not recognize any profit on the component sales until the related products are sold.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14 — INCOME AND OTHER TAXES

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (“U.S. Tax Reform” or the “Act”) was signed into law.  Among other things, U.S. Tax Reform lowers the U.S. corporate income tax rate to 21% from 35% and establishes a modified territorial system requiring a mandatory deemed repatriation tax on undistributed earnings of foreign subsidiaries (the “Transition Tax”). For Fiscal 2019, U.S. Tax Reform also requires a minimum tax on certain future earnings generated by foreign subsidiaries while providing for future tax-free repatriation of earnings through a 100% dividends-received deduction, and places limitations on the deductibility of net interest expense.

GAAP requires the effect of a change in tax laws to be recognized in the period that includes the enactment date.  Due to the complexities involved in accounting for the enactment of U.S. Tax Reform, the SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”), which allows companies to record provisional amounts in earnings for the first year following the Act's enactment, with those provisional amounts required to be finalized by the end of that year. In accordance with GAAP and SAB 118, for Fiscal 2018 the Company recognized a provisional tax benefit of $0.5 billion. The provisional tax benefit recorded for Fiscal 2018 relating to U.S. Tax Reform is primarily driven by a $1.5 billion tax benefit related to the remeasurement of deferred tax assets and liabilities, offset by $1.0 billion of current and future income tax expenses related to the Transition Tax.  The Company’s provisional estimates are based on its initial analysis using available information and estimates.  Given the significant complexity of U.S. Tax Reform, anticipated guidance from the U.S. Treasury, the potential for additional guidance from the SEC or the FASB related to the Act, or additional information becoming available, in accordance with SAB 118, the Company’s provisional benefit may be adjusted during Fiscal 2019 and will be finalized no later than the fourth quarter of Fiscal 2019.  Revisions to the Company’s provisional estimates may be material to the Company.

The Company's provision for income taxes for the fiscal periods reflected in the Consolidated Financial Statements are not directly comparable primarily due to U.S. Tax Reform in Fiscal 2018 as well as purchase accounting adjustments, interest charges, and stock-based compensation charges incurred as a result of the EMC merger transaction that was completed in Fiscal 2017.  For more information regarding the EMC merger transaction, see Note 3 of the Notes to the Consolidated Financial Statements.

The provision (benefit) for income taxes from continuing operations consisted of the following for the respective periods:

	Fiscal Year Ended
	February 2, 2018	February 3, 2017
	(in millions)
Current:
Federal	$52	$(139)
State/local	111	46
Foreign	599	322
Current	762	229
Deferred:
Federal	(2,368)	(1,510)
State/local	(139)	(105)
Foreign	(98)	(34)
Deferred	(2,605)	(1,649)
Provision (benefit) for income taxes	$(1,843)	$(1,420)

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company's income (loss) from continuing operations before income taxes consisted of the following for the respective periods:

	Fiscal Year Ended
	February 2, 2018	February 3, 2017
	(in millions)
Domestic	$(5,995)	$(6,698)
Foreign	1,226	2,204
Loss from continuing operations before income taxes	$(4,769)	$(4,494)

A reconciliation of the Company's income tax benefit from continuing operations to the statutory U.S. federal tax rate is as follows:

	Fiscal Year Ended
	February 2, 2018	February 3, 2017
U.S. federal statutory rate	33.7%	35.0%
State income taxes, net of federal tax benefit	2.9	2.9
Tax impact of foreign operations	(7.6)	(3.4)
Change in valuation allowance impacting tax rate and non-deductible operating losses	(1.8)	(1.1)
U.S. Tax Reform	11.6	—
IRS tax audit settlement	—	6.6
Vendor and other settlements	0.4	0.6
Non-deductible transaction-related costs	—	(2.6)
Other	(0.6)	(6.4)
Total	38.6%	31.6%

A portion of the Company's operations is subject to a reduced tax rate or is free of tax under various tax holidays. For the fiscal years ended February 2, 2018 and February 3, 2017, the income tax benefits attributable to the tax status of the affected subsidiaries were estimated to be approximately $238 million ($0.42 per share of DHI Group Common Stock) and $369 million ($0.79 per share of DHI Group Common Stock), respectively. These income tax benefits are included in tax impact of foreign operations in the table above.  Although a significant portion of these income tax benefits relate to a tax holiday that expired during the fiscal year ended February 3, 2017, the Company has negotiated new terms for the affected subsidiary. These new terms provide for a reduced income tax rate and will be effective for a two-year bridge period expiring at the end of Fiscal 2019. The Company is currently seeking new terms for the affected subsidiary beyond Fiscal 2019 and it is uncertain whether any terms will be agreed upon. The Company's other tax holidays will expire in whole or in part during Fiscal 2019 through Fiscal 2023. Many of these tax holidays and reduced tax rates may be extended when certain conditions are met or may be terminated early if certain conditions are not met.

Prior to U.S. Tax Reform, the Company had not provided deferred taxes on undistributed earnings and other outside basis differences of its foreign subsidiaries as it was the Company's intention for these basis differences to remain indefinitely reinvested. U.S. Tax Reform fundamentally changes the U.S. approach to taxation of foreign earnings to a partial territorial tax system, which generally allows companies to make distributions of non-U.S. earnings to the United States without incurring additional U.S. tax.  Additionally, as a result of the Transition Tax, substantially all of the Company’s undistributed earnings as of December 31, 2017 will not be subject to further U.S. federal income taxation.  As a result, as of February 2, 2018, the Company intends to repatriate certain foreign earnings that have been taxed in the United States to the extent the foreign earnings are not restricted by local laws and can be accessed in a cost-effective manner. The Company recorded an immaterial deferred tax liability for the additional non-U.S. taxes which are expected to be incurred related to the repatriation of these earnings.

The Company carries other outside basis differences in its subsidiaries, primarily arising from purchase accounting adjustments, undistributed earnings that are considered indefinitely reinvested, and foreign earnings that are restricted by local laws or are

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

cost prohibitive for repatriation. As of February 2, 2018, the Company has not recognized deferred income tax on $68.2 billion of outside basis differences because it has the intent and ability to indefinitely reinvest these basis differences. These basis differences could be reversed through a sale of the subsidiaries or the receipt of dividends from the subsidiaries, as well as various other events, none of which are considered probable as of the date of the Company’s annual report on Form 10‑K for the fiscal year ended February 2, 2018. Determination of the amount of unrecognized deferred income tax liability related to these outside basis differences is not practicable.

The components of the Company's net deferred tax assets (liabilities) were as follows as of February 2, 2018 and February 3, 2017:

	February 2, 2018	February 3, 2017
	(in millions)
Deferred tax assets:
Deferred revenue and warranty provisions	$1,022	$1,471
Provisions for product returns and doubtful accounts	95	107
Credit carryforwards	540	511
Loss carryforwards	509	372
Operating and compensation related accruals	604	765
Other	158	304
Deferred tax assets	2,928	3,530
Valuation allowance	(777)	(709)
Deferred tax assets, net of valuation allowance	2,151	2,821
Deferred tax liabilities:
Leasing and financing	(178)	(109)
Property and equipment	(483)	(743)
Acquired intangibles	(4,004)	(7,281)
Other	(344)	(131)
Deferred tax liabilities	(5,009)	(8,264)
Net deferred tax assets (liabilities)	$(2,858)	$(5,443)

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The tables below summarize the net operating loss carryforwards, tax credit carryforwards, and other deferred tax assets with related valuation allowances recognized as of February 2, 2018 and February 3, 2017:

	February 2, 2018
	Deferred Tax Assets	Valuation Allowance	Net Deferred Tax Assets	First Year Expiring
	(in millions)
Credit carryforwards	$540	$(366)	$174	Fiscal 2019
Loss carryforwards	509	(279)	230	Fiscal 2019
Other deferred tax assets	1,879	(132)	1,747	NA
Total	$2,928	$(777)	$2,151

	February 3, 2017
	Deferred Tax Assets	Valuation Allowance	Net Deferred Tax Assets	First Year Expiring
	(in millions)
Credit carryforwards	$511	$(406)	$105	Fiscal 2018
Loss carryforwards	372	(205)	167	Fiscal 2018
Other deferred tax assets	2,647	(98)	2,549	NA
Total	$3,530	$(709)	$2,821

The Company's credit carryforwards as of February 2, 2018 and February 3, 2017 relate primarily to U.S. tax credits. The Company had deferred tax assets related to federal, state, and foreign net operating loss carryforwards of $96 million, $172 million, and $241 million, respectively, as of February 2, 2018, and $132 million, $62 million, and $178 million, respectively, as of February 3, 2017. The valuation allowances for other deferred tax assets as of February 2, 2018 and February 3, 2017 are primarily related to foreign jurisdictions. The Company has determined that it will be able to realize the remainder of its deferred tax assets, based on the future reversal of deferred tax liabilities.

A reconciliation of the Company's beginning and ending balance of unrecognized tax benefits is as follows:

	Fiscal Year Ended
	February 2, 2018	February 3, 2017
	(in millions)
Balance, beginning of year	$2,752	$2,479
Unrecognized tax benefits assumed through EMC merger transaction	—	558
Increases related to tax positions of the current year	155	116
Increases related to tax position of prior years	98	227
Reductions for tax positions of prior years	(90)	(379)
Lapse of statute of limitations	(34)	(30)
Audit settlements	(14)	(219)
Balance, end of year	$2,867	$2,752

During the fiscal year ended February 3, 2017, the Company acquired $558 million of unrecognized tax benefits in connection with the EMC merger transaction. The Company's net unrecognized tax benefits were $3.2 billion and $3.1 billion as of February 2, 2018 and February 3, 2017, respectively, and are included in other non-current liabilities in the Consolidated Statements of Financial Position.

The unrecognized tax benefits in the table above include $2.2 billion and $2.3 billion as of February 2, 2018 and February 3, 2017, respectively, that, if recognized, would have impacted income tax expense. The table does not include accrued interest and penalties of $860 million and $737 million as of February 2, 2018 and February 3, 2017, respectively. Tax benefits

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

associated with interest and state tax deductions and other indirect jurisdictional effects of uncertain tax positions were $537 million and $286 million as of February 2, 2018 and February 3, 2017, respectively. Interest and penalties related to income tax liabilities are included in income tax expense. The Company recorded interest and penalties of $184 million and $94 million for the fiscal years ended February 2, 2018 and February 3, 2017, respectively.

Judgment is required in evaluating the Company's uncertain tax positions and determining the Company's provision for income taxes. The Company does not anticipate a significant change to the total amount of unrecognized tax benefits within the next twelve months.

During the fiscal year ended February 3, 2017, the Company closed the Internal Revenue Service ("IRS") audit for fiscal years 2004 through 2006. As a result, during Fiscal 2017, the Company recorded a net benefit to the provision for income taxes of $297 million.

The Company's U.S. federal income tax returns for fiscal years 2007 through 2009 are currently under consideration by the Office of Appeals of the IRS. The IRS issued a Revenue Agent's Report ("RAR") related to those years during the fiscal year ended February 3, 2017.  The IRS has proposed adjustments primarily relating to transfer pricing matters with which the Company disagrees and will contest through the IRS administrative appeals procedures. In May 2017, the IRS commenced a federal income tax audit for fiscal years 2010 through 2014, which could take several years to complete. Prior to the EMC merger transaction, EMC received a RAR for its tax years 2009 and 2010. On May 5, 2017, EMC received an RAR for its tax year 2011.  The Company also disagrees with certain proposed adjustments in these RARs and is currently contesting the proposed adjustments through the IRS administrative appeals process.

The Company is also currently under income tax audits in various state and foreign jurisdictions.  The Company is undergoing negotiations, and in some cases contested proceedings, relating to tax matters with the taxing authorities in these jurisdictions.  The Company believes that it has provided adequate reserves related to all matters contained in tax periods open to examination.  Although the Company believes it has made adequate provisions for the uncertainties surrounding these audits, should the Company experience unfavorable outcomes, such outcomes could have a material impact on its results of operations, financial position, and cash flows.  With respect to major U.S. state and foreign taxing jurisdictions, the Company is generally not subject to tax examinations for years prior to fiscal year 2007.

The Company takes certain non-income tax positions in the jurisdictions in which it operates and has received certain non-income tax assessments from various jurisdictions. The Company believes that a material loss in these matters is not probable and that it is not reasonably possible that a material loss exceeding amounts already accrued has been incurred.  The Company believes its positions in these non-income tax litigation matters are supportable and that it ultimately will prevail in the matters. In the normal course of business, the Company's positions and conclusions related to its non-income taxes could be challenged and assessments may be made. To the extent new information is obtained and the Company's views on its positions, probable outcomes of assessments, or litigation change, changes in estimates to the Company's accrued liabilities would be recorded in the period in which such a determination is made. In the resolution process for income tax and non-income tax audits, in certain situations the Company will be required to provide collateral guarantees or indemnification to regulators and tax authorities until the matter is resolved.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15 — ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Accumulated other comprehensive loss is presented in stockholders' equity in the Consolidated Statements of Financial Position and consists of amounts related to foreign currency translation adjustments, unrealized net gains (losses) on investments, unrealized net gains (losses) on cash flow hedges, and actuarial net gains (losses) from pension and other postretirement plans.

The following table presents changes in accumulated other comprehensive income (loss), net of tax, by the following components for the periods indicated:

	Foreign Currency Translation Adjustments	Investments	Cash Flow Hedges	Pension and Other Postretirement Plans	Accumulated Other Comprehensive Income (Loss)
	(in millions)
Balances as of January 29, 2016	$(358)	$—	$34	$—	$(324)
Other comprehensive income (loss) before reclassifications	(254)	(17)	20	19	(232)
Amounts reclassified from accumulated other comprehensive loss	—	1	(43)	—	(42)
Total change for the period	(254)	(16)	(23)	19	(274)
Less: Change in comprehensive income (loss) attributable to non-controlling interests	—	(3)	—	—	(3)
Balances as of February 3, 2017	(612)	(13)	11	19	(595)
Other comprehensive income (loss) before reclassifications	791	31	(248)	13	587
Amounts reclassified from accumulated other comprehensive loss	—	2	134	—	136
Total change for the period	791	33	(114)	13	723
Less: Change in comprehensive loss attributable to non-controlling interests	—	(2)	—	—	(2)
Balances as of February 2, 2018	$179	$22	$(103)	$32	$130

Amounts related to investments are reclassified to net income when gains and losses are realized. See Note 5 and Note 6 of the Notes to the Consolidated Financial Statements for more information on the Company's investments. Amounts related to the Company's cash flow hedges are reclassified to net income during the same period in which the items being hedged are recognized in earnings. In addition, any hedge ineffectiveness related to cash flow hedges is recognized currently in net income. See Note 9 of the Notes to the Consolidated Financial Statements for more information on the Company's derivative instruments.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents reclassifications out of accumulated other comprehensive loss, net of tax, to net income (loss) for the periods presented:

	Fiscal Year Ended
	February 2, 2018			February 3, 2017
	Investments	Cash Flow Hedges	Total	Investments	Cash Flow Hedges	Total
	(in millions)
Total reclassifications, net of tax:
Net revenue	$—	$(77)	$(77)	$—	$57	$57
Cost of net revenue	—	(57)	(57)	—	(13)	(13)
Interest and other, net	(2)	—	(2)	(1)	(1)	(2)
Total reclassifications, net of tax	$(2)	$(134)	$(136)	$(1)	$43	$42

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16 — NON-CONTROLLING INTERESTS

VMware, Inc. — The non-controlling interests' share of equity in VMware, Inc. is reflected as a component of the non-controlling interests in the accompanying Consolidated Statements of Financial Position and was $5.2 billion and $5.3 billion as of February 2, 2018 and February 3, 2017, respectively. As of February 2, 2018 and February 3, 2017, the Company held approximately 81.9% and 82.5%, respectively, of the outstanding equity interest in VMware, Inc. VMware, Inc. restricted stock awards ("RSAs") were not included in the determination of these ownership interest percentages, as VMware, Inc. had no RSAs outstanding as of February 2, 2018, and an immaterial number of RSAs outstanding as of February 3, 2017.

Pivotal — A portion of the non-controlling interests in Pivotal is held by third parties in the form of preferred equity instruments. Due to the terms of such instruments, Pivotal's results of operations and equity activity are not attributable to such interests in Pivotal in the Consolidated Statements of Income (Loss) and Consolidated Statements of Financial Position. The preferred equity instruments are convertible into common shares at the non-controlling owner's election at any time. The remaining portion of the non-controlling interests in Pivotal is held by third parties in the form of common stock. Pivotal's results of operations and equity activity are attributable to such interests in Pivotal in the Consolidated Statements of Income (Loss) and Consolidated Statements of Financial Position. The non-controlling interests' share of equity in Pivotal, including both preferred equity instruments and common stock, is reflected as a component of the non-controlling interests in the accompanying Consolidated Statements of Financial Position and was $489 million and $471 million as of February 2, 2018 and February 3, 2017, respectively. As of February 2, 2018 and February 3, 2017, the Company held approximately 77.1% and 77.8%, respectively, of the outstanding equity interest in Pivotal. Pivotal RSAs were not included in the determination of these ownership interest percentages, as Pivotal had an immaterial number of RSAs outstanding as of February 2, 2018 and February 3, 2017.

SecureWorks — On April 27, 2016, SecureWorks completed a registered underwritten initial public offering of its Class A common stock. The non-controlling interests' share of equity in SecureWorks is reflected as a component of the non-controlling interests in the accompanying Consolidated Statements of Financial Position and was $90 million and $87 million as of February 2, 2018 and February 3, 2017, respectively. As of February 2, 2018 and February 3, 2017, the Company held approximately 87.1% and 87.5%, respectively, of the outstanding equity interest in SecureWorks, excluding RSAs. As of February 2, 2018 and February 3, 2017, the Company held approximately 86.3% and 86.9%, respectively, of the outstanding equity interest in SecureWorks, including RSAs.

The effect of changes in the Company's ownership interest in VMware, Inc., Pivotal, and SecureWorks on the Company's equity was as follows:

Fiscal Year Ended
February 2, 2018
(in millions)
Net loss attributable to Dell Technologies Inc.	$(2,849)
Transfers (to) from the non-controlling interests:
Increase in Dell Technologies Inc. additional paid-in-capital for equity issuances and other equity activity	620
Decrease in Dell Technologies Inc. additional paid-in-capital for equity issuances and other equity activity	(855)
Net transfers to non-controlling interests	(235)
Change from net loss attributable to Dell Technologies Inc. and transfers to/from the non-controlling interests	$(3,084)

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17 — EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share is based on the weighted-average effect of all common shares issued and outstanding and is calculated by dividing net income (loss) by the weighted-average shares outstanding during the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted-average number of common shares used in the basic earnings (loss) per share calculation plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive instruments. The Company excludes equity instruments from the calculation of diluted earnings (loss) per share if the effect of including such instruments is antidilutive.

The Company has two groups of common stock, denoted as the DHI Group Common Stock and the Class V Common Stock. The DHI Group Common Stock consists of four classes of common stock, referred to as Class A Common Stock, Class B Common Stock, Class C Common Stock, and Class D Common Stock. The DHI Group generally refers to the direct and indirect interest of Dell Technologies in all of Dell Technologies' business, assets, properties, liabilities, and preferred stock other than those attributable to the Class V Group, as well as the DHI Group's retained interest in the Class V Group equal to approximately 39% of the Company's economic interest in the Class V Group as of February 2, 2018. The Class V Common Stock is intended to track the economic performance of approximately 61% of the Company's economic interest in the Class V Group as of such date. The Class V Group consists solely of VMware, Inc. common stock held by the Company. As of February 2, 2018, the Class V Group consisted of approximately 331 million shares of VMware, Inc. common stock. See Note 18 of the Notes to the Consolidated Financial Statements and Exhibit 99.2 to the Current Report on Form 8-K filed by the Company with the SEC on August 6, 2018 for more information regarding the allocation of earnings from Dell Technologies' interest in VMware, Inc. between the DHI Group and the Class V Common Stock.

For purposes of calculating earnings (loss) per share, the Company used the two-class method. As all classes of DHI Group Common Stock share the same rights in dividends, basic and diluted earnings (loss) per share are the same for each class of DHI Group Common Stock.

The following table sets forth basic and diluted earnings (loss) per share for each of the periods presented:

	Fiscal Year Ended
	February 2, 2018	February 3, 2017
	(in millions)
Earnings (loss) per share attributable to Dell Technologies Inc. - basic:
Continuing operations - Class V Common Stock - basic	$1.63	$1.36
Continuing operations - DHI Group - basic	$(5.61)	$(7.19)
Discontinued operations - DHI Group - basic	$—	$4.08

Earnings (loss) per share attributable to Dell Technologies Inc. - diluted:
Continuing operations - Class V Common Stock - diluted	$1.61	$1.35
Continuing operations - DHI Group - diluted	$(5.62)	$(7.19)
Discontinued operations - DHI Group - diluted	$—	$4.08

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table sets forth the computation of basic and diluted earnings (loss) per share for each of the periods presented:

	Fiscal Year Ended
	February 2, 2018	February 3, 2017
	(in millions)
Numerator: Continuing operations - Class V Common Stock
Net income from continuing operations attributable to Class V Common Stock - basic	$331	$296
Incremental dilution from VMware, Inc. attributable to Class V Common Stock (a)	(5)	(3)
Net income from continuing operations attributable to Class V Common Stock - diluted	$326	$293

Numerator: Continuing operations - DHI Group
Net loss from continuing operations attributable to DHI Group - basic	$(3,180)	$(3,379)
Incremental dilution from VMware, Inc. attributable to DHI Group (a)	(4)	(2)
Net loss from continuing operations attributable to DHI Group - diluted	$(3,184)	$(3,381)

Numerator: Discontinued operations - DHI Group
Income from discontinued operations, net of income taxes - basic and diluted	$—	$1,916

Denominator: Class V Common Stock weighted-average shares outstanding
Weighted-average shares outstanding - basic	203	217
Dilutive effect of options, restricted stock units, restricted stock, and other (b)	—	—
Weighted-average shares outstanding - diluted	203	217
Weighted-average shares outstanding - antidilutive (b)	—	—

Denominator: DHI Group weighted-average shares outstanding
Weighted-average shares outstanding - basic	567	470
Dilutive effect of options, restricted stock units, restricted stock, and other	—	—
Weighted-average shares outstanding - diluted	567	470
Weighted-average shares outstanding - antidilutive (c)	35	31
____________________

(a)
The incremental dilution from VMware, Inc. represents the impact of VMware, Inc.'s dilutive securities on the diluted earnings (loss) per share of the DHI Group and the Class V Common Stock, respectively, and is calculated by multiplying the difference between VMware, Inc.'s basic and diluted earnings (loss) per share by the number of shares of VMware, Inc. common stock held by the Company.

(b)
The dilutive effect of Class V Common Stock-based incentive awards was not material to the calculation of the weighted-average Class V Common Stock shares outstanding. The antidilutive effect of these awards was also not material.

(c)
Stock-based incentive awards have been excluded from the calculation of the DHI Group's diluted earnings (loss) per share because their effect would have been antidilutive, as the Company had a net loss from continuing operations attributable to the DHI Group for the periods presented.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents a reconciliation to the consolidated net income (loss) attributable to Dell Technologies Inc.:

	Fiscal Year Ended
	February 2, 2018	February 3, 2017

Net income from continuing operations attributable to Class V Common Stock	$331	$296
Net loss from continuing operations attributable to DHI Group	(3,180)	(3,379)
Net loss from continuing operations attributable to Dell Technologies Inc.	(2,849)	(3,083)
Income from discontinued operations, net of income taxes (Note 4)	—	1,916
Net loss attributable to Dell Technologies Inc.	$(2,849)	$(1,167)

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18 — CAPITALIZATION

On June 26, 2017, the stockholders of the Company voted at the Company’s 2017 annual meeting of stockholders to adopt an amendment to the Company’s certificate of incorporation to increase (1) the total authorized number of shares of the Company’s capital stock, including preferred stock, from 2,144,025,308 shares to 9,144,025,308 shares, (2) the total authorized number of shares of the Company’s common stock from 2,143,025,308 shares to 9,143,025,308 shares and (3) the total authorized number of shares of the Company’s Class C Common Stock from 900,000,000 shares to 7,900,000,000 shares, in each case representing an increase of seven billion shares. A certificate of amendment to the Company’s certificate of incorporation effectuating the amendment was filed with the Secretary of State of the State of Delaware on June 29, 2017 and became effective on that date.

The following table summarizes the Company's authorized, issued, and outstanding common stock as of the dates indicated:

	Authorized	Issued	Outstanding
	(in millions of shares)
Common stock as of February 3, 2017
Class A	600	410	410
Class B	200	137	137
Class C	900	22	22
Class D	100	—	—
Class V	343	223	209
	2,143	792	778

Common stock as of February 2, 2018
Class A	600	410	410
Class B	200	137	137
Class C	7,900	24	23
Class D	100	—	—
Class V	343	223	199
	9,143	794	769

Preferred Stock — The Company is authorized to issue one million shares of preferred stock, par value $.01 per share. As of February 2, 2018, no shares of preferred stock were issued or outstanding.

Common Stock

DHI Group Common Stock and DHI Group— The Class A Common Stock, the Class B Common Stock, the Class C Common Stock, and the Class D Common Stock are collectively referred to as the DHI Group Common Stock. The par value for all classes of DHI Group Common Stock is $.01 per share. The Class A Common Stock, the Class B Common Stock, the Class C Common Stock, and the Class D Common Stock share equally in dividends declared or accumulated and have equal participation rights in undistributed earnings. The DHI Group generally refers to the direct and indirect interest of Dell Technologies in all of Dell Technologies' business, assets, properties, liabilities, and preferred stock other than those attributable to the Class V Group, as well as the DHI Group's retained interest in the Class V Group.

Of the 164 million shares of DHI Group Common Stock issued during the fiscal year ended February 3, 2017 (other than in connection with the reclassification of the previously outstanding Series A, Series B, and Series C common stock of the Company), 160 million shares were issued in connection with the EMC merger transaction. The Company issued and sold the following shares of DHI Group Common Stock at a purchase price of $27.50 per share to the persons identified below for an aggregate purchase price of $4.4 billion, pursuant to four separate common stock purchase agreements:

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

•	86,909,091 shares of Class A Common Stock to Michael S. Dell and a separate property trust for the benefit of his wife

•	16,104,050 shares of Class A Common Stock to investment funds affiliated with MSD Partners, L.P.

•	38,805,040 shares of Class B Common Stock to investment funds affiliated with Silver Lake Partners

•	18,181,818 shares of Class C Common Stock to Temasek Holdings Private Limited

The Company applied the proceeds from the sale of the shares to finance a portion of the consideration for the EMC merger transaction.

Class V Common Stock and Class V Group — In connection with the EMC merger transaction, the Company authorized 343 million shares of Class V Common Stock. The Class V Common Stock is a type of common stock commonly referred to as a tracking stock, which is a class of common stock that is intended to track the economic performance of a defined set of assets and liabilities. As of February 2, 2018, the 199 million shares of outstanding Class V Common Stock were intended to track the economic performance of approximately 61% of Dell Technologies' economic interest in the Class V Group. The Class V Group as of such date consisted solely of approximately 331 million shares of VMware, Inc. common stock held by the Company. The remaining 39% economic interest in the Class V Group as of February 2, 2018 was represented by the approximately 127 million retained interest shares held by the DHI Group.

Repurchases of Common Stock; Treasury Stock

Class V Common Stock Repurchases by Dell Technologies Inc. — On September 7, 2016, the board of directors of the Company approved a stock repurchase program (the "DHI Group Repurchase Program") under which the Company is authorized to use assets of the DHI Group to repurchase up to $1.0 billion of shares of Class V Common Stock over a period of two years. During the fiscal year ended February 3, 2017, the Company repurchased 7 million shares of Class V Common Stock for $324 million using cash of the DHI Group. Shares repurchased under the DHI Group Repurchase Program are being held as treasury stock at cost. On December 13, 2016, the board of directors approved the suspension of the DHI Group Repurchase Program until such time as the board of directors authorizes the reinstatement of that program. As of February 2, 2018, the Company's remaining authorized amount for share repurchases under the DHI Group Repurchase Program was $676 million. As cash of the DHI Group was used for Class V Common Stock repurchases under the DHI Group Repurchase Program, these repurchased shares were attributed to the DHI Group for the purposes of determining the DHI Group's retained interest in the Class V Group. As a result, the number of retained interest shares of the DHI Group, which, together with the number of shares of Class V Common Stock outstanding, are used to calculate such retained interest, increased on a one-for-one basis for each share of Class V Common Stock repurchased under the program.

On December 13, 2016, the board of directors approved a stock repurchase program (the "Class V Group Repurchase Program") which authorized the Company to use assets of the Class V Group to repurchase up to $500 million of shares of Class V Common Stock over a period of six months. During the fiscal year ended February 2, 2018, the Company repurchased 1.3 million shares of Class V Common Stock for $82 million pursuant to and in completion of this initial authorization. The Company repurchased a total of 8.4 million shares under this initial authorization, including shares repurchased during the fiscal year ended February 3, 2017.

On March 27, 2017 and August 18, 2017, the board of directors approved two amendments of the Class V Group Repurchase Program (the "March 2017 Class V Group Repurchase Program" and the “August 2017 Class V Group Repurchase Program,” respectively) which, when combined, authorized the Company to use assets of the Class V Group to repurchase up to an additional $600 million of shares of Class V Common Stock over additional six month periods from the respective board approval dates. On May 9, 2017, the Company completed the March 2017 Class V Group Repurchase Program, pursuant to which it repurchased 4.6 million shares of Class V Common Stock for $300 million. On October 31, 2017, the Company completed the August 2017 Class V Group Repurchase Program, pursuant to which it repurchased 3.8 million shares of Class V Common Stock for $300 million.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents the repurchase activity with respect to the Class V Common Stock for the fiscal year ended February 2, 2018, and the attribution of the Class V Group between the Class V Common Stock and the DHI Group's retained interest as of the dates indicated:

	Class V Common Stock		DHI Group Retained Interest
	Shares of Class V Common Stock	Interest in Class V Group	Retained Interest Shares	Interest in Class V Group

As of September 7, 2016	223	65%	120	35%
DHI Group Repurchase Program	(7)		7
Class V Group Repurchase Program	(7)		—
As of February 3, 2017	209	62%	127	38%
Repurchases of Class V Common Stock	(10)		—
As of February 2, 2018	199	61%	127	39%

All shares of Class V Common Stock repurchased by the Company pursuant to the repurchase programs are held as treasury stock at cost. The repurchase of shares pursuant to the Class V Group repurchase programs was funded from proceeds received by the Class V Group from the sale by a subsidiary of the Company of shares of Class A common stock of VMware, Inc. owned by such subsidiary, as described below under "Class A Common Stock Repurchases by VMware, Inc." Share repurchases made by VMware, Inc. of its Class A common stock from a subsidiary of the Company do not affect the determination of the respective interests of the Class V Common Stock and the DHI Group in the Class V Group. See Exhibit 99.2 to the Current Report on Form 8-K filed by the Company with the SEC on August 6, 2018 for more information regarding Unaudited Attributed Financial Information for the Class V Group.

Class A Common Stock Repurchases by VMware, Inc. — On December 15, 2016, the Company entered into a stock purchase agreement with VMware, Inc. (the "December 2016 Stock Purchase Agreement"), pursuant to which VMware, Inc. agreed to repurchase for cash $500 million of shares of VMware, Inc. Class A common stock from a subsidiary of the Company. During the fiscal year ended February 2, 2018, VMware, Inc. repurchased 1.4 million shares for $125 million pursuant to and in completion of the December 2016 Stock Purchase Agreement. VMware, Inc. repurchased a total of 6.2 million shares under this agreement, including shares repurchased during the fiscal year ended February 3, 2017. The Company applied the proceeds from the sale to the repurchase of shares of its Class V Common Stock under the Class V Group Repurchase Program described above. All shares repurchased under VMware, Inc.'s stock repurchase programs are retired.

In January 2017 and August 2017, VMware, Inc.'s board of directors authorized the repurchase of up to $2.2 billion of shares of VMware, Inc. Class A common stock (the "January 2017 Authorization" for up to $1.2 billion through the end of Fiscal 2018, and the "August 2017 Authorization" for up to $1.0 billion through August 31, 2018). On March 29, 2017 and August 23, 2017, the Company entered into two new stock purchase agreements with VMware, Inc. (the "March 2017 Stock Purchase Agreement" and the "August 2017 Stock Purchase Agreement," respectively), pursuant to which VMware, Inc. agreed to repurchase for cash a total of $600 million of shares of VMware, Inc. Class A common stock from a subsidiary of the Company. VMware, Inc. repurchased approximately 6.1 million shares of Class A common stock, consisting of 3.4 million shares pursuant to the March 2017 Stock Purchase Agreement and 2.7 million shares pursuant to the August 2017 Stock Purchase Agreement. The proceeds from the sales were applied by the Company to the repurchase of shares of the Class V Common Stock under the March 2017 and August 2017 Class V Group Repurchase Programs described above. As of November 3, 2017, the sale transactions under the March 2017 and August 2017 Stock Purchase Agreements were completed. The purchase prices of the 3.4 million shares and 2.7 million shares repurchased by VMware, Inc. were each based on separate volume-weighted average per share prices of the Class A common stock as reported on the New York Stock Exchange during separate specified reference periods, less a discount of 3.5% from the respective volume-weighted average per share price.

During the fiscal year ended February 2, 2018, VMware, Inc. repurchased 6.4 million shares of Class A common stock in the open market for $724 million.

As of February 2, 2018, the cumulative authorized amount remaining for share repurchases by VMware, Inc. was $876 million, which represents the $2.2 billion authorized since January 2017, less $600 million of the Class A common stock repurchases

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

from a subsidiary of the Company during the fiscal year ended February 2, 2018, and less $724 million of the Class A common stock repurchases in the open market during the fiscal year ended February 2, 2018.

DHI Group Common Stock Repurchases — During the fiscal years ended February 2, 2018 and February 3, 2017, the Company repurchased an immaterial number of shares of DHI Group Common Stock for approximately $6 million and $10 million, respectively.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 19 — STOCK-BASED COMPENSATION

Stock-based Compensation Expense

Stock-based compensation expense for the Company was recognized in the Consolidated Statements of Income (Loss) as follows for the respective periods:

	Fiscal Year Ended
	February 2, 2018	February 3, 2017
	(in millions)
Stock-based compensation expense (a) (b):
Cost of net revenue	$66	$35
Operating expenses	769	363
Stock-based compensation expense before taxes	835	398
Income tax benefit	(268)	(122)
Stock-based compensation expense, net of income taxes	$567	$276
____________________

(a)
As a result of the EMC merger transaction, stock-based compensation expense before taxes for the fiscal year ended February 2, 2018 includes $683 million related to VMware, Inc. plans discussed below. Stock-based compensation expense before taxes for the fiscal year ended February 3, 2017 includes $279 million related to VMware, Inc. plans for the period from September 7, 2016 through February 3, 2017.

(b)
Stock-based compensation expense before taxes for the fiscal year ended February 3, 2017 does not include $807 million of post-merger stock-based compensation expense and related taxes resulting from the EMC merger transaction. See Note 3 of the Notes to the Consolidated Financial Statements for more information on the EMC merger transaction.

Dell Technologies Inc. Stock-based Compensation Plans

Dell Technologies Inc. 2013 Stock Incentive Plan — On September 7, 2016, at the effective time of the EMC merger transaction, the Denali Holding Inc. 2013 Stock Incentive Plan (the "2013 Plan") was amended and restated as the Dell Technologies Inc. 2013 Stock Incentive Plan (the "Restated Plan"). Employees, consultants, non-employee directors, and other service providers of the Company or its affiliates are eligible to participate in the Restated Plan. The Restated Plan authorizes the issuance of an aggregate of 75 million shares of the Company's Class C Common Stock and 500,000 shares of the Company's Class V Common Stock, of which 61 million shares of Class C Common Stock were previously reserved for issuance under the 2013 Plan. The Restated Plan authorizes the Company to grant stock options, restricted stock units ("RSUs"), stock appreciation rights ("SARs"), RSAs, and dividend equivalents.

As of February 2, 2018 and February 3, 2017, there were 30 million and 26 million shares, respectively, of common stock of Dell Technologies available for future grants under the Restated Plan.

Stock Option Agreements — Stock options granted under the Restated Plan include service-based awards and performance-based awards. A majority of the service-based stock options vest pro-rata at each option anniversary date over a five-year period. Performance-based stock options, with a market condition, become exercisable upon achievement of return on equity ("ROE") metrics up to the seven-year anniversary of the going-private transaction date, depending upon the achievement of the market condition. Both service-based and performance-based stock options are granted with option exercise prices equal to the fair market value of the Company's common stock, as determined by the Company's board of directors or authorized committee. Generally, shares of common stock issued under both service-based and performance-based awards are subject to liquidity events, such as an initial public offering, change in control, sales of common stock under a semi-annual company liquidity program, and calls and puts resulting upon the occurrence of specified events. A majority of the stock options expire ten years after the date of grant.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Stock Option Activity — The following table summarizes stock option activity settled in DHI Group Common Stock during the fiscal years ended February 2, 2018 and February 3, 2017:

	Number of Options	Weighted-Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (a)
	(in millions)	(per share)	(in years)	(in millions)
Options outstanding as of January 29, 2016	54	14.30
Granted	2	27.09
Exercised	(1)	14.12
Forfeited	(7)	15.51
Canceled/expired	—	—
Options outstanding as of February 3, 2017	48	14.75
Granted	—	—
Exercised	(4)	14.62
Forfeited	(2)	13.75
Canceled/expired	—	—
Options outstanding as of February 2, 2018 (b)	42	$14.80	5.7	$776
Exercisable as of February 2, 2018	18	$15.17	5.5	$329
Vested and expected to vest (net of estimated forfeitures) as of February 2, 2018	40	$14.80	5.7	$732
____________________

(a)
The aggregate intrinsic values represent the total pre-tax intrinsic values based on the fair market value of the DHI Group Common Stock as of February 2, 2018 that would have been received by the option holders had all in-the-money options been exercised as of that date.

(b)	Of the 42 million stock options outstanding on February 2, 2018, 19 million related to performance-based awards and 23 million related to service-based awards.

The total fair value of options vested was $45 million and $50 million for the fiscal years ended February 2, 2018 and February 3, 2017, respectively. The pre-tax intrinsic value of the options exercised was $62 million and $18 million for the fiscal years ended February 2, 2018 and February 3, 2017, respectively. As of February 2, 2018, there was $45 million of total unrecognized stock-based compensation expense, net of estimated forfeitures, related to unvested stock options expected to be recognized over a weighted-average period of 1.6 years.

The tax benefit realized from the exercise of stock options was $21 million and $6 million for the fiscal years ended February 2, 2018 and February 3, 2017, respectively.

In connection with the EMC merger transaction and in accordance with the merger agreement, certain executives holding unvested restricted stock units of EMC ("EMC RSUs") were given the opportunity to elect to exchange each unvested EMC RSU held by such executives that would otherwise have vested in the ordinary course on or after January 1, 2017 for (a) a deferred cash award having a cash value equal to the closing price of a share of EMC common stock on the last trading day before the closing date of the EMC merger transaction, or $29.05, and (b) an option ("rollover option") to purchase a share of Class C Common Stock of Dell Technologies (the "rollover opportunity"). The rollover options have a three-year term and a per share exercise price equal to the fair market value of a share of Class C Common Stock on the date of grant, or $27.50, and, to the extent vested, may be exercised using a cashless exercise method for both the exercise price and the applicable minimum required tax withholding (subject to certain limitations). Each deferred cash award will vest, and each rollover option will vest and thereby become exercisable, on the same schedule as the EMC RSU for which they were exchanged (with any performance-vesting condition deemed satisfied at the target level of performance upon the closing of the EMC merger transaction). Pursuant to the rollover opportunity, options to purchase 1.8 million shares of Class C Common Stock were issued and have been included within the stock option activity table above as granted options.

Valuation of Service-Based Stock Option Awards — For service-based stock options granted under the 2013 Plan and the Restated Plan, the Company utilized the Black-Scholes option pricing model to estimate the fair value of stock options at the

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

grant date. The Black-Scholes option pricing model incorporates various assumptions, including leveraged adjusted volatility of a public peer group, expected term, risk-free interest rates, and dividend yields. The weighted assumptions utilized for valuation of options under this model as well as the weighted-average grant date fair value of stock options granted during the respective periods are presented below.

The expected term is based on historical experience and on the terms and conditions of the stock awards granted to employees. For the periods presented, option valuations used leverage-adjusted volatility of a peer group, and the expected term was based on analysis of the Company's historical option settlement experience and on the terms and conditions of the stock awards granted.

The assumptions utilized in this model as well as the weighted-average grant date fair value of stock options granted in DHI Group Common Stock are presented below. The Company granted an immaterial number of service-based stock options during the fiscal year ended February 2, 2018.

Fiscal Year Ended
February 3, 2017
Weighted-average grant date fair value of stock options granted per option	$10.36
Expected term (in years)	3.4
Risk-free rate (U.S. Government Treasury Note)	0.9%
Expected volatility	51%
Expected dividend yield	—%

Valuation of Performance-Based Stock Option Awards — For performance-based stock options granted under the 2013 Plan and the Restated Plan, the Company utilized the Monte Carlo valuation model to simulate probabilities of achievement of the market condition and the grant date fair value. The valuation model for performance-based option grants during the fiscal years ended February 2, 2018 and February 3, 2017 used a weighted-average leverage adjusted five years peer volatility and corresponding risk-free interest rate. Upon fulfillment of a ROE condition, a specific portion of the performance options become exercisable.  An embedded binomial lattice option pricing model was used to determine the value of these exercisable options using the assumption that each option will be exercised at the midpoint between the date of satisfaction of a ROE condition and the expiration date of such option.

The assumptions utilized in this model as well as the weighted-average grant date fair value of stock options granted are presented below. There were no performance-based stock options granted during the fiscal year ended February 2, 2018.

Fiscal Year Ended
February 3, 2017
Weighted-average grant date fair value of stock options granted per option	$8.83
Expected term (in years)	—
Risk-free rate (U.S. Government Treasury Note)	1.7%
Expected volatility	44%
Expected dividend yield	—%

Restricted Stock — The Company's restricted stock primarily consists of RSU awards granted to employees. RSUs are valued based on the Company's Class C Common Stock price on the date of grant. The shares underlying the RSU awards are not issued until the RSU vests. Upon vesting, each RSU converts into one share of DHI Group Common Stock.

The Company's restricted stock also includes performance stock unit ("PSU") awards, which have been granted to certain members of the Company's senior leadership team. The PSU awards include performance conditions and, in certain cases, a time-based vesting component. For PSU awards granted under the Restated Plan, the Company utilized the Monte Carlo valuation model to simulate the probabilities of achievement of the market condition to determine the grant date fair value. The vesting and payout of the PSU awards depends upon the return on equity achieved on various measurement dates or liquidity events.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table summarizes restricted stock and restricted stock units activity settled in DHI Group Common Stock during the fiscal years ended February 2, 2018 and February 3, 2017.

	Number of Units	Weighted-Average Grant Date Fair Value
	(in millions)	(per unit)
Outstanding, January 29, 2016	—	$—
Granted	11	19.66
Vested	—	—
Forfeited	(1)	19.63
Outstanding, February 3, 2017	10	19.63
Granted	1	23.04
Vested	(1)	27.59
Forfeited	(3)	19.13
Outstanding, February 2, 2018 (a)	7	$18.73
_________________

(a)	As of February 2, 2018, the 7 million units outstanding included 2 million RSUs and 5 million PSUs.

As of February 2, 2018, restricted stock that is expected to vest was as follows:

	Number of Units	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (a)
	(in millions)	(in years)	(in millions)
Expected to vest, February 2, 2018	6	3.3	$212
_________________

(a)
The aggregate intrinsic values represent the total pre-tax intrinsic values based on the fair market value of the DHI Group Common Stock as of February 2, 2018 that would have been received by the RSU holders had the RSUs been issued as of February 2, 2018.

The total fair value of restricted stock that vested during the year ended February 2, 2018 was $37 million and the pre-tax intrinsic value was $44 million. As of February 2, 2018, 7 million shares of restricted stock were outstanding, with an aggregate intrinsic value of $246 million.

As of February 2, 2018, there was $78 million of unrecognized stock-based compensation expense, net of estimated forfeitures, related to these awards expected to be recognized over a weighted-average period of approximately 1.7 years.

Dell Technologies Shares Withheld for Taxes — Under certain situations, shares are sold to cover employee taxes for both the vesting of restricted stock units and the exercise of stock options. For the fiscal years ended February 2, 2018 and February 3, 2017, 1.0 million and 0.2 million shares, respectively, were withheld to cover $35 million and $6 million, respectively, of employees' tax obligations.

VMware, Inc. Stock-based Compensation Plans

VMware, Inc. 2007 Equity and Incentive Plan — In June 2007, VMware, Inc. adopted its 2007 Equity and Incentive Plan (the "2007 Plan"). As of February 2, 2018, the number of authorized shares of VMware, Inc. Class A common stock under the 2007 Plan was 126 million. The number of shares underlying outstanding equity awards that VMware, Inc. assumes in the course of business acquisitions are also added to the 2007 Plan reserve on an as-converted basis. VMware, Inc. has assumed 6 million shares, which accordingly have been added to the authorized shares under the 2007 Plan reserve.

Awards under the 2007 Plan may be in the form of stock-based awards such as RSUs or stock options. VMware, Inc.'s Compensation and Corporate Governance Committee determines the vesting schedule for all equity awards. Generally, restricted stock grants made under the 2007 Plan have a three-year to four-year period over which they vest and vest 25% the

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

first year and semi-annually thereafter. The value of RSU grants is based on VMware, Inc.'s stock price on the date of grant. The shares underlying the RSU awards are not issued until the RSUs vest. Upon vesting, each RSU converts into one share of VMware, Inc. Class A common stock. VMware, Inc.'s restricted stock also includes PSU awards which have been granted to certain VMware, Inc. executives and employees. The PSU awards include performance conditions and, in certain cases, a time-based or market-based vesting component. Upon vesting, each PSU award will convert into VMware, Inc.'s Class A common stock at various ratios ranging from 0.5 to 2.0 shares per PSU, depending upon the degree of achievement of the performance target designated by each award. If minimum performance thresholds are not achieved, then no shares will be issued.

The per share exercise price for a stock option awarded under the 2007 Plan shall not be less than 100% of the per share fair market value of VMware, Inc. Class A common stock on the date of grant. Most options granted under the 2007 Plan vest 25% after the first year and monthly thereafter over the following three years and expire between six and seven years from the date of grant. VMware, Inc. utilizes authorized and unissued shares to satisfy all shares issued under the 2007 Plan. As of February 2, 2018, there were an aggregate of approximately 16 million shares of common stock available for issuance pursuant to future grants under the 2007 Plan.

VMware, Inc. Employee Stock Purchase Plan — In June 2007, VMware, Inc. adopted its 2007 Employee Stock Purchase Plan (the "ESPP"), which is intended to be qualified under Section 423 of the Internal Revenue Code. As of February 2, 2018, the number of authorized shares under the ESPP was approximately 23 million. Under the ESPP, eligible VMware, Inc. employees are granted options to purchase shares at the lower of 85% of the fair market value of the stock at the time of grant or 85% of the fair market value at the time of exercise.

The option period is generally twelve months and includes two embedded six-month option periods. Options are exercised at the end of each embedded option period. If the fair market value of the stock is lower on the first day of the second embedded option period than it was at the time of grant, then the twelve-month option period expires and each enrolled participant is granted a new twelve-month option. As of February 2, 2018, approximately 9 million shares of VMware, Inc. Class A common stock were available for issuance under the ESPP.

The following table summarizes ESPP activity for the fiscal year ended February 2, 2018, and during the period from September 7, 2016 through February 3, 2017:

	Fiscal Year Ended February 2, 2018	For the Period September 7, 2016 through February 3, 2017
	(in millions, except per share amounts)
Cash proceeds	$65	$60
Class A common shares purchased	0.9	1.5
Weighted-average price per share	$72.40	$40.65

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of February 2, 2018, $80 million of ESPP withholdings were recorded as a liability in accrued and other on the Consolidated Statements of Financial Position for the purchase that occurred on February 28, 2018. Total unrecognized stock-based compensation expense as of February 2, 2018 for the ESPP was $7 million.

VMware, Inc. 2007 Equity and Incentive Plan Stock Options — The following table summarizes stock option activity for VMware, Inc. employees in VMware, Inc. stock options:

	Number of Options	Weighted-Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (a)
	(in millions)	(per share)	(in years)	(in millions)
Options outstanding as of September 7, 2016	2	$65.01
Granted	—	—
Exercised	—	—
Forfeited	—
Canceled/Expired	—
Options outstanding as of February 3, 2017 (b)	2	69.38
Granted	1	13.79
Exercised	(1)	53.50
Forfeited	—	—
Canceled/Expired	—	—
Options outstanding as of February 2, 2018	2	$54.63	5.1	$112
Exercisable as of February 2, 2018	1	$73.60	3.3	$50
Vested and expected to vest (net of estimated forfeitures) as of February 2, 2018	2	$54.56	5.1	$112
_________________

(a)
The aggregate intrinsic values represent the total pre-tax intrinsic values based on VMware, Inc.'s closing stock price of $122.72 as of February 2, 2018 that would have been received by the option holders had all in-the-money options been exercised as of that date.

(b) Stock option activity during the period was immaterial. The ending weighted-average exercise price was calculated based on underlying options outstanding as of February 3, 2017.

The above table includes stock options granted in conjunction with unvested stock options assumed in business combinations. As a result, the weighted-average exercise price per share may vary from the VMware, Inc. stock price at time of grant. The total fair value of VMware, Inc. stock options that vested during the fiscal year ended February 2, 2018 and for the period from September 7, 2016 through February 3, 2017 was $32 million and $13 million, respectively. The pre-tax intrinsic value of the options exercised during the fiscal year ended February 2, 2018 and for the period from September 7, 2016 through February 3, 2017 was $62 million and $13 million, respectively.

The tax benefit realized from the exercise of stock options was $21 million and $4 million for the fiscal year ended February 2, 2018 and for the period from September 7, 2016 through February 3, 2017, respectively. As of February 2, 2018, there was $46 million of total unrecognized stock-based compensation expense, net of estimated forfeitures, related to unvested stock options expected to be recognized over a weighted-average period of approximately one year.

Fair Value of VMware, Inc. Options — The fair value of each option to acquire VMware, Inc. Class A common stock granted is estimated on the date of grant using the Black-Scholes option-pricing model. The assumptions utilized in this model, as well as the weighted-average assumptions, are presented below. There were no stock options granted under the 2007 Plan during the period from September 7, 2016 through February 3, 2017.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Fiscal Year Ended
February 2, 2018
VMware, Inc. 2007 Equity and Incentive Plan
Weighted-average grant date fair value of stock options granted per option	$83.62
Expected term (in years)	3.3
Risk-free rate (U.S. Government Treasury Note)	1.7%
Expected volatility	29%
Expected dividend yield	—%

	Fiscal Year Ended
	February 2, 2018	February 3, 2017
VMware, Inc. Employee Stock Purchase Plan
Weighted-average grant date fair value of stock options granted per option	$21.93	$13.57
Expected term (in years)	0.9	0.8
Risk-free rate (U.S. Government Treasury Note)	1.2%	0.5%
Expected volatility	23%	38%
Expected dividend yield	—%	—%

The weighted-average grant date fair value of VMware, Inc. stock options can fluctuate from period to period primarily due to higher valued options assumed through business combinations with exercise prices lower than the fair market value of VMware, Inc.'s stock on the date of grant.

For equity awards granted, volatility is based on an analysis of historical stock prices and implied volatilities of VMware, Inc.'s Class A common stock. The expected term is based on historical exercise patterns and post-vesting termination behavior, the term of the option period for grants made under the ESPP, or the weighted-average remaining term for options assumed in acquisitions. VMware, Inc.'s expected dividend yield input was zero as it has not historically paid, nor expects in the future to pay, cash dividends on its common stock. The risk-free interest rate is based on a U.S. Treasury instrument whose term is consistent with the expected term of the stock options.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

VMware, Inc. Restricted Stock — The following table summarizes VMware, Inc.'s restricted stock activity since September 7, 2016:

	Number of Units	Weighted-Average Grant Date Fair Value
	(in millions)	(per unit)
Outstanding, September 7, 2016	22	$67.01
Granted	2	79.81
Vested	(3)	72.94
Forfeited	(1)	69.19
Outstanding, February 3, 2017	20	67.41
Granted	8	93.84
Vested	(9)	67.89
Forfeited	(2)	72.68
Outstanding, February 2, 2018 (a)	17	$78.62
_________________

(a)
As of February 2, 2018, the 17 million units outstanding included 16.7 million RSUs and 0.7 million PSUs. The above table includes RSUs issued in exchange for outstanding unvested RSUs in connection with business combinations.

As of February 2, 2018, restricted stock that is expected to vest was as follows:

	Number of Units	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (a)
	(in millions)	(in years)	(in millions)
Expected to vest, February 2, 2018	15	2.5	$1,855
_________________

(a)
The aggregate intrinsic value represents the total pre-tax intrinsic values based on VMware, Inc.'s closing stock price of $122.72 as of February 2, 2018 that would have been received by the RSU holders had the RSUs been issued as of February 2, 2018.

The total fair value of VMware, Inc. restricted stock awards that vested during the fiscal year ended February 2, 2018 and the period from September 7, 2016 through February 3, 2017 was $616 million and $203 million, respectively, and the pre-tax intrinsic value was $946 million and $218 million, respectively. As of February 2, 2018, 17 million restricted shares of VMware, Inc.'s Class A common stock were outstanding, with an aggregate intrinsic value of $2,130 million based on VMware, Inc.'s closing stock price as of February 2, 2018.

As of February 2, 2018, there was $999 million of unrecognized stock-based compensation expense, net of estimated forfeitures, related to these awards expected to be recognized over a weighted-average period of approximately 1.5 years.

VMware, Inc. Shares Withheld for Taxes — For the fiscal year ended February 2, 2018 and for the period from September 7, 2016 through February 3, 2017, VMware, Inc. repurchased and retired or withheld 3 million shares and 1 million shares of VMware, Inc. Class A common stock, respectively, for $348 million and $77 million, respectively, to cover tax withholding obligations. These amounts may differ from the amounts of cash remitted for tax withholding obligations on the consolidated statements of cash flows due to the timing of payments. Pursuant to the respective award agreements, these shares were withheld in conjunction with the net share settlement upon the vesting of restricted stock and restricted stock units (including PSUs) during the period. The value of the withheld shares, including restricted stock units, was classified as a reduction to additional paid-in capital.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Other Plans

In addition to the plans disclosed above, the Company has issued equity grants settling in its Class V Common Stock as well as classes of stock of its subsidiaries, including SecureWorks. The stock option and restricted stock unit activity under these plans was not material during the fiscal years ended February 2, 2018 and February 3, 2017.

NOTE 20 — REDEEMABLE SHARES
Awards under the Company's stock incentive plans include certain rights that allow the holder to exercise a put feature for the underlying Class A or Class C Common Stock after a six month holding period following the issuance of such common stock. The put feature requires the Company to purchase the stock at its fair market value. Accordingly, these awards and common stock are subject to reclassification from equity to temporary equity, and the Company determines the award amounts to be classified as temporary equity as follows:

•
For stock options to purchase Class C Common Stock subject to service requirements, the intrinsic value of the option is multiplied by the portion of the option for which services have been rendered. Upon exercise of the option, the amount in temporary equity represents the fair value of the Class C Common Stock.

•
For SARs, RSUs, or RSAs, any of which stock award types are subject to service requirements, the fair value of the share is multiplied by the portion of the shares for which services have been rendered.

•	For share-based arrangements that are subject to the occurrence of a contingent event, those amounts are not reclassified to temporary equity until the contingency has been satisfied.
The amount of redeemable shares classified as temporary equity as of February 2, 2018 was $384 million, which consisted of 2.9 million issued and outstanding unrestricted common shares, 0.4 million RSUs, 0.1 million RSAs, and 15.3 million outstanding stock options. The amount of redeemable shares classified as temporary equity as of February 3, 2017 was $231 million, which consisted of 1.1 million issued and outstanding unrestricted common shares, 0.4 million RSUs, 0.1 million RSAs, and 13.7 million outstanding stock options.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 21 — RETIREMENT PLAN BENEFITS

Defined Benefit Pension Plan

In connection with the EMC merger transaction completed on September 7, 2016, the Company assumed all of EMC's defined benefit obligations and related plan assets, including a noncontributory defined benefit pension plan (the "Pension Plan") which was assumed as a result of EMC's prior acquisition of Data General. Certain of the Company's foreign subsidiaries also have defined benefit pension plans which were assumed as part of the EMC merger transaction and do not have a material impact on the results of operations or financial position of the Company.

Benefits under the Pension Plan are generally based on either career average or final average salaries and creditable years of service as defined in the plan. The annual cost for the Pension Plan is determined using the projected unit credit actuarial cost method that includes actuarial assumptions and estimates which are subject to change. As of December 1999, this plan was frozen, so employees no longer accrue pension benefits for future services. The measurement date for the Pension Plan is the end of the Company's fiscal year.

The following table presents the components of the changes in the Pension Plan benefit obligation for the periods indicated:

Benefit Obligation
(in millions)
Benefit obligation as of September 7, 2016	$590
Interest cost	8
Benefits paid	(11)
Actuarial loss (gain)	(52)
Benefit obligation as of February 3, 2017	535
Interest cost	21
Benefits paid	(24)
Actuarial loss (gain)	14
Benefit obligation as of February 2, 2018	$546

On a weighted-average basis, the assumed discount rate used to determine the benefit obligations at February 2, 2018, February 3, 2017, and September 7, 2016 was 3.8%, 4.1%, and 3.4%, respectively.

The following table presents the components of the changes in the fair value of plan assets for the periods indicated:

Plan Assets
(in millions)
Fair value of plan assets as of September 7, 2016	$493
Actual return on plan assets	(12)
Benefits paid	(11)
Fair value of plan assets as of February 3, 2017	470
Actual return on plan assets	59
Benefits paid	(24)
Fair value of plan assets as of February 2, 2018	$505

The under-funded status of the Pension Plan at February 2, 2018 and February 3, 2017 was $41 million and $65 million, respectively, and is classified as a component of other long-term liabilities in the Consolidated Statements of Financial Position. The Company did not make any significant contributions to the plan for the fiscal year ended February 2, 2018 and for the period from September 7, 2016 through February 3, 2017, and does not expect to make any significant contributions to the Pension Plan in Fiscal 2019.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents the components of net periodic benefit cost recognized for the periods indicated:

	Fiscal Year Ended
	February 2, 2018	September 7, 2016 through February 3, 2017
	(in millions)
Interest cost	$21	$8
Expected return on plan assets	(30)	(16)
Recognized actuarial loss	—	—
Net periodic benefit cost	$(9)	$(8)

The discount rate and expected long-term rate of return on plan assets used in the accounting for the Pension Plan to determine the net periodic benefit cost for the fiscal year ended February 2, 2018 was 4.1% and 6.5%, respectively. The discount rate and expected long-term rate of return on plan assets used in the accounting for the Pension Plan to determine the net periodic benefit cost for the period from September 7, 2016 through February 3, 2017 was 3.4% and 6.5%, respectively.

For the fiscal year ended February 2, 2018, the Pension Plan had net gains of $39 million that were primarily the result of an increase in the discount rate and the rate of return on plan assets. The net gains were recognized in accumulated other comprehensive loss.

There were no reclassifications from accumulated other comprehensive loss to a component of net periodic benefit cost during the fiscal year ended February 2, 2018. Additionally, the Company expects that none of the total balance included in accumulated other comprehensive loss at February 2, 2018 will be recognized as a component of net periodic benefit cost in Fiscal 2019.

At February 2, 2018, future benefit payments are expected to be paid as follows: $26 million in Fiscal 2019; $28 million in Fiscal 2020; $29 million in Fiscal 2021; $31 million in Fiscal 2022; $32 million in Fiscal 2023; and $173 million thereafter.

Fair Value of Plan Assets — The following table presents the fair value of each class of plan assets by level within the fair value hierarchy as of February 2, 2018 and February 3, 2017:

	February 2, 2018				February 3, 2017
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	(in millions)
Common collective trusts (a)	$—	$350	$—	$350	$—	$331	$—	$331
U.S. Treasury securities	7	—	—	7	1	—	—	1
Corporate debt securities (b)	—	147	—	147	—	137	—	137
Total	$7	$497	$—	504	$1	$468	$—	469
Plan payables, net of accrued interest and dividends (c)				1				1
Total, net				$505				$470
_________________

(a)	Common collective trusts are valued at the net asset value calculated by the fund manager based on the underlying investments and are classified within Level 2 of the fair value hierarchy.

(b)	Corporate debt securities are valued daily at the closing price reported in active U.S. financial markets and are classified within Level 2 of the fair value hierarchy.

(c)	Dividends, accrued interest, and net plan payables are not material to the plan assets and therefore have not been classified into the fair value hierarchy.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Investment Strategy — The Pension Plan's assets are managed by outside investment managers. The Company's investment strategy with respect to plan assets is to achieve a long-term growth of capital, consistent with an appropriate level of risk. The expected long-term rate of return on the plan assets considers the current level of expected returns on risk-free investments (primarily government bonds), the historical level of the risk premium associated with the other asset classes in which the portfolio is invested, and the expectations for future returns of each asset class. The expected return for each asset class was weighted based on the target asset allocation to develop the expected long-term rate of return on assets. As market conditions permit, the Company expects to shift the asset allocation to lower the percentage of investments in equities and increase the percentage of investments in long-duration fixed-income securities. The changes could result in a reduction in the long-term rate of return on the plan assets and increase future pension expense.

The following table presents the target allocation of plan assets as of February 2, 2018, and actual allocation of plan assets as of February 2, 2018 and February 3, 2017:

	Target Allocation	Actual Allocation
	February 2, 2018	February 2, 2018	February 3, 2017
U.S. large capitalization equity securities	25%	27%	27%
U.S. small capitalization equity securities	5	5	5
Foreign equity securities	7	7	7
U.S. long-duration fixed income securities	60	58	57
Below investment grade corporate fixed income securities	3	3	4
Total	100%	100%	100%

Employee Benefit Plans

Dell 401(k) Plan — The Company has a defined contribution retirement plan (the "Dell 401(k) Plan") that complies with Section 401(k) of the Internal Revenue Code. Substantially all Dell employees in the United States before the completion of the EMC merger transaction are eligible to participate in the Dell 401(k) Plan. As of February 2, 2018, the Company matches 100% of each participant's voluntary contributions, subject to a maximum contribution of 6% of the participant's eligible compensation, up to an annual limit of $7,500, and participants vest immediately in all contributions to the Dell 401(k) Plan. The Company's contributions during the fiscal years ended February 2, 2018 and February 3, 2017 were $129 million and $158 million, respectively. The Company's matching contributions as well as participants' voluntary contributions are invested according to each participant's elections in the investment options provided under the 401(k) Plan.

EMC 401(k) Plan — The EMC defined contribution retirement plan (the "EMC 401(k) Plan") was assumed in connection with the EMC merger transaction on September 7, 2016. Effective January 1, 2018, the EMC 401(k) Plan was terminated and participant account balances were transferred to the Dell 401(k) Plan and the newly-created Pivotal defined contribution plan (the "Pivotal 401(k) Plan"). The EMC 401(k) plan complied with Section 401(k) of the Internal Revenue Code for certain employees who were EMC employees before the completion of the EMC merger transaction. Before the transition into the Dell 401(k) Plan and the Pivotal 401(k) Plan on January 1, 2018, the Company's contributions during the fiscal year ended February 2, 2018 to the EMC 401(k) Plan were $94 million. The Company's contributions during the period from September 7, 2016 through February 3, 2017 to the EMC 401(k) Plan were $31 million.

VMware, Inc. has a defined contribution program for certain employees that comply with Section 401(k) of the Internal Revenue Code.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 22 — SEGMENT INFORMATION

The Company has three reportable segments that are based on the following business units: Infrastructure Solutions Group ("ISG"); Client Solutions Group ("CSG"); and VMware.

ISG previously included Virtustream product and service offerings. Virtustream's cloud software and infrastructure-as-a-service solutions enable customers to migrate, run, and manage mission-critical applications in cloud-based IT environments. Beginning in the first quarter of Fiscal 2019, the Company made certain segment reporting changes, which included the movement of Virtustream's results from ISG to other businesses. None of these changes impacted the Company's previously reported consolidated financial results, but the Company's segment results below have been recast to reflect this change.

ISG includes servers, networking, and storage, as well as services and third-party software and peripherals that are closely tied to the sale of ISG hardware. CSG includes sales to commercial and consumer customers of desktops, thin client products, and notebooks, as well as services and third-party software and peripherals that are closely tied to the sale of CSG hardware. VMware includes a broad portfolio of virtualization technologies across three main product groups: software-defined data center; hybrid cloud computing; and end-user computing.

The reportable segments disclosed herein are based on information reviewed by the Company's management to evaluate the business segment results. The Company's measure of segment operating income for management reporting purposes excludes the impact of other businesses, purchase accounting, amortization of intangible assets, unallocated corporate transactions, severance and facility action costs, and transaction-related expenses. The Company does not allocate assets to the above reportable segments for internal reporting purposes.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents a reconciliation of net revenue by the Company's reportable segments to the Company's consolidated net revenue as well as a reconciliation of consolidated segment operating income to the Company's consolidated operating loss:

	Fiscal Year Ended
	February 2, 2018	February 3, 2017
	(in millions)
Consolidated net revenue:
Infrastructure Solutions Group	$30,917	$22,070
Client Solutions Group	39,218	36,509
VMware	7,994	3,543
Reportable segment net revenue	78,129	62,122
Other businesses (a)	2,195	1,153
Unallocated transactions (b)	(15)	41
Impact of purchase accounting (c)	(1,269)	(1,152)
Total net revenue	$79,040	$62,164

Consolidated operating income (loss):
Infrastructure Solutions Group	$3,068	$2,920
Client Solutions Group	2,044	1,751
VMware	2,809	1,516
Reportable segment operating income	7,921	6,187
Other businesses (a)	(125)	(42)
Unallocated transactions (b)	(24)	(198)
Impact of purchase accounting (c)	(1,546)	(2,266)
Amortization of intangibles	(6,980)	(3,681)
Transaction-related expenses (d)	(502)	(1,488)
Other corporate expenses (e)	(1,160)	(902)
Total operating loss	$(2,416)	$(2,390)
_________________

(a)
Pivotal, SecureWorks, RSA Security, Virtustream, and Boomi constitute "Other businesses" but do not meet the requirements for a reportable segment, either individually or collectively. The results of Other businesses are not material to the Company's overall results.

(b)	Unallocated transactions includes long-term incentives, certain short-term incentive compensation expenses, and other corporate items that are not allocated to Dell Technologies' reportable segments.

(c)	Impact of purchase accounting includes non-cash purchase accounting adjustments that are primarily related to the EMC merger transaction.

(d)	Transaction-related expenses includes acquisition, integration, and divestiture related costs.

(e)	Other corporate expenses includes severance and facility action costs as well as stock-based compensation expense.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents net revenue by business unit categories:

	Fiscal Year Ended
	February 2, 2018	February 3, 2017
	(in millions)
Net revenue:
Infrastructure Solutions Group:
Servers and networking	$15,533	$12,973
Storage	15,384	9,097
Total ISG net revenue	30,917	22,070

Client Solutions Group:
Commercial	27,507	25,773
Consumer	11,711	10,736
Total CSG net revenue	39,218	36,509

VMware
Total VMware net revenue	7,994	3,543

Total segment net revenue	$78,129	$62,122

The following tables present net revenue and property, plant, and equipment, net allocated between the United States and foreign countries:

	Fiscal Year Ended
	February 2, 2018	February 3, 2017
	(in millions)
Net revenue:
United States	$38,528	$30,966
Foreign countries	40,512	31,198
Total net revenue	$79,040	$62,164

	February 2, 2018	February 3, 2017
	(in millions)
Property, plant, and equipment, net:
United States	$4,093	$4,320
Foreign countries	1,297	1,333
Total property, plant, and equipment, net	$5,390	$5,653

The allocation between domestic and foreign net revenue is based on the location of the customers. Net revenue from any single foreign country did not constitute more than 10% of the Company's consolidated net revenue for the fiscal year ended February 2, 2018 or February 3, 2017. Property, plant, and equipment, net from any single foreign country did not constitute more than 10% of the Company's consolidated property, plant, and equipment, net as of February 2, 2018 or February 3, 2017.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 23 — SUPPLEMENTAL CONSOLIDATED FINANCIAL INFORMATION

The following table provides additional information on selected accounts included in the Consolidated Statements of Financial Position as of February 2, 2018 and February 3, 2017:

	February 2, 2018	February 3, 2017
	(in millions)
Accounts receivable, net:
Gross accounts receivable	$11,824	$9,946
Allowance for doubtful accounts	(103)	(57)
Total accounts receivable, net	$11,721	$9,889
Inventories, net:
Production materials	$967	$925
Work-in-process	514	503
Finished goods	1,197	1,110
Total inventories, net	$2,678	$2,538
Prepaid expenses (a)
Total prepaid expenses	$1,016	$850
Property, plant, and equipment, net:
Computer equipment	$5,085	$5,045
Land and buildings	4,343	4,299
Machinery and other equipment	3,845	3,770
Total property, plant, and equipment	13,273	13,114
Accumulated depreciation and amortization (b)	(7,883)	(7,461)
Total property, plant, and equipment, net	$5,390	$5,653
Accrued and other current liabilities:
Compensation	$2,948	$2,641
Warranty liability	367	405
Income and other taxes	1,229	943
Other	3,482	3,417
Total accrued and other current liabilities	$8,026	$7,406
Other non-current liabilities:
Warranty liability	$172	$199
Deferred and other tax liabilities	6,590	9,098
Other	515	533
Total other non-current liabilities	$7,277	$9,830
____________________

(a)	Prepaid expenses are included in other current assets in the Consolidated Statements of Financial Position.

(b)
During the fiscal years ended February 2, 2018 and February 3, 2017, the Company recognized $1.5 billion and $1.2 billion, respectively, in depreciation expense. Additionally, during the fiscal year ended February 2, 2018, the Company retired $1.1 billion of fully depreciated property, plant, and equipment.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Supplemental Cash Flow Information

The following table presents cash, cash equivalents, and restricted cash as reported on the Consolidated Statements of Financial Position as of February 2, 2018 and February 3, 2017:

	February 2, 2018	February 3, 2017
	(in millions)
Cash and cash equivalents	$13,942	$9,474
Restricted cash - current assets	423	355
Restricted cash - other non-current assets	13	3
Total cash, cash equivalents, and restricted cash	$14,378	$9,832

Restricted cash includes cash required to be held in escrow pursuant to DFS securitization arrangements and VMware, Inc. restricted cash.

Additional Consolidated Statements of Income (Loss) Information

The table below provides details of interest and other, net for the fiscal years ended February 2, 2018 and February 3, 2017:

	Fiscal Year Ended
	February 2, 2018	February 3, 2017
	(in millions)
Interest and other, net:
Investment income, primarily interest	$207	$102
Gain (loss) on investments, net	72	4
Interest expense	(2,406)	(1,751)
Foreign exchange	(113)	(77)
Debt extinguishment	—	(337)
Other	(113)	(45)
Total interest and other, net	$(2,353)	$(2,104)

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Condensed Financial Information of Parent Company

Dell Technologies Inc. has no material assets or standalone operations other than its ownership in its consolidated subsidiaries. There are restrictions under credit agreements and indentures governing the First Lien Notes and the Senior Notes on the Company's ability to obtain funds from any of its subsidiaries through dividends, loans, or advances. As of February 2, 2018, the Company had certain consolidated subsidiaries that were designated as unrestricted subsidiaries for all purposes of the applicable credit agreements and such indentures. As of February 2, 2018, substantially all of the net assets of the Company's consolidated subsidiaries were restricted, with the exception of the Company's unrestricted subsidiaries, primarily VMware, Inc., Pivotal, SecureWorks, and their respective subsidiaries. Accordingly, this condensed financial information is presented on a "Parent-only" basis. Under a Parent-only presentation, Dell Technologies Inc.'s investments in its consolidated subsidiaries are presented under the equity method of accounting.

The following table presents the financial position of Dell Technologies Inc. (Parent) as of February 2, 2018 and February 3, 2017:

Dell Technologies Inc. (Parent)	February 2, 2018	February 3, 2017
	(in millions)
Assets:
Cash and cash equivalents	$—	$123
Other current assets	1	—
Investments in subsidiaries	12,128	14,926
Other non-current assets	—	4
Total assets	12,129	15,053

Long-term debt (a)	26	26
Accrued and other	—	39
Redeemable shares	384	231
Stockholders' equity:
Common stock and capital in excess of $.01 par value	18,449	19,447
Retained earnings (deficit)	(6,860)	(4,095)
Accumulated other comprehensive income (loss)	130	(595)
Total stockholders' equity	11,719	14,757
Total liabilities, redeemable shares, and stockholders' equity	$12,129	$15,053
____________________

(a)
In connection with the acquisition of Dell by Dell Technologies Inc. in the going-private transaction, Dell Technologies Inc. issued a $2.0 billion subordinated note to Microsoft Global Finance, a subsidiary of Microsoft Corporation. As of February 2, 2018 and February 3, 2017, the outstanding principal amount of the Microsoft Note was $26 million, payable at maturity in October 2023.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents a reconciliation of (1) the equity in net loss of subsidiaries to the net loss attributable to Dell Technologies Inc. and (2) consolidated net loss to comprehensive net loss attributable to Dell Technologies Inc. for the fiscal years ended February 2, 2018 and February 3, 2017.

	Fiscal Year Ended
	February 2, 2018	February 3, 2017
	(in millions)
Equity in net loss from continuing operations of subsidiaries attributable to Dell Technologies Inc.	$(2,844)	$(3,076)
Equity in net income (loss) from discontinued operations of subsidiaries	—	1,916
Equity in net loss of subsidiaries attributable to Dell Technologies Inc.	(2,844)	(1,160)

Parent - Interest and other, net	(2)	(11)
Parent - Income tax expense (benefit)	3	(4)
Consolidated net loss attributable to Dell Technologies Inc.	(2,849)	(1,167)

Consolidated net loss attributable to Dell Technologies Inc.	(2,849)	(1,167)
Other comprehensive income (loss) of subsidiaries attributable to Dell Technologies Inc.	725	(271)
Comprehensive loss attributable to Dell Technologies Inc.	$(2,124)	$(1,438)

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents the cash flows of Dell Technologies Inc. (Parent) for the fiscal years ended February 2, 2018 and February 3, 2017.

	Fiscal Year Ended
Dell Technologies Inc. (Parent)	February 2, 2018	February 3, 2017
	(in millions)
Change in cash from operating activities	$(2)	$(2)

Cash flow from investing activities:
Transfer to/from subsidiary	640	35,941
Acquisition of business, net of cash acquired	—	(39,521)
Change in cash from investing activities	640	(3,580)

Cash flow from financing activities:
Proceeds from the issuance of DHI Group Common Stock	—	4,422
Shares repurchased for tax withholdings of equity awards	(33)	(6)
Repurchases of DHI Group Common Stock	(6)	(10)
Repurchases of Class V Common Stock	(723)	(701)
Other	1	—
Change in cash from financing activities	(761)	3,705

Change in cash, cash equivalents, and restricted cash	(123)	123
Cash, cash equivalents, and restricted cash at beginning of the period	123	—
Cash, cash equivalents, and restricted cash at end of the period	$—	$123

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Valuation and Qualifying Accounts

The following table summarizes the Company's valuation and qualifying accounts for the fiscal years ended February 2, 2018 and February 3, 2017:

	Fiscal Year Ended
	February 2, 2018	February 3, 2017
	(in millions)
Trade Receivables - Allowance for doubtful accounts
Balance at beginning of period	$57	$36
Provision charged to income statement	60	43
Bad debt write-offs	(14)	(22)
Balance at end of period	$103	$57

Customer Financing Receivables - Allowance for financing receivable losses
Balance at beginning of period	$143	$176
Provision charged to income statement	103	75
Charge-offs, net of recoveries (a)	(101)	(108)
Balance at end of period	$145	$143

Tax Valuation Allowance
Balance at beginning of period	$709	$796
Charged to income tax provision	68	(496)
Allowance acquired	—	409
Balance at end of period	$777	$709
____________________

(a)	Charge-offs to the allowance for financing receivable losses for customer financing receivables includes principal and interest.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 24 — UNAUDITED QUARTERLY RESULTS

The following tables present selected unaudited consolidated statements of income (loss) for each quarter of Fiscal 2018 and Fiscal 2017. Unaudited quarterly results presented in the tables below have been recast to reflect the adoption of the amended guidance on the recognition of revenue from contracts with customers.

	Fiscal 2018
	Q1	Q2	Q3	Q4
	(in millions, except per share data)
Net revenue	$18,000	$19,521	$19,556	$21,963
Gross margin	$4,457	$4,968	$5,220	$5,892

Net income (loss) from continuing operations attributable to Class V Common Stock	$125	$204	$198	$(196)
Net income (loss) from continuing operations attributable to DHI Group	(1,296)	(936)	(1,044)	96
Net loss from continuing operations attributable to Dell Technologies Inc.	(1,171)	(732)	(846)	(100)
Income (loss) from discontinued operations, net of income taxes	—	—	—	—
Net loss attributable to Dell Technologies Inc.	$(1,171)	$(732)	$(846)	$(100)

Earnings (loss) per share attributable to Dell Technologies Inc. - basic:
Continuing operations - Class V Common Stock - basic	$0.60	$1.00	$0.98	$(0.98)
Continuing operations - DHI Group - basic	$(2.29)	$(1.65)	$(1.84)	$0.17
Discontinued operations - DHI Group - basic	$—	$—	$—	$—
Earnings (loss) per share attributable to Dell Technologies Inc. - diluted:
Continuing operations - Class V Common Stock - diluted	$0.59	$1.00	$0.96	$(0.98)
Continuing operations - DHI Group - diluted	$(2.29)	$(1.66)	$(1.84)	$0.16
Discontinued operations - DHI Group - diluted	$—	$—	$—	$—

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Fiscal 2017
	Q1	Q2	Q3	Q4
	(in millions, except per share data)
Net revenue	$12,228	$13,171	$16,473	$20,292
Gross margin	$2,237	$2,329	$4,251	$4,832

Net income from continuing operations attributable to Class V Common Stock	$—	$—	$170	$126
Net loss from continuing operations attributable to DHI Group	(391)	(264)	(1,470)	(1,254)
Net loss from continuing operations attributable to Dell Technologies Inc.	(391)	(264)	(1,300)	(1,128)
Income (loss) from discontinued operations, net of income taxes	477	838	(442)	1,043
Net income (loss) attributable to Dell Technologies Inc.	$86	$574	$(1,742)	$(85)

Earnings (loss) per share attributable to Dell Technologies Inc. - basic:
Continuing operations - Class V Common Stock - basic	$—	$—	$0.77	$0.59
Continuing operations - DHI Group - basic	$(0.97)	$(0.65)	$(2.96)	$(2.22)
Discontinued operations - DHI Group - basic	$1.18	$2.07	$(0.89)	$1.84
Earnings (loss) per share attributable to Dell Technologies Inc. - diluted:
Continuing operations - Class V Common Stock - diluted	$—	$—	$0.76	$0.58
Continuing operations - DHI Group - diluted	$(0.97)	$(0.65)	$(2.96)	$(2.22)
Discontinued operations - DHI Group - diluted	$1.18	$2.07	$(0.89)	$1.84

NOTE 25 — RELATED PARTY TRANSACTIONS

Dell Technologies is a large global organization which engages in millions of purchase, sales, and other transactions during the fiscal year. The Company enters into purchase and sales transactions with other publicly-traded and privately-held companies, as well as not-for-profit organizations that could be influenced by members of the Company's board of directors or the Company's executive officers. The Company enters into these arrangements in the ordinary course of its business. Transactions with related parties were immaterial for the fiscal years ended February 2, 2018 and February 3, 2017.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 26 — SUBSEQUENT EVENTS

Divestiture — On February 12, 2018, the Company entered into an agreement with Carbonite, Inc. to sell Mozy, Inc., a business of EMC that provides solutions for enterprise cloud backup, for a transaction price of approximately $146 million. Upon the closing of the transaction on March 19, 2018, the Company entered into a transition services agreement with Carbonite, Inc. pursuant to which the Company provides various administrative services on an interim transitional basis with an option to renew after that period.

DFS Securitization Facility — On February 9, 2018, the Company entered into a credit agreement with financial institutions that provides DFS with $1 billion of additional capacity for the funding of U.S. customer financing receivables. The debt incurred under this agreement will be collateralized solely by the U.S. financing receivables in the facility. The debt will accrue interest at a variable rate, and the duration of the debt will be based on the terms of the underlying financing receivables. Unless earlier terminated, the credit agreement will terminate on February 10, 2020.

Pivotal Initial Public Offering — On March 23, 2018, in preparation for an initial public offering of Pivotal's Class A common stock, Pivotal filed a registration statement on Form S-1 with the SEC. No public market currently exists for Pivotal's Class A common stock. Unaudited Update — On April 24, 2018, Pivotal completed its registered underwritten initial public offering of its Class A common stock. The results of Pivotal's operations are included in other businesses. For more information regarding the Company's ownership of Pivotal, see Note 16 of the Notes to the Consolidated Financial Statements.

Events subsequent to issuance of the financial statements filed with the Company's Quarterly Report on Form 10-Q filed with the SEC on June 12, 2018 (Unaudited)

Announced Class V Transaction — On July 2, 2018, the Company announced that it has completed its evaluation of potential strategic business opportunities. As a result of such evaluation, the Company has determined to pursue a transaction ("Class V transaction"), and has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 1, 2018, with Teton Merger Sub Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of the Company. The Merger Agreement provides, among other things and subject to the terms and conditions set forth therein, that Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation.

The Merger Agreement provides that, subject to the terms and conditions thereof, at the effective time of the Merger (the “Effective Time”), each share of Class V Common Stock that is issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive, at the holder’s election, (i) 1.3665 shares (the “Share Consideration”) of Class C Common Stock or (ii) $109.00 in cash, without interest (the “Cash Consideration”), subject to an aggregate amount of Cash Consideration that may be received by holders of Class V Common Stock in the Merger not exceeding $9 billion (the “Aggregate Cash Consideration Cap”). If the total amount of Cash Consideration elected by holders of Class V Common Stock would exceed the Aggregate Cash Consideration Cap, a portion of the shares with respect to which a holder elects to receive the Cash Consideration equal to a fraction, the numerator of which is the Aggregate Cash Consideration Cap and the denominator of which is the aggregate amount of Cash Consideration elected by holders, shall be converted into the right to receive the Cash Consideration and the remaining portion of such shares held by such holders shall be converted into the right to receive the Share Consideration. Any share of Class V Common Stock for which a valid election to receive Cash Consideration is not in effect at the Effective Time shall be converted into Share Consideration. Upon consummation of the Merger, all shares of the Class V Common Stock would be delisted from the New York Stock Exchange.

In addition, pursuant to the Merger Agreement, as of the Effective Time and unless otherwise agreed by the Company and a holder of a Class V Common Stock-based equity award granted by the Company (a “Class V Award”), each Class V Award will be converted into a new equity award on the same terms and conditions (including applicable vesting requirements and deferral provisions) with respect to the number of shares of Class C Common Stock that is equal to the number of shares of Class V Common Stock that were subject to the Class V Award multiplied by 1.3665 (rounded down to the nearest whole share). The exercise price for any Class V Award options so converted shall equal the exercise price of such Class V Award options immediately prior to the Effective Time divided by 1.3665 (rounded up to the nearest whole penny).

The obligation of the Company to complete the Merger is subject to certain closing conditions as further described in a Current Report on Form 8-K filed by the Company with the SEC on July 2, 2018.

DELL TECHNOLOGIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Other than the matters identified above, there were no known events occurring after the balance sheet date and up until the date of the issuance of this report that would materially affect the information presented herein.